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2024 Annual Meeting of Shareholders Tuesday, April 30, 2024 | 10:00 a.m. ET www.virtualshareholdermeeting.com/BA2024

Message from Our Independent Chair

To My Fellow Boeing Shareholders,

The months and years ahead are critically important for The Boeing Company to take the necessary steps to regain the trust lost in recent times, to get back on track and perform like the company we all know Boeing can and must be, every day. I recently accepted the role of independent Chair of the Board because I am acutely aware of how important this task is for the future of not just Boeing, but every single stakeholder who depends on us being successful. The world needs a healthy, safe, and successful Boeing. And that is what it is going to get.

I thank my fellow Board members for the privilege of serving in this role. I thank Dave Calhoun for his tireless work both as a member of the Board and as CEO. I thank Larry Kellner for his 13 years of remarkable dedication to the Company as a Board member and as its Chair. And, most important of all, I thank our employees for all their hard work and dedication, because without them we are nothing at all.

I promise that I personally, and we as a Board, will leave no stone unturned in our efforts to get this company to where it needs to be. And the work of renewal has already begun.

Now let me cover some important topics that are in full focus for all of us at Boeing.

Commitment to Safety. Safety is, of course, our top priority. While we have made progress in strengthening our safety management and quality control systems and processes in the last few years, recent events make it absolutely clear that we have more work to do and must improve every day.

The Board is fully engaged and has worked with management to take immediate actions to continue strengthening our safety, quality and risk management systems. Among other steps, we brought in Admiral Kirkland Donald as an independent special advisor to Boeing President and CEO Dave Calhoun. Admiral Donald and his team of outside experts are conducting a thorough assessment of our Quality Management System for Commercial Airplanes, including quality programs and practices in our manufacturing facilities and its oversight of commercial supplier quality. His recommendations will be provided to Dave and to our Board’s Aerospace Safety Committee, which is comprised solely of independent directors. In addition, our teams have added additional inspections throughout the build process, we have opened our factories to 737 operators for additional oversight inspections, and are restructuring the approach and frequency of our sessions with teams to refocus and recommit on quality and compliance. As we navigate the year ahead, we will continue to work transparently with and follow the lead of our regulators.

Empowering our Employees. Our employees are the foundation of our success and the key to product safety. We believe a culture in which our employees are heard, trained and supported will produce safe and reliable airplanes. We remain determined to create a safe, innovative and inclusive culture. The safety of our employees in the workplace is a top priority and we are continually improving our practices and policies to strive to prevent workplace injuries. We support employees’ professional development through leadership trainings, tuition assistance and upskilling opportunities. We have a diverse workforce that is increasingly representative of the communities where we live and work.

Maintaining a Highly Qualified and Skilled Board. Our Board is composed of highly qualified and dedicated directors who exhibit the right balance of skills and experiences to oversee our evolving business needs and strategic priorities. Our commitment to Board refreshment has resulted in adding directors with extensive safety, complex manufacturing, engineering and aerospace expertise. Since our 2019 annual meeting, we have added eight new directors, five of whom have engineering degrees. Our refreshment efforts have also resulted in a diverse Board (45% of nominees are diverse with respect to gender, race and/or ethnicity) that balances fresh perspectives with longer-tenured experience. I would like to extend my personal thanks to Ron Williams, who has reached the Board’s mandatory retirement age. We are grateful for his leadership and example over the years.

Aligning Compensation to Performance and Strategy. We are committed to maintaining a compensation program that ensures our executives are focused on building long-term, sustainable growth for our shareholders in a manner consistent with our core values. Over the past several years, we have implemented a number of changes that take into consideration shareholder feedback and the evolution of our business. For 2023, we refined our annual incentive plan design to adjust the balance between enterprise and business unit performance and shifted our long-term program to incorporate performance RSUs (weighted at 55% of long-term incentives) that only pay out if we achieve pre-established business goals. Following the Alaska Airlines accident, we made additional changes to our 2024 annual incentive plan and our long-term incentive program design to heighten focus on safety and quality metrics; for Commercial Airplanes, operational performance in these critical areas will be the primary driver of annual incentive payouts for 2024. These changes are described beginning on page 66.

Paving the Future of Sustainable Aerospace. Our focus on environmental sustainability is centered on our commitment to a sustainable aerospace future and we continue to make progress toward achieving the commercial aviation industry’s ambition to achieve net-zero carbon emissions for global civil aviation operations by 2050. We held our first Sustainable Aerospace Together Forum that convened global thought leaders and decision-makers across aviation, policy, energy and finance to discuss a path to achieving sustainable flight. Driven by our sustainability strategy, we made important progress over the past year to advance sustainable aviation fuel, accelerate fleet modernization, invest in operational efficiencies and develop new aviation technologies.

All of these items, in particular our compensation program, have been informed by shareholder feedback as part of our robust ongoing shareholder engagement program. Leading up to and following our 2023 annual meeting, we engaged with shareholders representing approximately 34% of our outstanding stock.

Above all, we remain committed to our core values of safety, quality, transparency and sustainability. While there is still considerable work ahead, the Board is confident we are on the right path with a clear focus on what needs to be accomplished.

Sincerely,

Steve Mollenkopf

Independent Chair of the Board

Notice of 2024 Annual Meeting of Shareholders

Time and Date

11:00 a.m. Eastern Time

Friday, May 17, 2024

Place

Virtual meeting at

www.virtualshareholder meeting.com/BA2024

Record Date

March 27, 2024

How to Vote

See “Frequently Asked Questions” beginning on page 100 for additional information on how to vote

By Internet

Visit www.proxyvote.com
to vote online

By Telephone

Call the telephone number
on your proxy card, voting instruction form or notice

By Mail

Mark, sign, date and
return each proxy card or
voting instruction form

Items of Business

1.  Election of the 11 director nominees named in this proxy statement

2.  Advisory vote on named executive officer compensation

3.  Ratification of the appointment of Deloitte & Touche LLP as Boeing’s independent auditors for 2024

4.  Five shareholder proposals contained in this proxy statement, if properly presented

Shareholders will also transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Your vote is important to us. We urge you to vote as soon as possible, even if you own only a few shares.

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of The Boeing Company for use at the 2024 Annual Meeting of Shareholders and at any adjournment or postponement thereof. On or about April 5, 2024, we will begin distributing print or electronic materials regarding the annual meeting to each shareholder entitled to vote at the meeting. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.

By order of the Board of Directors,

John C. Demers

Vice President, Assistant General Counsel

and Corporate Secretary

Important Notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 17, 2024: this Proxy Statement and the 2023 Annual Report are available at www.proxyvote.com.

Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

BUILDING TRUST THROUGH ACTION AND TRANSPARENCY

We are deeply sorry to our customers and their passengers for the disruption and serious concern caused by the January 5, 2024 Alaska Airlines Flight 1282 accident. We are committed to continuing to strengthen our culture of safety through continuous improvement, learning and innovation. Teammates from across the Company are taking an objective and collaborative approach to all aspects of product safety, quality, compliance and airworthiness. In all situations, every employee is empowered and encouraged to speak up if they have any safety or quality concern. We are dedicated to making daily progress and holding ourselves accountable to the highest standards.

The Board and its Aerospace Safety Committee recognize the gravity of the situation and are actively engaged in overseeing the Company’s actions following the accident. The timeline to the left highlights some of the key actions the Board has taken in the 45 days immediately following the accident. While there is still more to do, this response reflects many of the enhancements to the Board’s oversight function that have been implemented in recent years, including by creating and then permanently establishing the Aerospace Safety Committee, as well as by adding highly-qualified and experienced directors with critical skills to oversee our business. Our directors collectively bring to boardroom discussions the perspectives of our airline customers, pilots, suppliers and engineers, as well as vast expertise in engineering, complex manufacturing, safety, highly-regulated industries, risk management and aerospace.

We have taken important steps in recent years to strengthen our Quality Management System’s (QMS) foundation and its layers of protection. However, the Alaska Airlines accident makes clear that we have more to do. To that end, we have taken immediate and comprehensive actions to strengthen quality assurance and controls across our factories, including:

•   Conducting additional inspections throughout the build process. These checks provide one more layer of scrutiny on top of the thousands of inspections performed across each 737 airplane, and build on the reviews we have implemented to capture potential non-conformances. Since 2019, we have increased the number of Commercial Airplanes quality inspectors by 20% and we are making more investments in the Quality function.

•   Appointed an independent and recognized safety and quality leader, Admiral Kirkland Donald, to complete a thorough and unimpeded assessment of our QMS and make recommendations to the Board’s Aerospace Safety Committee and our CEO.

•   Required additional sessions for our teams to gather and refocus on the fundamentals of our QMS, take advantage of our expanded training programs and recommit to improving quality and compliance.

•   Deployed a team to work alongside Spirit AeroSystems to complement the existing teammates on the ground. We are inspecting more than 50 points in Spirit’s build process and assessing their build plans against engineering specifications. Our team is also now inspecting Spirit’s installation of the mid-exit door plug and approving them before the fuselage section can be shipped to Boeing.

1	2024 Proxy Statement

BUILDING TRUST THROUGH ACTION AND TRANSPARENCY

•

Enhanced quality focus through leadership changes including electing Stephanie F. Pope as the new leader of Commercial Airplanes, effective March 25, 2024, and the creation of a new position of Senior Vice President, Quality for Commercial Airplanes to lead quality control and quality assurance efforts, as well as the quality initiatives within our commercial airplanes business and the supply chain.

•	Opened our factories to 737 operators for additional oversight inspections to review our production and quality procedures.

We make ourselves accountable for what happens on our factory floors and throughout our operations. That mindset was demonstrated in the actions and decisions taken in our executive compensation program. Our CEO, Mr. Calhoun, informed the Board in early February 2024 that he was declining to be considered for any annual incentive payout for 2023. The Board honored Mr. Calhoun’s request and approved a zero incentive payout for the year. For our other named executive officers, Mr. Calhoun recommended, and the Compensation Committee approved, individual performance scores that reflected their individual leadership efforts and the overall performance of the business unit or function they led during 2023; for our commercial airplanes and defense leaders, these scores resulted in significant reductions to their incentive payouts for the year. See page 62 for additional information.

The Compensation Committee also took swift action to make significant design changes to our annual incentive metrics for 2024. These metrics will determine payouts not only for our executive officers but our entire executive team and over 110,000 of our employees around the world and across all three business units. These changes were informed by shareholder feedback and are intended to drive our collective performance towards achieving the challenging safety and quality goals set by the Compensation Committee for 2024. For our commercial airplanes business in particular, operational performance against pre-set metrics in the areas of product safety, quality and employee safety will be the primary driver of incentive plan outcomes for 2024, accounting for 60% of the payout score that will be determined in early 2025. More information on our 2024 annual incentive plan changes can be found on page 66.

In our long-term incentive program, the Compensation Committee determined that the value of executive officer awards would be reduced by the percentage decline in our stock price between January 5, 2024, the day of the Alaska Airlines accident, and the award grant date. This resulted in a 22% reduction in long-term incentive award values for our executive officer leadership team, including all of our named executive officers. These awards, which were issued in early March 2024, were granted 45% in restricted stock units and 55% in performance restricted stock units, which will pay out based on performance against three-year free cash flow goals and—new for 2024—pre-set operational metrics focused on quality and safety. More information on these decisions can be found on page 67.

Throughout this process, our independent Board Chair, Aerospace Safety Committee Chair and members of senior management have engaged with key stakeholders, including shareholders, customers, regulators and employees. We are committed to ensuring every Boeing airplane meets design specifications and the highest safety and quality standards, and doing everything we can to ensure our customers and their passengers can have complete confidence in Boeing airplanes.

2024 Proxy Statement	2

SAFETY & QUALITY

Boeing is dedicated to its unwavering commitment to safety, quality, integrity and transparency. Our goal is to prevent accidents, injury or loss of life with our culture and actions rooted in safety. We continue to enhance oversight of our safety processes and procedures.

The Aerospace Safety Committee assists the Board in the oversight of the safety of company products and services. The Chief Aerospace Safety Office, which was established in 2021, has developed a comprehensive strategy to strengthen Boeing’s safety practices and culture and is collaborating with global regulators, airline operators and other industry stakeholders to improve the aerospace safety ecosystem.

The oversight mechanisms in place include formal lines of communication which ensure safety and potential safety issues are evaluated, discussed and addressed during Safety Reviews with business unit presidents, our Chief Engineer, functional and program leaders and members of the FAA. Nothing is more important at Boeing than safety—in the workplace and in the products we design, build and support.

The Chief Aerospace Safety Office, with oversight by the Board of Directors and the Aerospace Safety Committee, has established a comprehensive safety strategy at Boeing
Excellence in Engineering and Quality Processes	Culture of Accountability	Collaboration Within and Beyond the Industry

> Single integrated engineering organization, reporting to the Chief Engineer

> Online Engineering Handbook for onboarding, training and learning

> Standard method to capture, protect and share critical technical and engineering knowledge through Design Practices

> Technical Design Reviews focused on identifying risks and issues early in the design process

> Safety analytics platform, Boeing Safety Intelligence, delivers real-time insights from advanced modeling techniques and machine learning algorithms

> Quality and safety metrics included in annual incentive plan

> Enterprise Safety Management System (SMS) for managing safety risks with processes to ensure issues or risks are escalated appropriately

> Confidential reporting channel, Speak Up, encouraging employees to report concerns

> Annual SMS training for all employees that focuses on the vital role each employee plays in speaking up about product safety issues and ideas

> Seek, Speak & Listen habits to build stronger teams, achieve better business outcomes and strengthen a culture of inclusion

> Annual Code of Conduct signing and recommitment remind all employees of the obligation to speak up and be a voice for others when something does not align with our values

> Digital learning platform provides a collaborative forum for sharing product safety information

> Weekly safety reviews of all safety and potential safety-related issues

> Dedicated Organization Designation Authorization (ODA) ombudsperson who serves as an additional channel for ODA unit members to raise concerns

> Annual Boeing Aviation Safety Conference with industry leaders to share knowledge, best practices and lessons learned

> Partner and advisor to commercial customers through trainings, workshops and onsite advisors

> Advanced training for pilots and mechanics, including competency-based training and assessment courses and experimental training

> Process to ensure fleet performance data is incorporated in design process

> Partnership with Embry-Riddle Aeronautical University for a research center to drive safety improvements throughout the industry

3	2024 Proxy Statement

SAFETY & QUALITY

Aerospace Safety and Quality

We invest in our people, systems, processes and infrastructure to deliver high-quality products and services that our customers expect and deserve. We continue to mature our enterprise Safety Management System (SMS), an integrating framework for managing safety risks. Recognized as an industry best practice, airlines around the world have been using SMS for nearly a decade, gathering data to evaluate systems, make decisions and investigate issues to support the safety of the fleet.

Our SMS collects and monitors data from multiple internal and external data sources — operational data from the global fleet, employee reporting, audit findings and design and manufacturing data — to identify and mitigate product safety risks. Acquiring data is the first step to risk mitigation. In 2023, we established SMS boards within program and functional organizations responsible for design, build and fleet support as part of a bottom-up approach in identifying and resolving potential safety risks. We also have expanded external safety data sources and jointly developed with the FAA machine learning algorithms to mine the tremendous amount of data to identify trends, patterns and safety risks proactively and predictively.

Following data collection, the SMS team and business partners apply industry-standard methods and tools to identify hazards, assess risk and develop mitigation actions. Ultimately, SMS brings data into the appropriate forums with people at the right level to make data-driven, risk-based decisions that result in safer products. It is a system of continuous improvement informed by existing data and ongoing development of increasingly better safety analytics.

Our Quality Management System (QMS) is based on AS9100, the internationally recognized standard for QMS in aerospace. Our QMS and SMS work together and are built into our organizational structure, policies, processes, procedures and resources. In addition to the comprehensive actions we have taken recently to strengthen quality assurance and controls across our factories, we have taken important steps in recent years to strengthen the foundation of our QMS and its layers of protection. For example, we updated more than 250 policies and procedures to improve alignment to regulatory requirements for product conformance, including a new procedure document that incorporates SMS-based risk assessment for inspection and test management. In 2023, we provided enhanced stamping and certification training to 62,000 mechanics and inspectors to emphasize their crucial role and underscore the importance of personal accountability. We also established a data sharing portal to provide key metrics and performance measures to the FAA to increase transparency and production oversight.

Employee Safety

Beyond product safety, employee safety plays a critical role in our safety strategy. Our Safety Guiding Principles are the foundation of workplace safety at Boeing. Each principle addresses a specific aspect of a healthy safety culture. Built around the concepts of safe decision-making and a commitment to protecting each other, our Safety Guiding Principles and our workplace safety program, Go4Zero, represent a holistic approach to prevent injuries at work and at home, stemming from the belief that every injury is preventable. By continually identifying areas where improvements can be made and measuring progress using industry standard approaches, our internal compliance requirements often exceed those standards set by government regulations. Every employee has the responsibility to make safety and quality top priorities. Through valuing human life and well-being above all else and acting accordingly, we will continue to foster an open culture where people are empowered and encouraged to speak up about any concerns with the assurance that they will be taken seriously.

2024 Proxy Statement	4

PROXY SUMMARY

Voting Recommendations of the Board

Item		Recommendation	Page

1.	Elect 11 directors	FOR	10

2.	Approve, on an advisory basis, named executive officer compensation	FOR	43

3.	Ratify the appointment of Deloitte & Touche LLP as independent auditor	FOR	85

4.	Shareholder proposal – review of China business and ESG commitments	AGAINST	89

5.	Shareholder proposal – report on climate lobbying	AGAINST	91

6.	Shareholder proposal – racial and gender pay gap disclosure	AGAINST	94

7.	Shareholder proposal – report on risks related to diversity, equity & inclusion efforts	AGAINST	96

8.	Shareholder proposal – adoption of value chain emission reduction target	AGAINST	97

Director Nominees

Our Board evaluates director candidates on an ongoing basis to maintain a proper balance and diversity of experience, tenure and perspectives. This commitment to constant improvement helps to ensure that our Board is consistently poised to defend our core values as well as advance our evolving business needs and strategic priorities. All nominees are incumbent directors.

Name	Director Since	Independent	Professional Background	Engineering Degree	Board Committees

Robert A. Bradway	2016	✓	Chairman & CEO, Amgen		Finance, GPP

David L. Calhoun	2009		President & CEO, Boeing		—

Lynne M. Doughtie	2021	✓	Former U.S. Chairman & CEO, KPMG		Audit, Comp.

David L. Gitlin	2022	✓	Chairman & CEO, Carrier Global		ASC, Finance

Lynn J. Good	2015	✓	Chair & CEO, Duke Energy		Audit, Comp.

Stayce D. Harris	2021	✓	Former United Airlines Pilot; Former Inspector General, U.S. Air Force	✓	ASC, Audit, SP

Akhil Johri	2020	✓	Former EVP & CFO, United Technologies		Audit, Finance

David L. Joyce	2021	✓	Former President & CEO, GE Aviation; Former Vice Chair, General Electric	✓	ASC, Comp., SP

Steven M. Mollenkopf*	2020	✓	Former CEO, Qualcomm	✓	Comp., GPP, SP

John M. Richardson	2019	✓	31st Chief of Naval Operations; Former Director of Naval Nuclear Propulsion Program, U.S. Navy	✓	ASC, Finance, SP

Sabrina Soussan	2023	✓	Chairman and CEO, SUEZ SA	✓	Audit, Finance

* Independent Chair  ASC = Aerospace Safety Committee  Comp. = Compensation Committee  GPP = Governance & Public Policy Committee  SP = Special Programs Committee

5	2024 Proxy Statement

PROXY SUMMARY

Highlights of the composition of our director nominees:

5 of 11	9 of 11	5 of 11	~5 years	8 of 11	9 of 11	7 of 11

In-Depth Aerospace Expertise	Engineering/ Technology Leadership	Diverse with Respect to Gender, Race or Ethnicity	Average Tenure	Safety Expertise	Highly Regulated Industry Experience	Complex Manufacturing Expertise

Governance Highlights

Board Structure and Independence

✓  Independent Board Chair required by By-Laws and Corporate Governance Principles (page 24)

✓  Average director nominee tenure of 5 years

✓  Balanced and diverse group of independent Board nominees with 73% of the director nominees joining the Board after the 2019 annual meeting

✓  10 of 11 director nominees, and all committee members, are independent

✓  Executive sessions of independent directors conducted after every regular Board meeting

Board Oversight

✓  Robust succession planning process for senior leadership positions, including in-depth meetings between individual directors and senior executives other than the CEO (page 35)

✓  Extensive Board oversight of key strategic, operational and compliance risks, with an intense focus on risks related to safety and quality, succession planning, development programs, human capital, cybersecurity and sustainability (page 32)

✓  Board involvement in strategy development, including safety initiatives and efforts to reduce emissions in our production facilities and enhance workforce diversity

✓  Regular visits to Boeing production sites by each director (page 36)

✓  Board oversight of global ethics and compliance efforts, corporate culture, political advocacy, public policy, sustainability, equity, diversity and inclusion, and charitable contributions

Strong Corporate Governance Practices

✓  Active shareholder engagement throughout the year with actions taken in response to such feedback (page 25)

✓  Comprehensive annual evaluations of the Board, each of the committees, and individual directors (page 37), led by the Board Chair and Governance & Public Policy Committee Chair

✓  Robust Board refreshment process focused on expertise, diversity and evolving Company priorities, resulting in strategic Board turnover

✓  Limits on director service on outside boards (page 10)

✓  Average aggregate meeting attendance exceeded 99% in 2023 (page 31)

✓  Directors required to hold all equity-based compensation until they leave the Board (page 41)

✓  Mandatory director retirement policy (page 38)

✓  Director orientation and continuing education programs for all directors (page 36)

✓  Board and committees may hire outside advisors independently of management

✓  Published second annual Political Advocacy Report in 2024, highlighting advocacy priorities, trade association contributions of $25,000 or more, lobbying efforts, U.S. climate policy development, global advocacy, Boeing Political Action Committee contributions and oversight (page 34)

✓  Detailed disclosures in Sustainability Report and Global Equity, Diversity & Inclusion Report

✓  Codes of conduct for all employees and directors (page 38)

✓  Code of Basic Working Conditions and Human Rights, reflecting our commitment to the protection and advancement of human rights worldwide

Shareholder Rights

✓  Proxy access right for shareholders seeking to nominate directors (page 104)

✓  Majority voting for all directors, each of whom is elected for a one-year term and is subject to a resignation policy in the event he or she fails to receive a majority vote

✓  No supermajority voting requirements

✓  Shareholder right to call special meetings

✓  No poison pill and any future poison pill must be submitted to shareholders

2024 Proxy Statement	6

PROXY SUMMARY

Leadership Changes

On March 25, 2024, we announced that David Calhoun plans to step down as our President and Chief Executive Officer at the end of the year, and that Stephanie Pope was elected to the position of President and Chief Executive Officer of Commercial Airplanes effective as of the date of announcement, in connection with Stanley Deal’s upcoming retirement. Ms. Pope will also continue to serve as Executive Vice President and Chief Operating Officer. We also announced that Larry Kellner has decided not to stand for re-election to the Board at the annual meeting and that the Board has elected Steve Mollenkopf to succeed Mr. Kellner as independent Chair of the Board, effective March 24, 2024. Under the leadership of Mr. Mollenkopf, the Governance & Public Policy Committee and the Board will conduct a thorough succession process for a Chief Executive Officer to succeed Mr. Calhoun.

Executive Compensation

•

Significant portion of pay for senior leaders is at risk and directly linked to individual and Company performance – approximately 90% of target named executive officer, or NEO, average pay in 2023 was variable or at risk;

•

Annual incentive pay program featuring multiple performance metrics at each of the Company, business unit and individual levels targeted to driving strong financial performance, critical improvements in safety and quality operational performance, and measurable progress towards climate and equity, diversity and inclusion goals;

•	Long-term incentives for senior executives that facilitate long-term stock ownership and alignment between interests of management and shareholders;

•

Clawback policy permits the recoupment of past incentive pay from executive officers in the event of instances of misconduct or certain types of negligent conduct, in addition to and even absent a restatement of financial results, including where such conduct has compromised the safety of our products or services;

•

Continued focus on safety as a component in determining annual incentive payouts for executive officers, including formal consultation between the Aerospace Safety and Compensation Committees on identifying appropriate safety-related metrics for incentive program design and evaluating individual executive performance with respect to safety;

•	No accelerated vesting of equity awards in connection with a change in control;

•	Prohibition against pledging or hedging Boeing stock by directors or executive officers;

•	Rigorous stock holding and ownership requirements for executive officers, including requiring our CEO to hold shares acquired through exercise of stock options until post-termination;

•	Provisions in CEO long-term incentive award agreements delaying distribution of vested awards until separation from the Company and thereafter in ten annual installments; and

•	No change in control arrangements or (except where required by non-U.S. law) employment agreements.

Principal Components of NEO 2023 Total Target Compensation

For detailed information about our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 45.

7	2024 Proxy Statement

PROXY SUMMARY

Sustainability

Boeing is committed to protecting, connecting and exploring our world and beyond, safely and sustainably. Our commitment to sustainability is rooted in our company values, our strategy and our stakeholders’ expectations, and encompasses our focus on environmental stewardship, social progress and inclusion, and values-based, transparent governance. We have defined 11 sustainability priorities based on our core values as well as the interests of our diverse stakeholders, including customers, current and future employees, regulators, suppliers, shareholders and communities around the world. Boeing supports both the objectives of the Paris Agreement and the commercial aviation industry’s ambition to achieve net-zero carbon emissions for global civil aviation operations by 2050. For information on the Board’s oversight of sustainability matters, see “Sustainability Governance” on page 34.

In 2023, Boeing advanced its sustainability goals as follows:

Safety & Quality

•   Renewed our Safety Promise to prioritize workplace safety during the 10-year anniversary of Go4Zero

•   Introduced a digital learning platform for employees to reflect, learn and apply product safety lessons to their work

•   Conducted product safety training for more than 160,000 employees

•   Enhanced stamping and certification training for 62,000 mechanics and inspectors

•   Updated more than 250 policies and procedures to improve alignment to regulatory requirements for product conformance

People

•   Increased overall representation of women and racial/ethnic minorities compared to last year

•   Expanded industry-leading tuition assistance and provided access to the Bright Horizons EdAssist Education Network, in addition to over 300 Boeing partner schools already available

•   Added 10 new chapters around the world to Boeing’s nine Business Resource Groups

•   Approximately 3,800 employees from 33 countries are part of the Inclusion Ambassador Network, a group that meets monthly to learn together, adopt new inclusion tools, share insights and commit to taking action

•   Received 22 external awards and recognition from organizations such as Fair360, Disability:IN, Human Rights Campaign and Bloomberg Gender-Equality Index

Climate & Environment

•   Convened energy, finance, policy and aviation sectors at our first global Sustainable Aerospace Together Forum, where we launched the public version of the Cascade Climate Impact Model, a tool that allows stakeholders to make informed decisions about how to reach the commercial aviation industry’s net-zero 2050 ambition

•   Partnered with customers, suppliers, producers and regulators globally to advance sustainable aviation fuel (SAF) and expanded global efforts to scale-up SAF by doubling Boeing’s SAF procurement in 2023 to 5.6 million gallons for commercial operations

•   Provided technical expertise on the first 100% SAF flight across the Atlantic on a commercial jetliner – a Boeing 787 Dreamliner

•   Launched a SAF Dashboard capable of tracking and projecting expected SAF production over the next decade

•   Maintained net-zero emissions at manufacturing sites and other facilities (Scope 1 and Scope 2) by expanding conservation and renewable energy use while securing third-party-verified offsets for the remaining greenhouse gas (GHG) emissions

•   Co-led industry efforts via the International Association for Engineering Geology and the Environment (IAEG) to develop a voluntary industrywide approach to supplier ESG assessment and education

•   Reduced GHG emissions from Boeing operations* by 33% (against 2017 base levels)

•   Increased Boeing’s supply of renewable electricity by 14% from 2022

Community Impact

•   Donated $191 million and contributed 477,000 volunteer hours to charitable causes, from Boeing and its employees

•   Provided more than $17 million to support 440 veterans organizations globally, including $13.1 million to support the military-to-civilian transition process and recovery and rehabilitation programs for veterans and their families

•   Contributed $7.4 million in support of environmental programs

•   Contributed to more than 13,500 community partners globally

•   Committed $3.6 million in emergency assistance, including $500,000 from the Boeing Charitable Trust to support recovery efforts in Hawaii after the devastating wildfires

*

Greenhouse gas (GHG) emissions from our operations represent GHG emissions from energy (electricity and natural gas) consumption at Boeing’s Core Metric Sites. Core Metric Sites represent the majority (70%) of Boeing’s GHG footprint from operations. This is an absolute reduction in GHG emissions; no normalization has been applied.

2024 Proxy Statement	8

PROXY SUMMARY

We are committed to high standards of ethical, lawful, responsible and sustainable procurement of goods and services. Our contractual relationships with suppliers, including our consultants and contract labor, require adherence to our standards. Our supply chain organizations are responsible for evaluating and establishing all new supplier relationships and monitoring performance of our suppliers. We have policies and practices designed to enforce the standards set forth in our Code of Basic Working Conditions and Human Rights. We also expect similar behaviors from our suppliers, which we articulate in our Supplier Code of Conduct.

Helpful Resources:

•   Corporate Governance, visit www.boeing.com/company/general-info/corporate-governance

•   Sustainability Report, visit www.boeing.com/sustainability

•   Global Equity, Diversity & Inclusion Report, visit www.boeing.com/sustainability/diversity-and-inclusion

•   Chief Aerospace Officer Report, visit www.boeing.com/sustainability/our-principles/caso-report

•   Safety, visit www.boeing.com/safety

•   Quality, visit www.boeing.com/quality

•   Community Engagement, visit www.boeing.com/sustainability/community-engagement

•   Supplier Code of Conduct, visit www.boeingsuppliers.com/become.html#/expectations

•   Code of Basic Working Conditions and Human Rights, visit www.boeing.com/sustainability/human-rights

•   Political Advocacy Report, visit www.boeing.com/company/key-orgs/government-operations

9	2024 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

PROPOSAL SUMMARY Shareholders are being asked to elect the 11 director nominees under “Director Nominees” beginning on page 11 to serve until the 2025 Annual Meeting of Shareholders.

The Board recommends that you vote FOR each of the 11 director nominees.

Director Qualification Criteria

The Governance & Public Policy Committee, or GPP Committee, is responsible for identifying and assessing potential candidates and recommending nominees for the Board’s approval. The GPP Committee assesses the qualifications of incumbent directors and other candidates for nomination on an ongoing basis, including with respect to the following key factors:

•

Experience. The GPP Committee considers each candidate’s experience and leadership record in areas that include aerospace, engineering, manufacturing, safety, risk management, software, operations, finance, marketing, sustainability, human capital management, international business and affairs, government and public policy.

•

Industry Expertise. The GPP Committee ensures that a number of directors possess aerospace and/or defense industry, as well as technology expertise. This broad industry expertise allows the Board to assess Company performance and provide strategic guidance with respect to each of our principal businesses.

•

Safety. The Board is committed to safety as a core value of the Company—both with respect to our aerospace products and services and our employees in the workplace. One manifestation of this commitment is ensuring that the Board includes members with a wide range of experience in areas where safety is paramount.

•	Diversity. The Board is deeply committed to a membership profile that demonstrates diversity with respect to gender, race/ethnicity, background, experience, skills and perspectives.

•

Outside Board Memberships. Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their responsibilities as Boeing directors. Consequently, directors may not serve on more than three public company boards in addition to Boeing (one, if the director is a public company CEO). The GPP Committee reviews directors’ outside commitments to ensure that all directors are able to devote sufficient time to Boeing. If a director, solely through service on for-profit boards previously approved by the GPP Committee, exceeds the public company limits set forth above, such director shall commit to reduce the number of such directorships in order to fall within such limits within 12 months.

•

Independence. In addition to any regulatory limitations with respect to independence, the GPP Committee also considers other positions the director holds or has held, and evaluates each nominee with respect to Boeing’s publicly disclosed Director Independence Standards, the New York Stock Exchange (NYSE), director independence standards and any potential conflicts of interest.

•

Professional Reputation. As set forth in our Corporate Governance Principles, our directors are expected to have a reputation for personal and professional integrity, honesty and adherence to the highest ethical standards.

•

Length of Service. The Board believes that regular refreshment of the Board is critical for us to gain fresh perspectives and maintain our position as a global aerospace leader. At the same time, with decades-long product cycles and lengthy development periods, we also benefit from directors with extensive Boeing experience. As a result, the GPP Committee’s strategy is to maintain a balance among directors of short, medium and longer tenures.

•

Regulatory Compliance. All director nominees must satisfy NYSE and Securities and Exchange Commission, or SEC, requirements for Board service, including those with respect to any committee on which such director would be asked to serve.

•

Prior Contributions to the Board. When evaluating the candidacy of an incumbent director, the Board also considers the director’s ongoing contributions to the Board, including attendance and participation at meetings and ongoing relevance of their skills and experience, as well as the results of both formal and informal evaluations provided by fellow directors.

2024 Proxy Statement	10

ELECTION OF DIRECTORS (ITEM 1)

Board Refreshment

The Board is committed to adding new members with complementary skill sets and fresh perspectives. Since the 2019 annual meeting, eight independent directors have been added as part of the Board’s refreshment efforts, five of whom have engineering degrees. These directors collectively bring significant experience in aerospace, safety, engineering/technology, complex manufacturing, cybersecurity, risk oversight, audit, supply chain management and finance. Meanwhile, the GPP Committee continues to seek highly qualified director candidates in furtherance of the Board’s ongoing refreshment strategy. By identifying and electing directors with safety-related experience, expertise in areas such as aerospace/aviation, risk management, engineering, software development, sustainability and finance, as well as diverse backgrounds and perspectives, the Board seeks to continue to fulfill its oversight responsibilities and uphold Boeing’s core values, while enabling Boeing to achieve its evolving strategic imperatives. As part of the Board’s commitment to diversity, 45% of our director nominees and the current chairs of the Audit, Compensation and GPP Committees are diverse with respect to gender and/or race/ethnicity.

Director Nominees

Key Skills and Qualifications

In-Depth Aerospace Expertise Substantial knowledge of aerospace enables enhanced oversight of product development and sharpens focus on safety and quality		✓		✓		✓	✓	✓

Engineering/Technology Leadership

Experience in precision engineering or in leading teams working on cutting-edge technologies facilitates sharpened oversight of the design, quality, development and testing of complex aerospace products, services and systems

	✓	✓		✓	✓	✓		✓	✓	✓	✓

Complex Manufacturing Expertise Understanding of complex manufacturing allows directors to critically evaluate our operations and product development	✓	✓		✓			✓	✓	✓		✓

Safety Expertise in establishing and overseeing safety processes and procedures drives our ability to support our core value of safety in all that we do	✓	✓		✓	✓	✓		✓		✓	✓

Risk Management Experience assessing and managing risks enables directors to effectively oversee, identify, manage and mitigate the most significant risks facing Boeing	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Highly Regulated Industry Experience

Familiarity with highly regulated industries enables directors to advise on complex interactions with regulators and ensure that Boeing’s products and services meet the requirements and expectations of various stakeholders

	✓	✓	✓	✓	✓		✓	✓		✓	✓

Cybersecurity/Digitalization

Experience in data privacy and cybersecurity supports our business in enhancing internal operations, contributing to the Board’s effective oversight of cyber-safety, and furthering the Company’s digital transformation efforts

					✓	✓				✓	✓

CEO of a Large Company Experience in the chief executive role at large companies enhances the Board’s ability to evaluate and advise our CEO as well as oversee corporate strategy, values and culture	✓	✓	✓	✓	✓				✓		✓

Senior Leadership Experience

Leadership experience in core management areas facilitates effective oversight of management, sharpens the Board’s succession planning process and oversight of human capital, and provides a practical understanding of complex organizations like Boeing

	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

11	2024 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Key Skills and Qualifications

Climate Change

Experience in climate change risk management strategies and other climate-related issues enables enhanced Board oversight of environmental policies, strategies and priorities for a sustainable aerospace future

	✓	✓		✓	✓						✓

Human Capital Management

Experience overseeing the development and implementation of human capital strategy, leadership development and culture throughout a large or global workforce, helping to ensure a successful framework for the attraction, development and retention of employees with diverse skills and backgrounds

	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Fortune 500 Board Experience Service on other large, public company boards provides directors with similar oversight experience	✓	✓		✓	✓		✓		✓	✓

International Leadership and Global Relationships

Experience managing global relationships and engaging with international stakeholders supports the Board’s oversight of key risks involving our global customer and supply bases and challenges managing global compliance systems

	✓	✓	✓	✓			✓	✓	✓	✓	✓

Senior U.S. Government/Military Experience

Experience in large-scale military operations, strategy development, international relations and/or defense contracting enhances oversight of global defense strategy and relations with key customers

						✓				✓

Fortune 500 CFO

Demonstrated experience with large-scale financial decision-making, including understanding of financial reporting processes, enables sophisticated Board deliberations regarding capital allocation, long-term strategy and regulatory compliance, and helps ensure accurate financial reporting and robust controls

	✓				✓		✓

2024 Proxy Statement	12

ELECTION OF DIRECTORS (ITEM 1)

Chairman and CEO, Amgen Inc.	Robert A. Bradway Boeing director since: 2016 Committees: • Finance (Chair) • Governance & Public Policy Independent: Yes Age: 61	Other current public directorships: • Amgen Inc.
Professional highlights: • Chairman and CEO, Amgen Inc. (Chairman 2013-present; CEO 2012-present) • President and COO, Amgen Inc. (2010-2012) • Executive Vice President and CFO, Amgen Inc. (2007-2010)

Mr. Bradway brings to the Board critical skills in the areas of high technology, product development, financial oversight, product safety and risk management. His experience as a senior executive in the biotechnology industry, including as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Amgen, provides him with an extensive understanding of the strategic considerations and challenges associated with meeting the requirements of numerous safety and regulatory compliance regimes around the world. At Amgen, Mr. Bradway has also overseen a number of sustainability initiatives. In addition, he previously served as a director of Norfolk Southern Corporation, one of the nation’s largest railroad transportation companies, where virtually every aspect of operations is heavily regulated and subject to strict safety-related oversight. In recognition of Mr. Bradway’s experience in corporate finance, risk management and executive leadership, the Board elected him to serve as Chair of the Finance Committee.

Key skills and qualifications:

Engineering/Technology Leadership

Complex Manufacturing Expertise

Safety

Risk Management

Highly Regulated Industry Experience

CEO of a Large Company

Senior Leadership Experience

Climate Change

Human Capital Management

Fortune 500 Board Experience

International Leadership and Global Relationships

Fortune 500 CFO

13	2024 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

President and CEO, The Boeing Company	David L. Calhoun Boeing director since: 2009 Committees: None Independent: No Age: 66	Other current public directorships: • Caterpillar Inc. Recent prior directorships: • Gates Industrial Corporation plc

Professional highlights:

• President and CEO, The Boeing Company (2020-present)

• Senior Managing Director and Head of Private Equity Portfolio Operations, The Blackstone Group (2014-2020)

• Chairman and CEO, Nielsen Holdings plc (Chairman 2014-2016; CEO 2010-2014)

• Chairman and CEO, The Nielsen Company B.V. (2006-2014)

• Vice Chairman, General Electric Company; President and CEO, GE Infrastructure (2005-2006)

• President and CEO, GE Transportation (aircraft engines and rail) (2003-2005)

• President and CEO, GE Aircraft Engines (2000-2003)

Mr. Calhoun brings a diverse skill set to the Board, including deep and long-standing aviation industry experience as Boeing’s President and Chief Executive Officer, former Boeing Chair of the Board and independent Lead Director, and a multi-year tenure as the leader of GE’s transportation and aircraft engines businesses. He has experience leading businesses through periods of change, having led Nielsen’s transformation into a leading global information and measurement company. In addition, Mr. Calhoun brings to Boeing strong leadership and valuable insight and perspective on a wide array of strategic and business matters, stemming from his vast executive, management and operational experience at Blackstone, as well as at Nielsen and GE. Furthermore, Mr. Calhoun served as chair of Caterpillar’s Public Policy and Governance Committee, which oversees the company’s environmental, health and safety activities, including with respect to climate and sustainability. Mr. Calhoun’s significant global aerospace, complex manufacturing and high-technology industry expertise, as well as leadership experience on the boards of Caterpillar and Gates Industrial Corporation, position him well to serve on the Board and lead Boeing as President and Chief Executive Officer.

Key skills and qualifications:

In-Depth Aerospace Expertise

Engineering/Technology Leadership

Complex Manufacturing Expertise

Safety

Risk Management

Highly Regulated Industry Experience

CEO of a Large Company

Senior Leadership Experience

Climate Change

Human Capital Management

Fortune 500 Board Experience

International Leadership and Global Relationships

2024 Proxy Statement	14

ELECTION OF DIRECTORS (ITEM 1)

Former U.S. Chairman and CEO, KPMG	Lynne M. Doughtie Boeing director since: 2021 Committees: • Audit • Compensation Independent: Yes Age: 61	Other current public directorships: • Workday, Inc.
Professional highlights: • U.S. Chairman and CEO, KPMG (2015-2020) • Vice Chair of Advisory Practice, KPMG (2011-2015)

Ms. Doughtie brings insights and expertise from her extensive experience in the accounting profession and executive experience leading a Big Four public accounting firm. She began her career in KPMG’s audit practice in 1985 and held various national, regional and global leadership roles, including serving as lead partner for several of KPMG’s major clients. Ms. Doughtie has had significant exposure to issues facing complex, global companies across industries and has deep expertise in risk management, internal controls, culture change and regulatory compliance. Ms. Doughtie also previously served on the boards of Catalyst, Inc. and Chief Executives for Corporate Purpose and has been recognized for her leadership in inclusion and diversity and values leadership. Ms. Doughtie’s financial expertise, executive leadership experience, risk management and regulatory skills, and experience driving culture change bring significant value to the Board.

Key skills and qualifications:

Risk Management

Highly Regulated Industry Experience

CEO of a Large Company

Senior Leadership Experience

Human Capital Management

International Leadership and Global Relationships

15	2024 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Chairman and CEO, Carrier Global Corporation	David L. Gitlin Boeing director since: 2022 Committees: • Aerospace Safety • Finance Independent: Yes Age: 54	Other current public directorships: • Carrier Global Corporation

Professional highlights:

• Chairman and CEO, Carrier Global Corporation (2021-present)

• President and CEO, Carrier Global Corporation (2020-2021)

• President and CEO of Carrier, United Technologies Corporation (2019-2020)

• President and COO of Collins Aerospace Systems, United Technologies Corporation (2018-2019)

• President of UTC Aerospace Systems, United Technologies Corporation (2015-2018)

Mr. Gitlin has extensive senior-level experience in the aerospace industry as well as in manufacturing, safety and sustainable innovation. As Chairman and CEO of Carrier, Mr. Gitlin oversees a world leader in heating, air conditioning and refrigeration solutions, which is committed to cost-effective climate mitigation strategies in both its products and operations. Prior to joining Carrier, Mr. Gitlin was President and COO of Collins Aerospace and President of UTC Aerospace Systems. In these roles, as well as in prior leadership roles at Hamilton Sundstrand, Mr. Gitlin developed extensive expertise in aerospace safety (including the development and manufacture of aircraft engines and power systems), manufacturing and operational excellence. As a result, he brings to our Board unique perspectives on aerospace safety, aerospace supplier management and manufacturing in a highly regulated environment. In recognition of Mr. Gitlin’s record of achievement in these disciplines, the Board has appointed him to the Aerospace Safety Committee.

Key skills and qualifications:

In-Depth Aerospace Expertise

Engineering/Technology Leadership

Complex Manufacturing Expertise

Safety

Risk Management

Highly Regulated Industry Experience

CEO of a Large Company

Senior Leadership Experience

Climate Change

Human Capital Management

Fortune 500 Board Experience

International Leadership and Global Relationships

2024 Proxy Statement	16

ELECTION OF DIRECTORS (ITEM 1)

Chair and CEO, Duke Energy Corporation	Lynn J. Good Boeing director since: 2015 Committees: • Compensation (Chair) • Audit Independent: Yes Age: 64	Other current public directorships: • Duke Energy Corporation

Professional highlights:

• Chair and CEO, Duke Energy Corporation (Chair 2016-present; CEO 2013-present)

• President, Duke Energy Corporation (2013-2024)

• Vice Chair, Duke Energy Corporation (2013-2016)

• Executive Vice President and CFO, Duke Energy Corporation (2009-2013)

Ms. Good brings to the Board substantial experience in executive leadership, safety, corporate governance, financial management and accounting, as well as operational expertise and cybersecurity in a highly regulated, capital-intensive industry. Ms. Good’s record as Chief Executive Officer and Chair of Duke Energy, one of the nation’s largest grid and generation operators, enables her to advise management on a wide range of strategic, financial, sustainability and governance matters, including the challenges associated with safety performance, large-scale capital projects, transformative technologies and crisis management. Ms. Good leads the integration of Duke Energy’s climate strategy into the company’s business strategy, through investing in carbon-free technology, modernizing its gas and electric infrastructure and expanding and integrating efficiency and demand management systems. Ms. Good also has vast financial management experience, gained principally from her prior service as Chief Financial Officer and Treasurer of Duke Energy. Ms. Good also has extensive capital markets proficiency, significant merger and restructuring experience and accounting and auditing skills earned from nearly 30 years as a Certified Public Accountant and 11 years as an audit partner at Arthur Andersen LLP and Deloitte & Touche LLP. Ms. Good also serves as past-chair of the Institute of Nuclear Power Operations, a not-for-profit organization responsible for promoting the highest levels of safety and reliability in nuclear plant operations. Ms. Good earned Bachelor of Science degrees in systems analysis and accounting from Miami University.

Key skills and qualifications:

Engineering/Technology Leadership

Safety

Risk Management

Highly Regulated Industry Experience

Cybersecurity/Digitalization

CEO of a Large Company

Senior Leadership Experience

Climate Change

Human Capital Management

Fortune 500 Board Experience

Fortune 500 CFO

17	2024 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Former United Airlines Pilot; Former Inspector General, U.S. Air Force	Stayce D. Harris Boeing director since: 2021 Committees: • Aerospace Safety • Audit • Special Programs Independent: Yes Age: 64	Other current public directorships: • BlackRock Fixed-Income Funds Recent prior directorships: • KULR Technology Group, Inc.

Professional highlights:

• Inspector General, U.S. Air Force (2017-2019)

• Assistant Vice Chief of Staff and Director Air Staff, U.S. Air Force (2016-2017)

• Commander, 22nd Air Force (2014-2016)

• 747 Pilot, United Airlines (1990-2020 with military leave of absence 2014-2019)

• Senior Strategist/Air Force Reserve Advisor to Commander, Air Mobility Command and 18th Air Force (2012-2014)

• Senior Strategist/Air Force Reserve Advisor to Commander, U.S. Africa Command on Reserve Matters (2010-2012)

Lieutenant General Harris brings extensive aerospace and aviation experience to the Board. General Harris is an experienced Boeing 747 pilot, with over 10,000 flight hours safely transporting passengers and cargo worldwide in the Boeing 747, 757, 767 and 777 aircraft for United Airlines before her retirement in 2020. Her extensive experience as a pilot, together with her deep knowledge of safety protocols and flight procedures, adds to the Board’s expertise in aviation safety and provides hands-on familiarity with pilots’ and crew interaction with complex aerospace systems, including in particular Boeing aircraft. Before retiring from the Air Force in 2019, she was a United States Air Force Reserve Lieutenant General, serving in several senior roles, including most recently as Inspector General of the Air Force and, before that, the Assistant Vice Chief of Staff of the Air Force. General Harris was the first African American woman to command an Air Force operational flying squadron, wing and numbered Air Force. Her military and aviation expertise, extensive leadership experience and demonstrated record of leading teams with honor and integrity as paramount values all bring significant value to the Board. General Harris’ prior experiences also bring to the Board an extensive background and expertise in audit and cybersecurity matters. General Harris earned a Bachelor of Science degree in industrial and systems engineering from the University of Southern California and a Master of Aviation Management degree from Embry-Riddle Aeronautical University. She also has a certificate in cybersecurity oversight from Carnegie Mellon University. As a result of her extensive cybersecurity expertise, General Harris is the Board’s primary cybersecurity expert who participates in multiple deep dives and engages regularly with management on cyber-related topics.

Key skills and qualifications:

In-Depth Aerospace Expertise

Engineering/Technology Leadership

Safety

Risk Management

Cybersecurity/Digitalization

Senior Leadership Experience

Human Capital Management

Senior U.S. Government/Military Experience

2024 Proxy Statement	18

ELECTION OF DIRECTORS (ITEM 1)

Former Executive Vice President and CFO, United Technologies Corporation	Akhil Johri Boeing director since: 2020 Committees: • Audit (Chair) • Finance Independent: Yes Age: 62	Other current public directorships: • Cardinal Health Inc.

Professional highlights:

• Operating Advisor, Clayton, Dubilier & Rice (2021-present)

• Special Advisor to the Chairman and CEO, United Technologies Corporation (2019-2020)

• Executive Vice President and CFO, United Technologies Corporation (2015-2019)

• CFO, Pall Corporation (2013-2014)

• Vice President, Finance and CFO, UTC Propulsion and Aerospace Systems, United Technologies Corporation (2011-2013)

• Vice President, Financial Planning and Investor Relations, United Technologies Corporation (2009-2011)

Mr. Johri brings to the Board extensive aerospace industry expertise from his more than 30 years at United Technologies, as well as critical skills in areas of financial reporting, internal controls and risk management developed while serving as Chief Financial Officer at multiple Fortune 500 companies. These skills enable Mr. Johri to provide critical insights to the Board in areas as diverse as financial strategy, strategic operations, the dynamics of managing a complex, global supply chain, articulating corporate strategy to investors and other stakeholders and mitigating risks associated with the development of new products and services at a large industrial manufacturer. Mr. Johri also brings to the Board unique insights relating to his senior leadership experience at United Technologies, a major supplier to aerospace companies like Boeing. In addition, as an independent director and audit committee member at Cardinal Health, Mr. Johri brings to the Board experience in risk oversight and corporate governance of a large company in a highly regulated industry. In recognition of Mr. Johri’s extensive experience in corporate finance and strategic matters, the Board elected him to serve as Chair of the Audit Committee. Mr. Johri is a graduate of the Indian Institute of Management, Ahmedabad, and is a Chartered Accountant.

Key skills and qualifications:

In-Depth Aerospace Expertise

Complex Manufacturing Expertise

Risk Management

Highly Regulated Industry Experience

Senior Leadership Experience

Human Capital Management

Fortune 500 Board Experience

International Leadership and Global Relationships

Fortune 500 CFO

19	2024 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Former President and CEO, GE Aviation; Former Vice Chair, General Electric Company	David L. Joyce Boeing director since: 2021 Committees: • Aerospace Safety (Chair) • Compensation • Special Programs Independent: Yes Age: 67	Other current public directorships: • None

Professional highlights:

• Senior Advisor, AE Industrial Partners, LP (2023-present)

• Chairman, AE Industrial Partners HorizonX (2023-present)

• Non-Executive Chair, GE Aviation (2020)

• President and CEO, GE Aviation (2008-2020)

• Vice Chair, General Electric Company (2016-2020)

Mr. Joyce brings to the Board vast aerospace, engineering and manufacturing expertise, as well as a demonstrated track record of safety leadership and operational excellence. He developed his in-depth knowledge of the challenges and opportunities facing the aerospace industry at General Electric Company. Mr. Joyce has 40 years of experience at GE Aviation including 12 years of service as President and CEO and four years as Vice Chair of GE. He began his GE career as a product engineer, spending more than a decade designing and building engines for both military and commercial customers. Mr. Joyce is recognized for his proficiency in product development, product management and product support founded on an industry-leading safety management system and ever more efficient products. Mr. Joyce is a member of the National Academy of Engineering and earned both bachelor of science and master’s degrees in mechanical engineering from Michigan State University and a master’s degree in business finance from Xavier University.

Key skills and qualifications:

In-Depth Aerospace Expertise

Engineering/Technology Leadership

Complex Manufacturing Expertise

Safety

Risk Management

Highly Regulated Industry Experience

Senior Leadership Experience

Human Capital Management

International Leadership and Global Relationships

2024 Proxy Statement	20

ELECTION OF DIRECTORS (ITEM 1)

Former CEO, Qualcomm Incorporated

Steven M. Mollenkopf

Chair of the Board

Boeing director since: 2020;

Independent Chair of the Board (2024-present)

Committees:

•   Compensation

•   Governance & Public Policy

•   Special Programs

Independent: Yes

Age: 55

Other current public directorships: • Dell Technologies Inc. Recent prior directorships: • Qualcomm Incorporated

Professional highlights:

•   Special Advisor, Consello Group (2022-present)

•   Special Advisor, Qualcomm Incorporated (2021-2022)

•   CEO, Qualcomm Incorporated (2014-2021)

•   CEO-elect and President, Qualcomm Incorporated (2013-2014)

•   President and COO, Qualcomm Incorporated (2011-2013)

Mr. Mollenkopf’s experience as the Chief Executive Officer and Chief Operating Officer of Qualcomm, an engineering-driven, high-technology manufacturing company, enables him to bring critical insights to the Board in areas such as engineering leadership, risk management, leading a complex business with a global reach and oversight of large-scale efforts to develop and test new technologies. A long-time engineer who started with Qualcomm over 25 years ago, Mr. Mollenkopf also possesses expertise and direct leadership experience in precision engineering, project management, manufacturing, quality control and designing testing regimes for complex systems. Mr. Mollenkopf is a published IEEE (Institute of Electrical and Electronics Engineers) author and an inventor on 38 patents. He holds a bachelor’s degree in electrical engineering from Virginia Tech and a master’s degree in electrical engineering from the University of Michigan. As a result of his complex manufacturing expertise, his engineering background and his record of independent leadership at Boeing, on March 24, 2024, the Board elected Mr. Mollenkopf to serve as independent Chair of the Board.

Key skills and qualifications:

Engineering/Technology Leadership

Complex Manufacturing Expertise

Risk Management

CEO of a Large Company

Senior Leadership Experience

Human Capital Management

Fortune 500 Board Experience

International Leadership and Global Relationships

21	2024 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

31st Chief of Naval Operations; Former Director of the Naval Nuclear Propulsion Program, U.S. Navy	John M. Richardson Boeing director since: 2019 Committees: • Special Programs (Chair) • Aerospace Safety • Finance Independent: Yes Age: 63	Other current public directorships: • BWX Technologies, Inc. • Constellation Energy Corporation Recent prior directorships: • The Exelon Corporation
Professional highlights: • 31st Chief of Naval Operations, U.S. Navy (2015-2019) • Director of the Naval Nuclear Propulsion Program, U.S. Navy (2012-2015)

Admiral Richardson brings deep expertise in safety, regulation, cybersecurity and oversight of complex, high-risk systems, as well as extensive crisis management and national security experience. During his 37 years of service in the U.S. Navy, Admiral Richardson served as the Director of the Naval Nuclear Propulsion Program, a joint activity of the Navy and Department of Energy, serving the Navy and as Deputy Administrator in the National Nuclear Security Administration. In this capacity, he exercised all responsibilities, including applicable regulatory compliance over related facilities, radiological controls, environmental safety and health matters, oversight of cybersecurity issues, as well as selection, training and assignment of personnel supporting over 100 nuclear power plants operating on nuclear-powered warships around the world. Operationally, Admiral Richardson brings extensive experience managing operations of a diverse team on a global basis. He commanded the submarine USS Honolulu and served as naval aide to the President of the United States. As Chief of Naval Operations, he was responsible for the management of 600,000 sailors and civilians, 290 warships and over 2,000 aircraft worldwide. As a result of his safety and operational knowledge, the Board elected Admiral Richardson to the Aerospace Safety Committee, as well as Chair of the Special Programs Committee. At Constellation Energy Corporation, Admiral Richardson is a member of the Risk Committee as well as the Nuclear Oversight Committee, where he has oversight over a number of sustainability issues related to the company’s nuclear facilities and operations. He earned a Bachelor of Science degree in physics from the U.S. Naval Academy, a master’s degree in electrical engineering from the Massachusetts Institute of Technology and Woods Hole Oceanographic Institution and a master’s degree in national security strategy from the National War College. Admiral Richardson is a member of the National Academy of Engineering.

Key skills and qualifications:

Engineering/Technology Leadership

Safety

Risk Management

Highly Regulated Industry Experience

Cybersecurity/Digitalization

Senior Leadership Experience

Human Capital Management

Fortune 500 Board Experience

International Leadership and Global Relationships

Senior U.S. Government/Military Experience

2024 Proxy Statement	22

ELECTION OF DIRECTORS (ITEM 1)

Chairman and CEO, SUEZ SA	Sabrina Soussan Boeing director since: 2023 Committees: • Audit • Finance Independent: Yes Age: 54	Other current public directorships: • None Recent prior directorships: • ITT Inc. • Schaeffler AG

Professional highlights:

•   Chairman and CEO, SUEZ SA (2022-present)

•   CEO, Dormakaba Holding AG (2021)

•   co-CEO, Siemens Mobility, Siemens AG (2017-2020)

•   Business Unit CEO, High Speed, Commuter Trains, Locomotives, Metro and Light Rail, Mobility Division, Siemens AG (2015-2017)

•   Vice President and Head of Commuter and Regional Trains, Mobility Division, Siemens AG (2013-2015)

•   Vice President, Head of Business Segment, Sustainability and Energy Management, Building Automation Business Unit, Siemens Building Technologies (2011-2013)

•   Head of Marketing and Global Account Management, Building Automation Business Unit, Siemens Building Technologies (2009-2011)

Ms. Soussan has extensive international leadership experience and brings to the Board unique non-U.S. perspectives from her multiple CEO roles following a career of over 20 years at Siemens AG. In her current role, Ms. Soussan serves as Chairman and CEO of SUEZ SA, a French-based utility company specializing in water and waste management, where climate change is a key focus area. In addition to her role at SUEZ SA, Ms. Soussan has extensive experience as an engineer and a senior leader in heavy manufacturing, transportation, automotive industry, building technologies and security access control systems, cybersecurity, digitalization, environmental sustainability, product safety and human capital management. During her lengthy career at Siemens AG, she also held multiple leadership positions as Division CEO, Business Unit CEO and as an engineer in areas such as transportation, automation and energy management. Ms. Soussan earned a master’s degree in mechanical and aeronautical engineering from the École Nationale Supérieure de Mécanique et d’Aérotechnique and an MBA from I.A.E. Poitiers and University of Dublin, Ireland.

Key skills and qualifications:

Engineering/Technology Leadership

Complex Manufacturing Expertise

Safety

Risk Management

Highly Regulated Industry Experience

Cybersecurity/Digitalization

CEO of a Large Company

Senior Leadership Experience

Climate Change

Human Capital Management

International Leadership and Global Relationships

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE 11 NOMINEES.

23	2024 Proxy Statement

CORPORATE GOVERNANCE

Our Board has adopted a set of Corporate Governance Principles to assist the Board in the exercise of its responsibilities and, along with Boeing’s Certificate of Incorporation and By-Laws and charters of the committees of the Board, provide an effective framework for Boeing’s governance. The Corporate Governance Principles cover topics such as board composition, responsibilities and operations, and is subject to review and modification by the Board from time to time in its discretion and in accordance with relevant regulatory and listing requirements. Additionally, the Board has adopted a Code of Ethical Business Conduct to focus the Board and each director on areas of ethical risk, provide guidance to help them continue to effectively recognize and deal with ethical issues, enhance existing mechanisms to continue the reporting of unethical conduct, and help to continue to foster and sustain a culture of honesty and accountability. We also separately have a code of conduct that applies to all employees. Our corporate governance materials, including our Corporate Governance Principles, the charters of each of the Board’s standing committees, our Director Independence Standards, and our codes of conduct for directors and employees, are available at www.boeing.com/company/general-info/corporate-governance. The GPP Committee reviews our governance practices and policies on an ongoing basis and, when appropriate, proposes modifications to the Board. Meanwhile, we continue to engage with shareholders, customers, suppliers and other stakeholders to ensure that our governance practices evolve with our business and the future of aerospace.

Leadership Structure

Our By-Laws and Corporate Governance Principles require that the Chair of the Board be independent. Under this leadership structure, the independent members of the Board, based on the recommendation of the GPP Committee, elect a Chair on an annual basis from among the independent directors. Larry Kellner served as the independent Chair of the Board from December 2019 until March 2024. Following Mr. Kellner’s decision not to stand for re-election at the annual meeting, the Board elected Steve Mollenkopf to serve as the independent Chair, effective March 24, 2024. The Board believes that this leadership structure allows our CEO to focus on executing our strategic imperatives, enhancing our operational stability, sharpening our focus on our core values of safety, quality, integrity and sustainability, and increasing transparency with our stakeholders. Meanwhile, our independent Chair of the Board can focus on leading the Board, ensuring that it provides strong oversight of management and that all directors are well-positioned to discharge their duties appropriately. Our independent Chair also engages regularly with shareholders (including 22 personal engagements during 2023 with shareholders representing approximately 34% of our outstanding shares), providing shareholders with additional insight into the priorities of our directors while also deepening our Board’s understanding of shareholder priorities.

Director Independence

Board Independence

Our Corporate Governance Principles require that at least 75% of the Board satisfy the NYSE criteria for independence. For a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that such director has no material relationship with Boeing other than as a director, either directly or as a partner, shareholder or executive officer of another entity that has a relationship with Boeing. In addition, the Board has adopted Director Independence Standards to assist the Board in its assessment of director independence. These standards are designed to supplement the requirements of the NYSE listing standards. If a director or nominee has a relationship with Boeing that is not addressed in the Director Independence Standards, the members of the Board who have already been determined to be independent consider all relevant facts and circumstances and determine whether the relationship is material.

The Board has reviewed all direct and indirect relationships between Boeing and each of our director nominees, and has determined that all of our director nominees, other than Mr. Calhoun, are independent. Accordingly, 91% of our director nominees are independent.

Committee Independence

All members of the Aerospace Safety, Audit, Compensation and GPP Committees must be independent, both under the Director Independence Standards and pursuant to NYSE listing standards and applicable heightened independence requirements of the SEC. The Board has determined that all members of these committees satisfy all applicable independence requirements.

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Shareholder Outreach

We have long believed that the delivery of sustainable, long-term value requires regular dialogue with, and accountability to, our shareholders. To help ensure that management and the Board understand the issues that matter most to our shareholders, we conduct shareholder outreach throughout the year. Our core team for governance engagements includes senior members of the Corporate Secretary’s office, sustainability team and investor relations team, and in many cases includes our independent Board Chair or other directors, as appropriate.

FALL ENGAGEMENT	PROXY STATEMENT

Solicit and receive feedback from shareholders on governance practices and trends, Board composition and refreshment, executive compensation, risk oversight, succession planning, sustainability, human capital management and other shareholder priorities

Board reviews shareholder feedback and uses information gathered from shareholder engagements to enhance disclosures and revise governance practices, executive compensation program, sustainability practices or other programs and policies, as appropriate

ANNUAL MEETING	SPRING ENGAGEMENT

Receive and publish voting results from the annual meeting, which help determine focus areas for our fall shareholder engagements

Engage in additional outreach with shareholders to provide updates on changes made in response to shareholder feedback and to address management and shareholder proposals, as well as other topics of interest

Total Contacted		Total Engaged		Total Director Engaged

~39% of outstanding shares	~67% of shares held by institutional investors	~38% of outstanding shares	~65% of shares held by institutional investors	~34% of outstanding shares	~59% of shares held by institutional investors

Leading up to and following our 2023 annual meeting, we offered engagements to shareholders representing approximately 39% of outstanding shares or 67% of shares held by institutional investors		In 2023, we met with shareholders representing approximately 38% of outstanding shares or approximately 65% of shares held by institutional investors to discuss governance- related matters		In 2023, the independent Chair of the Board participated in 22 of these engagements with shareholders representing approximately 34% of outstanding shares or 59% of shares held by institutional investors

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Our Board has a consistent record of discussing and acting upon shareholder feedback. Recent Board discussions have addressed shareholder feedback on a variety of topics, including Board refreshment, safety and quality, shareholder proposals, executive compensation, sustainability, human capital management and political advocacy, often resulting in changes to our policies and practices as well as guiding the focus of future discussions in the boardroom. We discussed many topics in 2023 and took actions to address shareholder feedback, including the following:

Topic	Recent Actions Informed by Shareholder Feedback
Board Refreshment

•    Added five new directors since 2021 and eight since the 2019 annual meeting to enhance the Board’s skills and diversity mix with extensive safety, engineering and aerospace expertise

•    Committed to the diversity of the Board’s own membership, with 45% of our director nominees and the current chairs of the Audit, Compensation and GPP Committees, being diverse with respect to gender and/or race/ethnicity

Safety, Quality and Operations

•    Continued extensive oversight by the Board of safety and quality matters and execution on development programs in both our defense and commercial businesses

•   Published Chief Aerospace Safety Officer Report

Executive Compensation

•    Established quantitative product-safety related metrics for named executive officer individual performance evaluations

•    Shifted our long-term program to incorporate performance RSUs (weighted at 55% of long-term incentives) that only pay out if we achieve pre-established free cash flow goals, strengthening alignment between pay and our business strategy

•    Enhanced disclosures, providing more explanation for the Compensation Committee’s executive pay decisions, including additional detail regarding the rationale for individual NEO compensation actions

•    For more details on our shareholder engagement process with respect to executive compensation in particular, see page 46

Environmental, Social & Governance

•    Procured a workplace equity analytics platform to enhance our ability to conduct more frequent compensation reviews and real time analysis of the impact of pay changes and to help identify and resolve any inequities in compensation

•    Added disclosures in the proxy statement regarding director orientation, continuing education and Board oversight of management succession planning

•    Published our second annual Political Advocacy Report that consolidates, enhances and supplements disclosures that were previously available on our website, including advocacy priorities, oversight, trade association contributions of $25,000 or more, lobbying efforts, U.S. climate policy development, global advocacy, Boeing Political Action Committee contributions and compliance procedures

•    Disclosed a report on the Net Zero Indicator, which is defined as the Climate Action 100+ Benchmark’s Indicator 1, to supplement our annual Sustainability Report, in response to a Board-recommended shareholder proposal at our 2022 annual meeting

•    Published Global Equity, Diversity & Inclusion Report, outlining our progress in achieving our 2025 aspirations to advance representation and inclusion companywide and including our consolidated EEO-1 report

~100

Additional shareholder meetings in 2023 among the CEO, CFO and/or business unit CEOs in one-on-one or small-group meetings to discuss performance, strategy and other topics of interest to investors

In addition to the governance-focused engagements described above, our senior management and investor relations team participates in numerous meetings with shareholders throughout the year to discuss our business, strategic priorities and, in some cases, governance and sustainability matters. These meetings include in-person, telephone and webcast engagements, as well as investor conferences and tours of Boeing facilities.

We also use multiple communication channels to interact with our retail shareholders, such as our annual report, press releases, filings with the SEC, website and various social media outlets, as well as through a variety of publications including our Sustainability, Global Equity, Diversity & Inclusion, Chief Aerospace Safety Officer, and Political Advocacy Reports. In addition, we provide multiple channels on our website for shareholders to raise concerns directly with members of our Board and/or management.

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Board Committees

The Board has six standing committees, each of which operates under a Board-approved charter. The chair of each committee reviews and discusses the agendas and materials for meetings with senior management in advance of distribution to the other committee members, and reports to the Board on topics reviewed and actions taken at each committee meeting. The table below sets forth the current membership of each of the standing committees, the independence of each director and the number of meetings each committee held in 2023.

	Independent Director	Aerospace Safety Committee	Audit Committee	Compensation Committee	Finance Committee	GPP Committee	Special Programs Committee

Number of Meetings in 2023	—	6	11	7	6	6	3

Robert A. Bradway	✓	—	—	—			—

David L. Calhoun	—	—	—	—	—	—	—

Lynne M. Doughtie	✓	—			—	—	—

David L. Gitlin	✓		—	—		—	—

Lynn J. Good	✓	—			—	—	—

Stayce D. Harris	✓			—	—	—

Akhil Johri	✓	—		—		—	—

David L. Joyce	✓		—		—	—

Lawrence W. Kellner*	✓		—	—	—		—

Steven M. Mollenkopf	✓	—	—		—

John M. Richardson	✓		—	—		—

Sabrina Soussan	✓	—		—		—	—

Ronald A. Williams*	✓	—	—		—		—

Chair of the Board	Audit Committee Financial Expert	Committee Chair	Member

*Messrs. Kellner and Williams are retiring from the Board as of the 2024 annual meeting.

The principal responsibilities, as well as recent activities and key focus areas, of each of the Board’s six committees are highlighted starting on the following page. In addition, each of the committees oversees key risks on behalf of the Board. See “Risk Oversight” beginning on page 32 for information on the role of the committees in the oversight of risk and examples of categories of risk associated with each committee’s area of responsibility.

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Aerospace Safety Committee

The Aerospace Safety Committee assists the Board in the oversight of the safe design, development, certification, production, maintenance and operations of our aerospace products and services.

The Aerospace Safety Committee’s principal responsibilities include reviewing and, where appropriate, making recommendations to the Board with respect to our:

•	Safety Management System, including Safety Policy & Objectives, Safety Risk Management, Safety Assurance and Safety Promotion;

•	Global Aerospace Safety Initiative;

•	Aerospace Safety Analytics and Safety Experience at Boeing;

•	Quality Management System;

•	cyber-safety program with respect to our aerospace products;

•

policies and processes for engaging with and supporting the regulatory oversight of the requirements of commercial, defense and space aviation safety regulatory authorities, including the Federal Aviation Administration (FAA) (including the Company’s Organization Designation Authorization (ODA) program), the National Transportation Safety Board (NTSB), the Department of Defense, and the National Aeronautics and Space Administration;

•	engineering organization and its processes for the development, production and support of our products and services;

•	product development programs insofar as they relate to technical, compliance or product safety considerations; and

•

participation in and support of investigations conducted by the NTSB and other domestic and international investigatory authorities, including our responses to findings and conclusions of such investigations.

At least semiannually, the Aerospace Safety Committee reviews with engineering leadership:

•	the promotion and management of the “Speak Up” portal submissions process;

•	FAA airworthiness directives issued for Boeing airplanes;

•	the issuance of FAA type certificates and/or production certificates; and

•	any significant communications with the FAA.

The Aerospace Safety Committee also reviews and advises on the selection and removal of the Boeing ODA Ombudsperson, and reviews the status of the ODA program with the Boeing ODA Ombudsperson at least annually.

In addition, the Aerospace Safety Committee consults with and provides input to the Compensation Committee on the annual performance evaluation of the CEO and the other executive officers, as well as in connection with identifying incentive plan metrics that are best suited to drive safety improvements and ensure overall product safety. The Chair of the Aerospace Safety Committee also serves as a member of the Compensation Committee to help ensure that safety considerations are consistently and effectively incorporated into the compensation-setting process for our executive officers.

Each meeting of the Aerospace Safety Committee includes updates on significant safety issues, including significant safety events that have occurred since the prior Committee meeting, as well as information sufficient to understand management’s judgment in developing new safety policies and procedures, or in addressing significant safety events. Executive sessions provide a forum for the Chief Aerospace Safety Officer, Chief Engineer, Vice President for Product and Services Safety, Chief Legal Officer, Boeing ODA Ombudsperson, Chief Compliance Officer, Chair of Boeing Quality Operations Council and Chair of Enterprise Manufacturing Operations Council to communicate directly and separately with the members of the Aerospace Safety Committee. The Board also regularly receives and discusses reporting from management, including the Chief Aerospace Safety Officer, regarding the performance of Boeing’s Safety Management System and other significant safety initiatives. The Aerospace Safety Committee is composed entirely of independent directors.

Recent Activities and Key Focus Areas

•   Overseeing management’s response to the Alaska Airlines Flight 1282 accident and engaging with management on strengthening and developing new safety policies and procedures and enhancing quality assurance and control. See “Building Trust Through Action and Transparency” beginning on page 1 for additional details about the Aerospace Safety Committee’s actions following the accident

•   Worked with management to engage Admiral Kirkland Donald, special advisor to the CEO, to conduct a thorough assessment of our Quality Management System

•   Reviewed and recommended for Board approval extensive amendments to the Committee’s charter to further define the Committee’s responsibilities

•   Regularly reviewing in-service safety reports and updates on Safety Management System implementation and risk register, Speak Up program, safety policy, development programs safety certification updates, Global Aerospace Safety initiative update, product security, design practices system and regulatory affairs

•   Overseeing cyber-safety risks related to our products and services

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Audit Committee

The Audit Committee oversees our independent auditor and accounting and internal control matters. Its principal responsibilities include oversight of:

•	the integrity of our financial statements;

•	our internal control environment and compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	our processes for assessing key strategic, operational and compliance risks;

•	the performance of our internal audit function; and

•	the performance of our independent auditor.

At each meeting, representatives of Deloitte & Touche LLP, our independent registered public accounting firm, are present to review accounting, control, auditing and financial reporting matters. In addition, the Audit Committee meets in executive session after every meeting with representatives of Deloitte & Touche LLP and also meets regularly in executive session with one or more of the following members of Company management:

•	Executive Vice President and Chief Financial Officer;

•	Chief Legal Officer and Executive Vice President, Global Compliance;

•	Vice President and Chief Compliance Officer; and

•	Vice President, Corporate Audit.

The Audit Committee also prepares the Audit Committee Report included on page 86. The Audit Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as heightened independence standards applicable to audit committee members established by SEC rules. The Board has determined that each Audit Committee member is financially literate as defined by NYSE listing standards and that Mses. Doughtie, Good and Soussan and Mr. Johri qualify as audit committee financial experts as defined by SEC rules.

Recent Activities and Key Focus Areas

•   Monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our internal control over financial reporting and the performance of our internal audit function

•   Reviewed the independence and performance of our independent auditor

•   Overseeing our enterprise risk management and compliance risk management processes and discussed with management significant risks

•   Reviewing risk assessments with respect to cybersecurity, including assessments of the overall threat landscape and related strategies and investments

•   Reviewing significant legal and compliance matters

•   Reviewing our ethics and business conduct programs and compliance with related laws and regulations

Compensation Committee

The Compensation Committee oversees our executive and equity compensation programs. The Compensation Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as heightened independence standards applicable to compensation committee members established by SEC rules. Additional information about the Compensation Committee, including a more detailed list of its principal responsibilities, is set forth under “How Executive Compensation is Determined” on page 53.

Recent Activities and Key Focus Areas

•   Solicited and responded to shareholder feedback regarding our executive compensation program to bolster alignment between the long-term interests of our leadership team and our shareholders

•   Introduced changes to our annual incentive plan to heighten focus on operational metrics including stability and quality, reducing the upper range of the NEO individual performance score from 200% to 120%, and establishing quantitative product safety-related metrics into individual NEO performance assessments

•   Shifted our long-term incentive program to incorporate performance RSUs with payout tied to achievement of the Company’s long-term free cash flow goals

•   Reviewing executive compensation trends and regulatory updates to ensure attraction, retention and promotion of senior leadership talent

•   Conducted thorough, multi-stage interview and selection process for new independent compensation consultant

•   See “Compensation Discussion and Analysis” beginning on page 45 for additional details about recent Compensation Committee actions and key focus areas

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Finance Committee

The Finance Committee’s principal responsibilities include reviewing and, where appropriate, making recommendations to the Board with respect to:

•	our funding plans and the funding plans of our subsidiaries;

•	our significant financial exposures, contingent liabilities and major insurance programs;

•	proposed dividend actions, stock splits and repurchases and issuances of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions and divestitures, as well as joint ventures and other equity investments;

•	customer financing activities;

•	our credit agreements and short-term investment policies;

•	employee benefit plan trust investment policies, administration and performance; and

•	investor relations programs.

The Finance Committee is composed entirely of independent directors.

Recent Activities and Key Focus Areas

•   Reviewing Boeing’s financial condition, including liquidity under various stress case scenarios, debt maturity profiles, repayment plans, credit ratings, long-range investment plan and financial exposures

•   Reviewed and recommended for Board approval a 2024 liquidity management plan

•   Oversaw corporate development activities, including alignment of corporate development activities with Boeing’s strategic objectives, analyses of Boeing’s joint venture portfolio, initiatives designed to address supplier issues and post-investment analyses of acquired companies

•   Conducted in-depth reviews of Boeing’s defined benefit plans and 401(k) plan

•   Reviewed management’s strategy for investor outreach, Boeing’s stock ownership profile and investor sentiment

•   Conducted in-depth reviews of Commercial Airplanes’ customer finance portfolio and commitments

•   Overseeing Boeing’s major insurance programs

Governance & Public Policy Committee

The GPP Committee’s principal responsibilities include:

•	making recommendations to the Board concerning the organization, size and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	identifying and recommending to the Board candidates who are qualified to become directors under the criteria set forth in our Corporate Governance Principles;

•	assessing the independence of directors and making recommendations to the Board with respect to such assessments;

•	pre-approving, and monitoring on an ongoing basis, directors’ service on the boards of other for-profit companies;

•	overseeing the annual performance evaluation process for the Board;

•	senior management succession planning, including recommending to the Board nominees for CEO and other senior leadership roles;

•	monitoring and reviewing the performance of our CEO;

•	overseeing Boeing’s political advocacy activities and expenditures and making recommendations to the Board with respect to such activities and expenditures;

•

monitoring and reviewing our practices relating to public policy and corporate sustainability, including matters related to environmental stewardship, climate change, diversity, equity and inclusion, philanthropic programs and community engagement and making recommendations to the Board with respect to such practices;

•	reviewing developments and trends in corporate governance, political advocacy and sustainability and, where appropriate, making recommendations to the Board with respect to such matters;

•	monitoring compliance with stock ownership requirements for directors; and

•	considering possible conflicts of interest of directors and officers.

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The GPP Committee works with third-party search firms and regularly consults with other members of the Board to identify potential candidates to serve on the Board. The GPP Committee is composed entirely of independent directors.

Recent Activities and Key Focus Areas

•   Reviewing Board composition and director qualification criteria to ensure continued alignment with Boeing’s evolving strategic imperatives

•   Continued Board refreshment, most recently nominating Sabrina Soussan to the Board, adding to the Board an international perspective and extensive experience in areas of heavy manufacturing, cybersecurity, digitalization, environmental sustainability, product safety and human capital management

•   Overseeing the in-depth annual evaluations of the full Board, each of its committees and each individual director, over three meetings

•   Overseeing senior management succession planning, including the recent election of Stephanie Pope as Chief Operating Officer

•   Reviewed shareholder proposals and investor feedback and acted on such feedback, as appropriate, such as through the issuance of our second annual Political Advocacy Report

•   Overseeing charitable giving and community outreach programs and practices relating to sustainability, diversity, equity and inclusion, and political advocacy

Special Programs Committee

The Special Programs Committee’s principal responsibilities include:

•	reviewing the strategic, operational and financial aspects of those Company programs which, for purposes of national security, have been designated as classified by the United States Government;

•	discussing with management our policies and practices with respect to risk assessment and risk management in the area of classified business activities;

•	considering human capital management policies, practices and challenges relating to our classified business activities;

•

reviewing policies, practices, processes, procedures, risk management and internal controls applicable to our classified business activities and, where appropriate, making recommendations to the Board with respect to such matters; and

•	assessing enterprise risk posed by aspects of our classified business activities and making recommendations to the Board, in a manner consistent with the need to safeguard classified information.

The Special Programs Committee is composed entirely of independent directors.

Recent Activities and Key Focus Areas

•   Reviewed a proposal and bid for a proprietary opportunity

•   Oversaw financial and operational performance of classified programs

•   Reviewed supplier challenges and security procedures related to classified programs

Meeting Attendance

During 2023, the Board held seven meetings. Each incumbent director attended at least 95% of the meetings of the Board and the committees on which he or she served during 2023, and average aggregate attendance at these meetings exceeded 99%. In addition, during 2023 our directors participated in extended discussions outside of formal meetings, both as a group and involving certain members of the Board, and both amongst themselves and with members of management and/or outside experts. Independent directors also met in executive sessions conducted after every regularly scheduled Board meeting. Absent extenuating circumstances, directors are required to attend our annual meetings of shareholders, and all directors attended our 2023 annual meeting.

>99% Average director attendance in 2023

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CORPORATE GOVERNANCE

The Board and the Aerospace Safety Committee is actively engaged in overseeing the Company’s actions following the January 5, 2024 Alaska Airlines Flight 1282 accident through regular update calls and communications, special meetings of the Board and the Aerospace Safety Committee, and multiple informal meetings, inspections and engagements, including at the 737 factory. See “Building Trust Through Action and Transparency” on page 1 for more information.

Risk Oversight

With over 100 years at the forefront of innovation, Boeing takes measured risks each day and has established processes to identify, assess, mitigate and manage these risks. It is the responsibility of the Board and senior management to ensure that we avoid imprudent risks and mitigate the many strategic, technological, operational and compliance risks we face, all with our core values of safety, quality, integrity and sustainability at the forefront. Senior management is responsible for day-to-day management of risk, including the creation of appropriate risk management policies and procedures, and implementing effective risk management controls. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management.

The Board has delegated to the Audit Committee primary responsibility for oversight of the Company’s policies, practices and guidelines with respect to risk assessment and risk management, including assessing key strategic, operational and compliance risks. Our enterprise risk management (ERM) process considers key strategic risks, such as those relating to product safety, geopolitics, airline health, reputation, long-term competitiveness, talent and sustainability, and key operational risks, such as those relating to development program execution, supply chain, production system health and quality, cybersecurity, liquidity, significant legal items and business continuity, as well as mitigation efforts. Our compliance risk management (CRM) process evaluates the Company’s current and emerging compliance risks, such as those relating to design and certification, production and quality, cybersecurity, industrial security, financial accounting and procurement integrity. All business units and functions participate in both the ERM and CRM on an annual basis to assess and prioritize the most critical risks facing the Company, evaluate the effectiveness of mitigation strategies and controls and identify important emerging risks. Both our ERM and CRM processes are continually evolving in the detection and response to risks, including through increased reliance on data. The results of the ERM and CRM processes are reviewed with both the Audit Committee and the full Board at least annually.

Our Safety Management System (SMS) is an integrating framework for managing safety risks throughout the life cycle of a product or service by identifying hazards, mitigating product safety risks, continuously improving safety performance and other activities designed to promote and sustain a positive safety culture and shape policies that uphold our commitment to aerospace safety. The SMS infrastructure is comprised of four components designed to create a disciplined environment to manage safety risks and promote a positive safety culture: Safety Policy and Objectives, Safety Risk Management, Safety Assurance and Safety Promotion. Our SMS is continually evolving and improving. Our SMS includes a risk elevation process pursuant to which our business unit presidents regularly review safety risks, the associated risk mitigation and corrective action plans, and the relevant safety metrics to determine if additional resources and/or mitigation activities are necessary. Our business unit presidents determine those risks that will be briefed to our Chief Executive Officer during his SMS reviews, which occur at least bi-monthly. The Aerospace Safety Committee reviews SMS performance and the SMS Risk Register at every meeting. For more information on our SMS, see “Aerospace Safety and Quality” on page 4.

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CORPORATE GOVERNANCE

We take an integrated approach to risk management across the Company with coordination among our ERM process, CRM process and our SMS Risk Register.

The Board has also delegated to each of the six committees certain categories of risk associated with each committee’s respective area of responsibility. A non-exhaustive list of these categories of risk are summarized below. The chair of each committee provides a summary of the matters discussed with the committee to the full Board following each committee meeting, and the minutes of each committee meeting are also provided to the full Board. In addition, the Board participates in regular briefings with management on a variety of topics, including strategy, operations, succession planning, development programs, legal and regulatory matters, cybersecurity, digital transformation and artificial intelligence, diversity, equity and inclusion, and sustainability, in which risk oversight is an inherent element.

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Sustainability Governance

Boeing’s commitment to sustainability is rooted in our company values, our strategy and our stakeholders’ expectations, and encompasses our focus on environmental stewardship, social progress and inclusion as well as values-based, transparent governance. The GPP Committee oversees and regularly engages with management on a variety of sustainability topics, policies and practices, including matters related to environmental stewardship and climate change. The Board also maintains oversight of our efforts on equity, diversity and inclusion, including regular reviews of workplace diversity metrics, regular reviews of complaints received and corrective actions taken related to behavior that is inconsistent with our values.

We have a dedicated Global Enterprise Sustainability organization, led by our Chief Sustainability Officer, reporting directly to the CEO. Our Chief Sustainability Officer leads our Global Sustainability Council, which is composed of global leaders from across business units and functions to advance sustainability objectives and strategy.

More information that may be of interest to a variety of stakeholders about Boeing’s sustainability approach, priorities and progress, including our 2030 goals to advance sustainable aerospace in alignment with our key sustainability priorities and stakeholder interests, and our actions and progress in 2023 can be found in our annual Sustainability Report at www.boeing.com/sustainability. More information about our diversity actions and progress is in our 2023 Global Equity, Diversity & Inclusion Report at www.boeing.com/sustainability/diversity-and-inclusion.

Political Advocacy Governance

The Board exercises oversight with respect to Boeing’s political advocacy activities, as dictated by our policies and procedures. Our Executive Vice President of Government Operations briefs the GPP Committee on our public policy advocacy activities at least twice per year. These reviews typically include our work to further policy priorities in the legislative and executive branches, participation in the principal trade associations and think tanks to which Boeing contributes, and the Boeing Political Action Committee’s budget and political contributions, as well as the compliance activities associated with each of these efforts. With respect to the principal trade associations, the GPP Committee reviews Boeing’s position of influence within each group, and whether each group’s activities align with our business interests and values. Further, the Audit Committee regularly receives updates from our Compliance Risk Management board on the effectiveness of our policies and procedures governing the Company’s political advocacy activities. Annually, the full Board reviews our political advocacy engagements to assess the consistency between our political

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CORPORATE GOVERNANCE

advocacy and our long-term strategic initiatives. In addition, in between these formal reviews, members of the GPP Committee and other members of the Board consult on certain significant public policy relationships—including management’s engagement with key government customers, trade associations and regulatory bodies—in order to further Boeing’s strategy and ensure that such engagements reflect our values.

In 2024, we published our second annual Political Advocacy Report, which consolidates, enhances and supplements disclosures that were previously available on our website, including advocacy priorities, oversight, trade association contributions of $25,000 or more, lobbying efforts, U.S. climate policy development, global advocacy, the Boeing Political Action Committee’s contributions and compliance procedures. For more information, see our Political Advocacy Report at www.boeing.com/company/key-orgs/government-operations.

Cybersecurity Governance

The Board has delegated oversight of risks related to cybersecurity to the Audit Committee and the Aerospace Safety Committee, and each committee reports on its activities and findings to the full Board after each meeting. Our Chief Information Officer and Senior Vice President, Information Technology & Data Analytics and our Chief Security Officer provide presentations to the Audit Committee on cybersecurity risks at each of its bimonthly meetings. These briefings generally include assessments of cyber risks, the threat landscape, updates on incidents, and reports on our investments in cybersecurity risk mitigation and governance. In addition, General Harris, who has expertise in cyber risk management, on behalf of the Board, meets regularly with management to review our cybersecurity strategy and key initiatives and progress toward our objectives. The Aerospace Safety Committee receives regular updates and reports from senior management, including the Chief Engineer, the Chief Aerospace Safety Officer and the Chief Product Security Engineer, who provide briefings on significant cybersecurity threats or incidents that may pose a risk to the safe operation of our aerospace products. The Chief Information Officer also briefs the Board on information technology and data analytics related matters, including cybersecurity, at least annually.

At the management level, we have established a Global Security Governance Council (the Council) to further strengthen our cybersecurity risk management activities across the Company, including the prevention, detection, mitigation and remediation of cybersecurity incidents. The Council is responsible for developing and coordinating enterprise cybersecurity policy and strategy, and for providing guidance to key management and oversight bodies. Cross-enterprise action teams are formed, as needed, to manage and implement key decisions in a timely manner. The Council meets monthly and updates key members of our Executive Council on progress towards specific cybersecurity objectives.

Our cybersecurity strategy prioritizes detection, analysis and response to known, anticipated or unexpected threats; effective management of security risks; and resiliency against incidents. We implement risk-based controls to protect our information, the information of our customers, suppliers and other third parties, our information systems, our business operations, and our products and related services. We have adopted security-control principles based on the National Institute of Standards and Technology Cybersecurity Framework, other industry-recognized standards, and contractual requirements, as applicable. We also leverage government partnerships, industry and government associations, third-party benchmarking, the results from regular internal and third-party audits, threat intelligence feeds and other similar resources to inform our cybersecurity processes and allocate resources.

Management Succession Planning

Strong and effective continuity of leadership is essential to our success. Accordingly, one of the Board’s principal responsibilities is to oversee the succession of our CEO and other senior leaders. The Board strives to maintain a long-term plan for effective senior leadership development and succession, as well as short-term contingency plans. The Board, with assistance from the GPP Committee, oversees succession planning for the CEO and other senior leaders. Working with the GPP Committee and senior management, the Board identifies the qualities, skills and characteristics for the CEO and other senior management positions necessary to achieve the Company’s long-term strategy. The CEO and Chief Human Resources Officer brief the Board and the GPP Committee at least annually on detailed succession plans for key senior leadership positions. The Board’s succession planning activities are ongoing and strategic with matters relating to succession being regularly discussed in meetings and in executive sessions all aimed at ensuring a continuous, robust and diverse talent pipeline in the short- and long-term. Directors become familiar with, and have direct interaction with, potential candidates for key management positions through various means, such as regular business reviews, formal presentations to the Board and informal meetings and events. These informal meetings enable directors to personally assess candidates and help cultivate future leaders. As announced on March 25, 2024, David Calhoun has decided to step down as President and Chief Executive Officer at the end of the year. Under the new leadership of Mr. Mollenkopf as independent Chair of the Board, the GPP Committee and the Board will conduct a thorough succession process for a Chief Executive Officer to succeed Mr. Calhoun.

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Outside the Boardroom

Our Board is deeply engaged in overseeing our business strategy and takes an active role in risk oversight. In order to provide robust and effective oversight across all aspects of Boeing, each director must possess a thorough understanding of our business, industry, strategy, values and culture, as well as the evolving risks and challenges facing the Company. Our Board continuously seeks ways, outside Board and committee meetings, to ensure that each director gains and maintains such an understanding, including through the means described below. For a description of actions the Board has taken during 2024 in response to Alaska Airlines Flight 1282, see page 1.

Director Orientation

Each new director participates in a comprehensive orientation program that includes:

•    Business orientation meetings with leadership from each of the three business units, often including site visits

•    Sessions with senior management covering topics such as long-term strategy, risk management, compliance priorities, significant financial, legal and accounting matters, corporate governance, sustainability matters, our ethics program and key policies and practices

•    Briefings on the responsibilities and activities of each of the committees on which the director serves

New directors who serve on the Audit Committee also meet with representatives of our independent auditor

2023 Update: Sabrina Soussan, who joined the Board in April 2023, completed her orientation during 2023.

Continuing Education

•    The Board is briefed by an outside advisor at least annually on developments relating to corporate governance and the roles and responsibilities of directors

•    Each committee also conducts continuing education sessions on topics relevant to that committee’s responsibilities

•    Such topics may be briefed by outside advisors or experts or by internal subject matter experts

•    All directors are required to complete the annual enterprise-wide product safety training and all directors with security clearances are required to complete additional clearance-related training

•    Directors are encouraged to attend outside director continuing education programs at the Company’s expense to assist them in staying abreast of developments in corporate governance and other topics relevant to their service on the Board

2023 Update: Directors were briefed by outside experts on topics including governance and ESG developments and certain directors participated in outside continuing education topics including governance, artificial intelligence, and cybersecurity. All directors completed fraud controls training and the 2023 enterprise safety training, Product Safety: Every Decision Matters.

Deep Dives
Directors participate in deep dives with subject matter experts on a variety of matters to ensure they have the deep knowledge necessary to provide robust oversight and fulfill their responsibilities

2023 Update: Deep dives included our competency-based training initiative, design practices system, enterprise cybersecurity framework and advanced persistent threats, sustainability and certain defense business programs.

Site Visits

The Board conducts periodic site visits in conjunction with its regular Board meetings to facilitate first hand insight into our operations and provide opportunities to engage with employees on various programs. Directors may also visit sites outside regular Board meetings

2023 Update: Visits in conjunction with Board meetings consisted of the satellite factory in El Segundo, the vertical lift factory in Philadelphia, and the Seattle Delivery Center for tours of the 777-9 and 737 MAX and engagements with leaders of Commercial Airplanes including the SVP of Global Supply Chain & Fabrication. In addition, five directors visited and participated in briefings at Wisk, where we are developing a self-flying, all-electric four-passenger vertical takeoff and landing air taxi.

Engagements

Directors also periodically participate in employee engagements, as well as external conferences and meetings such as those with customers, suppliers and other industry participants in order to gain insight into Company culture, to interact one-on-one with employees at all levels of the Company and to better understand the concerns and focus areas of key stakeholders

2023 Update: Employee engagements included a fireside chat and Q&A at an engineering leadership meeting, a Safety Exchange broadcast by three members of the Aerospace Safety Committee and meetings with participants of our Executive Leader Acceleration Initiative. The Chair of the Aerospace Safety Committee participated in a panel discussion at the Boeing Aviation Safety Conference and supplier quality calls with global partners to discuss actions to improve first time quality. Two directors also participated in Seek, Speak & Listen sessions with the Organization Designation Authorization’s ombudsperson and unit members.

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Board and Director Evaluations

The Board and its standing committees perform thorough annual evaluations that are overseen by the GPP Committee and are designed to enhance the Board’s effectiveness and identify areas of potential improvement.

1. Annual Self-Assessment Questionnaires and Evaluation
• Performed by each director for the full Board and for each committee on which the director serves
• Serve as the basis for directors to assess the Board’s and each committee’s governance practices

•   Distribution of questionnaires to each director, wide-ranging Board and committee discussions in executive session led by Board Chair or relevant committee chair, and opportunities for discussions between individual directors and Board Chair, committee chairs and/or the Corporate Secretary

Topics covered by these evaluations included:
• Board and committee structure • Quality of deliberations and communication with management • Adequacy of materials • Frequency and breadth of executive sessions • Crisis preparedness protocol

•   Board’s oversight of our strategy and long-range business plan, including CEO succession

•   Skills and qualifications of directors

•   Board’s oversight of key strategic, operational, safety and compliance risks

•   Board’s evaluation process

2. Discussions between Board Chair and Each Committee Chair
• Board Chair and GPP Committee Chair discuss areas for potential improvement with the Board and/or relevant committees and, if necessary, identify steps to implement improvements
• Board Chair solicits input from committee chairs on the performance, contributions and engagement of individual directors serving on each committee

3. Evaluation of Each Director

Board Chair and GPP Committee Chair evaluate each director as to their contributions and whether they continue to possess the judgment, skills, experience and commitment to be nominated for re-election

4. One-on-One Conversations between Board Chair and Each Director
• Confirm the director’s continued desire to serve on the Board and discuss committee assignments
• Share the results of the individual evaluations, as appropriate
• Solicit the director’s suggestions on Board and committee effectiveness and practices
• Address any other issues the director wishes to discuss

5. Feedback Incorporated
Board Chair shares results with the full Board, and the GPP Committee reviews any recommended actions

Recent enhancements the Board has made, informed by evaluation feedback:

•    Sought additional opportunities for directors to set the tone at the top and reiterate the criticality of safety and quality, such as participating in Seek, Speak & Listen events, supplier quality calls with global partners to discuss actions necessary for first-time quality, and a Safety Exchange broadcast available to all employees

•    Director participation in tabletop exercise simulating a cybersecurity incident

•    Continued Board refreshment, adding Ms. Soussan in 2023, who brings an international perspective and extensive experience in areas of heavy manufacturing, cybersecurity, digitalization, environmental sustainability, product safety and human capital management

•    General Harris serves as the Board’s primary cybersecurity expert participating in multiple deep dive briefings with the Chief Information Officer, Chief Security Officer and outside advisors on behalf of the Board

•    Focused on soliciting feedback from shareholders on governance, executive compensation, pay equity and other matters of interest

•    Increased opportunities for directors to deepen their understanding of Company culture through various means including additional engagements with employees at all levels of the Company, participating in team meetings and fireside chats, and meeting high potential leaders through the Executive Leader Acceleration Initiative

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Director Retirement Policy

Our Corporate Governance Principles require that no director may serve if he or she would be 74 years of age or older at the time of election. In accordance with our director retirement policy, Mr. Williams will not stand for re-election at this annual meeting.

Communication with the Board

The Board has established a process whereby any shareholder or other interested party can send communications to our independent Chair, to the nonemployee directors as a group or to the Audit Committee. This process is described at www.boeing.com/company/general-info/corporate-governance.

Codes of Conduct and Ethics

At Boeing, our core values of safety, quality, integrity and transparency guide us as we design, build and service our products. Each year, Boeing employees affirm their commitment to these values by signing our Code of Conduct, a process through which we each pledge to adhere to all applicable laws, regulations and company policies. The Code also serves as a powerful reminder that to earn the trust of our customers, regulators and the flying public, we must foster a workplace where we hold ourselves accountable to make the right decisions and operate according to the very highest standards.

The Board expects directors, officers and employees to act ethically, including by adhering to all applicable codes of conduct, at all times. The codes of conduct are available at www.boeing.com/company/general-info/corporate-governance. Waivers with respect to these codes for directors and executive officers may be granted only by the Board, and we intend to disclose any such waiver promptly on our website at www.boeing.com/company/general-info/corporate-governance. No waivers were requested during 2023. Directors are required to promptly inform the Chair of the Board or the Chair of the GPP Committee of any actual or potential conflicts of interest and to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

In 2023, we continued our work to create an environment where each team member is encouraged to feel comfortable identifying issues, seeking guidance and speaking up without fear of retaliation. Through the local teams we established with our Site Compliance and Ethics Officers and Ethics Ambassador programs—and using site-specific data—we drove improvements across our locations and business units. Additionally, we have prioritized and enhanced our compliance training, manager engagements and communications with employees to emphasize each teammate’s personal responsibility for compliant and ethical behavior.

Compensation of Directors

We have designed our nonemployee director compensation program to achieve the following objectives:

•	align directors’ interests with the long-term interests of our shareholders;

•	attract and retain outstanding director candidates with diverse backgrounds and experiences; and

•	recognize the substantial time commitment required to serve as a Boeing director.

The GPP Committee reviews Boeing’s director compensation program on an annual basis, and provides recommendations to the full Board as appropriate. When making its recommendations, the GPP Committee considered director compensation levels at the same group of 19 companies used as the primary peer group for our executive officer compensation for 2023. See “Market Data and Compensation Peer Group” on page 55 for more information. Pay Governance LLC, or Pay Governance, served during 2023 as the GPP Committee’s independent consultant with respect to the compensation of our nonemployee directors.

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Highlights of our Nonemployee Director Compensation Program

✓	No Fees for Board or Committee Meeting Attendance: Meeting attendance is an expected part of Board service.

✓	Emphasis on Equity: There is an emphasis on equity in the overall compensation mix to further align interests with our shareholders.

✓	Recognition of Special Roles: Special roles (such as Independent Chair and committee chairs) are fairly recognized for their additional time commitments.

✓	Retainer Stock Units Distributed Only After Termination of Service: Retainer stock units granted to directors are distributed as shares of Boeing stock after termination of Board service, further aligning directors’ interests with the long-term interests of our shareholders.

✓	Robust Stock Ownership Guidelines: Nonemployee directors with more than three years of Board service are required to own securities with a value of at least three times the annual cash retainer, and directors with more than six years of Board service are required to own securities with a value of at least five times the annual cash retainer fee.

✓	Limited Perquisites and No Related Tax Gross-Ups: Other benefits, such as matching charitable contributions, are limited.

Our nonemployee director compensation program consists of cash retainer fees, as well as retainer stock units that are not distributed until after termination of Board service. We also match director contributions to eligible non-profit organizations, up to a maximum match of $31,000 per year. Mr. Calhoun does not participate in the nonemployee director compensation program.

Cash Retainers

In 2023, each nonemployee director earned an annual cash retainer fee of $135,000. We also paid the following additional annual retainer fees to directors serving in leadership positions, pro-rated to reflect time in those positions where applicable: Chair of the Board $250,000; Aerospace Safety Committee Chair $50,000; Audit Committee Chair $25,000; Compensation, GPP and Finance Committee Chairs $20,000; and Special Programs Committee Chair $15,000. Nonemployee directors may defer all or part of their cash compensation into a stock unit account as deferred stock units or into an interest-bearing, cash-based account. Deferred stock units are eligible to earn dividend equivalents, which are credited as additional deferred stock units. Directors do not have the right to vote or transfer deferred stock units until they are distributed in shares following their Board service. Directors may elect to receive the distribution of shares in respect of these units (including any accumulated dividend equivalents credited as additional retainer stock units) in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of service.

Directors elected to defer 2023 cash compensation into deferred stock units as follows: Messrs. Bradway and Williams and Ms. Good each deferred $155,000 into 766 units; Mr. Gitlin, Lt. Gen. Harris and Mr. Mollenkopf each deferred $135,000 into 668 units; Mr. Johri deferred $160,000 into 791 units; Mr. Joyce deferred $185,000 into 915 units; and Mr. Kellner deferred $385,000 into 1,904 units.

Retainer Stock Units

In 2023, our nonemployee directors earned equity compensation valued at $200,000 per year in the form of retainer stock units, which are distributed as shares of Boeing stock after termination of Board service. These retainer stock units further align directors’ interests with the long-term interests of our shareholders. Each nonemployee director received an aggregate of 989 retainer stock units for services provided to the Board in 2023, except Ms. Soussan, who received 693 units based on her partial year of service on the Board. Retainer stock units are eligible to earn dividend equivalents, which are credited as additional retainer stock units. Directors do not have the right to vote or transfer retainer stock units until they are distributed in shares following their Board service. Directors may elect to receive the distribution of shares in respect of these units (including any accumulated dividend equivalents credited as additional retainer stock units) in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of service.

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2023 Director Compensation Table

The following table sets forth 2023 compensation for each nonemployee director.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert A. Bradway(4)	155,000	200,000	31,089	386,089
Lynne M. Doughtie	135,000	200,000	31,089	366,089
David L. Gitlin	135,000	200,000	31,089	366,089
Lynn J. Good(5)	155,000	200,000	31,089	386,089
Stayce D. Harris	135,000	200,000	31,089	366,089
Akhil Johri(6)	160,000	200,000	30,089	390,089
David L. Joyce(7)	185,000	200,000	31,089	416,089
Lawrence W. Kellner(8)	385,000	200,000	31,089	616,489
Steven M. Mollenkopf	135,000	200,000	27,589	362,589
John M. Richardson(9)	135,000	200,000	25,089	360,089
Sabrina Soussan(10)	94,945	140,659	—	235,604
Ronald A. Williams(11)	155,000	200,000	31,089	386,089

(1)

Reflects total cash compensation paid in 2023 and includes amounts deferred at the director’s election pursuant to our Deferred Compensation Plan for Directors. Cash compensation for nonemployee directors is paid in four quarterly installments as of the first business day of each quarter and is pro-rated for directors who join the Board during a quarter.

(2)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each nonemployee director in 2023. Retainer stock units are awarded in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. The grant date fair value for these awards is equal to the fair market value of the underlying Boeing stock on the grant date. The fair market value for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The following table sets forth the aggregate number of deferred stock units accumulated in each director’s account as of December 31, 2023 from deferrals of cash compensation and retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units.

Director	Accumulated Deferred Stock Units
Robert A. Bradway	11,300
Lynne M. Doughtie	3,055
David L. Gitlin	2,975
Lynn J. Good	12,398
Stayce D. Harris	4,362
Akhil Johri	6,734
David L. Joyce	4,643
Lawrence W. Kellner	20,193
Steven M. Mollenkopf	6,377
John M. Richardson	4,323
Sabrina Soussan	693
Ronald A. Williams	25,634

(3)

Consists of gift matching of charitable contributions under the Board Member Leadership Gift Match Program (directors derive no financial benefit from these charitable contributions) and commemorative merchandise. The cost of any category of the listed perquisites and other personal benefits did not exceed the greater of $25,000 or 10% of total perquisites and other personal benefits for any director, except as follows: (a) for Messrs. Bradway, Gitlin, Joyce, Kellner and Williams, Mses. Doughtie and Good and Lt. Gen. Harris, $31,000 in charitable gift matching; (b) for Mr. Johri, $30,000 in charitable gift matching; and (c) for Mr. Mollenkopf, $27,500 in charitable gift matching.

(4)	Mr. Bradway served as Finance Committee Chair for all of 2023.
(5)	Ms. Good served as Compensation Committee Chair for all of 2023.
(6)	Mr. Johri served as Audit Committee Chair for all of 2023.
(7)	Mr. Joyce served as Aerospace Safety Committee Chair for all of 2023.

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(8)	Mr. Kellner served as Chair of the Board for all of 2023.
(9)	Admiral Richardson served as Special Programs Committee Chair for all of 2023.
(10)	Ms. Soussan was elected to the Board effective April 18, 2023.
(11)	Mr. Williams served as GPP Committee Chair for all of 2023.

Director Stock Ownership Requirements

Our Corporate Governance Principles require each nonemployee director with more than three years of Board service to own stock or stock equivalents with a value of at least three times the annual cash retainer fee, and directors with more than six years of Board service to own stock or stock equivalents with a value of at least five times the annual cash retainer fee. The GPP Committee annually reviews whether each nonemployee director has met the applicable requirement. Each director currently exceeds his or her applicable stock ownership requirement. Directors are prohibited from engaging in hedging or pledging transactions involving Boeing securities, and all transactions by our directors involving Company stock are subject to formal pre-clearance procedures.

Nonemployee directors hold, on average, Boeing stock or stock equivalents valued at >14x the nonemployee director annual cash retainer fee

Compensation Consultant

The Compensation Committee directly engaged Pay Governance to serve as its independent compensation consultant during most of 2023. The GPP Committee also engaged Pay Governance during 2023 to serve as its independent compensation consultant relating to nonemployee director compensation. In connection with performing these roles, Pay Governance took direction from the Compensation and GPP Committees, as applicable, reported directly to the committees, and did not provide any other services to Boeing. In late 2023, the Compensation Committee selected Frederic W. Cook & Co., Inc. (FW Cook) as its new independent compensation consultant and FW Cook will also support the GPP Committee on nonemployee director compensation matters in 2024. During 2023, FW Cook took direction from the Compensation Committee, reported directly to that committee, and did not provide any other services to Boeing. The Compensation Committee assessed the independence of Pay Governance and FW Cook pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent or have prevented such compensation consultant from independently advising the Compensation and GPP Committees. For more information, see “How Executive Compensation is Determined” on page 53.

Related-Person Transactions

Some of our directors, executive officers, greater than 5% shareholders and their immediate family members may be affiliated with entities with which we do business in the ordinary course. We carry out transactions with these firms on customary terms, and in many instances, our directors and executive officers may not have knowledge of them.

Policies and Procedures

We regularly review transactions with related persons, including sales, purchases, transfers of real estate and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and loans, guarantees, filings of consolidated tax returns and employment arrangements. Under our policies and procedures, related persons include our executive officers, directors, director nominees and holders of more than 5% of our stock, as well as their immediate family members. Any findings are furnished to the Vice President, Accounting and Financial Reporting, who reviews potential related-person transactions for materiality and evaluates the need for disclosure under SEC rules.

In addition, the GPP Committee assesses possible conflicts of interest of directors and executive officers and considers for review and pre-approval or ratification, if applicable, any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000 and in which a director, director nominee, executive officer or holder of more than 5% of our stock, as well as their immediate family members, has or will have an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest and the Company to conduct reviews and make determinations with respect to specified transactions. Our Ethics and Business Conduct organization oversees these reviews and determinations, and refers to the GPP Committee for review and approval or ratification possible conflicts of interest involving executive officers. The factors considered in making the determination include the executive officer’s duties and responsibilities

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and, if the transaction includes another company, (1) the company or business involved in the transaction, including the product lines and market of the company or business; (2) the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors); and (3) the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee or representative).

Directors are required to disclose to the Chair of the Board or the Chair of the GPP Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we propose to enter into a business or contractual relationship;

•

accepting compensation from us other than compensation associated with his or her activities as a nonemployee director unless such compensation is approved in advance by the Chair of the GPP Committee;

•	receiving improper gifts from persons or entities that deal with us; and

•

using our assets, labor or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GPP Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

The following transactions were reviewed and considered in light of the policies and procedures discussed above:

BlackRock, Inc., or BlackRock, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 7 to the Schedule 13G filed by BlackRock with the SEC on January 29, 2024. In 2023, BlackRock provided investment management services and analytics to The Boeing Company Retirement Plans Master Trust, or the Retirement Plans Trust, and The Boeing Company Employee Savings Plans Master Trust, or the Savings Plans Trust, and received approximately $12.0 million for such services.

Newport Trust Company, LLC, or Newport, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 6 to the Schedule 13G filed by Newport with the SEC on February 5, 2024. Newport is the investment manager for shares of our common stock held by the Savings Plans Trust and is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2023, these fees totaled approximately $1.3 million. In addition, Newport was engaged during 2023 to serve as investment manager for shares of our common stock held by the Retirement Plans Trust and received approximately $195,000 for such services.

The Vanguard Group, or Vanguard, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 9 to the Schedule 13G filed by Vanguard with the SEC on February 13, 2024. Vanguard received an aggregate of approximately $253,000 for management fees in 2023 from a trust that funds a portion of our health and welfare plans.

From time to time, we may enter into customary relationships and/or purchase services in the ordinary course of business from one or more of the financial institutions named above and/or their respective affiliates.

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APPROVE, ON AN ADVISORY BASIS, NAMED

EXECUTIVE OFFICER COMPENSATION (ITEM 2)

PROPOSAL SUMMARY

Pursuant to Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, shareholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as set forth under the heading “Compensation Discussion and Analysis” and in the accompanying compensation tables and material. We expect that the next advisory vote on executive compensation will occur at our 2024 Annual Meeting of Shareholders.

The Board recommends that you vote FOR the resolution approving named executive officer compensation.

To Our Shareholders:

Amidst global challenges in 2023, we saw progress in our multi-year strategic and operational transformation—but we have more to do.

Over the past few years, our business has been impacted by a series of extraordinary challenges, including the lengthy grounding of the 737 MAX, the COVID-19 pandemic, geopolitical instability and significant supply chain constraints. Every step of the way, our leaders have faced these tests head on, bringing stability and growth to our operations while bolstering a safety-first culture built on transparency and integrity.

However, our work is far from done. Since the tragic 737 MAX accidents in 2018 and 2019, we have dedicated extraordinary effort to reinvigorating our safety culture and embedding improved product quality and safety processes into our operations. But this journey is ongoing. The Alaska Airlines Flight 1282 accident in January 2024 underscored the absolute criticality of getting it right —and our leaders know that we owe nothing less to our customers and the global flying public. As we look to the future in light of the leadership changes announced on March 25, we face this challenge with humility, transparency and a commitment to not relent in our mission to ensure the safety and quality of every product we make.

Our business plan remains focused on achieving near-term program execution and operational excellence, which we believe are the core drivers of long-term stability. Our incentive plan metrics are designed to incentivize and reward the performance necessary to achieve that plan. As our environment has evolved, our executive compensation program has adapted. On page 48, we have provided you with an overview of this evolution.

We have taken action to respond to shareholder feedback.

Actively seeking, and responding to, shareholder concerns is fundamental to how we design and implement our executive compensation program. In 2023, our say-on-pay proposal received a lower level of support from shareholders than in prior years. In light of this, we enhanced focus on executive compensation in our shareholder engagements to better understand your perspectives on our compensation practices. Although our decisions with respect to 2023 compensation for our named executive officers were largely made in early 2023 before the say-on-pay proposal results became known to us, we have taken action to respond to what we heard from our shareholders both before and after our 2023 annual meeting.

In our annual incentive plan, we reduced the upper range of the individual performance multiplier from 200% to 120% (effective for the 2023 performance year) and incorporated pre-set product safety-related metrics into our individual performance evaluation process for named executive officers. In our long-term incentive program, we replaced stock options with heavier-weighted performance restricted stock units tied to the Company’s free cash flow goals. These actions are described on page 47.

Shareholder feedback received after the Alaska Airlines accident has significantly and directly impacted our design decisions with respect to our annual incentive plan and long-term incentive program for 2024. These changes, described on page 66, are intended to incentivize significant operational improvements in the areas of product and employee safety across the enterprise, and in particular in our commercial airplanes business.

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APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 2)

We are committed to hearing your views on how our program can be further aligned to your interests and taking that feedback into account in our decision-making.

We also heard shareholders request more explanation for our executive pay decisions, including additional detail regarding the rationale for individual named executive officer compensation actions. In this proxy statement, we reaffirm, and have acted upon, our commitment to providing robust and transparent explanations for the Compensation Committee’s actions.

We remain steadfastly committed to pay for performance, and we believe our pay outcomes reflect this commitment.

Our compensation program is designed to align pay with performance. Consistent with this philosophy, the vast majority of target compensation for our named executive officers—89% on average—is at risk, and this performance-based structure is designed to deliver value only when the Company delivers value to our shareholders. On page 50, we have included a discussion on the demonstrated outcome of this structure.

Ours is a long cycle business, with the majority of CEO pay tied to that cycle.

Ours is a long cycle business, and we are committed to tying pay to performance over the long term. To that end, since 2021 we have designed our CEO’s long-term incentive awards so that they do not pay out until he leaves the Company and thereafter in equal installments over ten years. Further, he must hold any shares acquired through the exercise of stock options until he leaves the Company. In this way, the value of his long-term compensation will better track the Company’s performance over the long term, when the results of the decisions he has made become more apparent.

As always, we appreciate the care you take in reading and considering this disclosure, and we are confident that it demonstrates our commitment to deliver value aligned with your interests while attracting and retaining leaders who are laser-focused on delivering superior results. We hope to have your support in this year’s say-on-pay vote.

Sincerely,

Members of the Compensation Committee

Lynn J. Good, Chair

Lynne M. Doughtie

David L. Joyce

Steven M. Mollenkopf

Ronald A. Williams

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes our executive compensation programs for our 2023 named executive officers, or NEOs.

Our 2023 Named Executive Officers

David L. Calhoun President and Chief Executive Officer

Brian J. West Executive Vice President and Chief Financial Officer

Stephanie F. Pope

Executive Vice President and Chief Operating Officer; President and Chief Executive Officer, Commercial Airplanes; Former Executive Vice President and Chief Executive Officer, Global Services

Stanley A. Deal Former Executive Vice President, President and Chief Executive Officer, Commercial Airplanes

Theodore Colbert III Executive Vice President, President and Chief Executive Officer, Defense, Space & Security

CD&A Roadmap
Executive Summary	46
• Overview of 2023 Financial and Operational Performance
• Shareholder Engagement on Executive Compensation
• Our 2023 Pay Decisions in Context
• How Our Pay Programs Drive Product Safety
• How We Align Pay to Shareholder Interests
• Overview of 2023 Compensation Structure
• Overview of 2023 Performance-Based Compensation Outcomes
How Executive Compensation is Determined	53
• Role of Board, Management and Consultants
• When Decisions Are Made
• NEO Individual Performance Assessment Process
• Independent Compensation Consultant
• Market Data and Compensation Peer Group
Components of Executive Compensation	56
• Base Salary
• Annual Incentive Plan
• Long-Term Incentive Program
2023 Company Performance Results	60
• 2023 Annual Incentive Plan
• 2021-2023 Long-Term Incentive Program
2023 NEO Pay Decisions	62
• David L. Calhoun
• Brian J. West
• Stephanie F. Pope
• Stanley A. Deal
• Theodore Colbert III
Early 2024 Compensation Decisions	66
• Changes to our 2024 Annual Incentive Plan
• Changes to our 2024-2026 Long-Term Incentive Program
Other Program Features and Policies	67
• Retirement Benefits
• Perquisites and Other Executive Benefits
• Severance Benefits
• Executive Stock Ownership and Stock Holding Requirements
• Granting Practices
• Securities Trading Policy
• Clawback Policy
• Tax Gross-Ups
• Accounting Implications
Compensation Committee Report	70
Compensation Committee Interlocks and Insider Participation	70
Compensation and Risk	70

45	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview of 2023 Financial and Operational Performance

Our executive compensation program is designed to align executive pay with our financial and operational performance and the creation of long-term value for our shareholders. In 2023, as compared to 2022, we achieved 17% growth in revenue and nearly doubled our operating cash flow and free cash flow, significantly reduced loss from operations and core operating losses, and grew our order backlog by 28% (including over 5,600 commercial airplanes). However, our business was also impacted by substantial headwinds, including continuing significant supply chain constraints and nonconformances and geopolitical instability.

*	Non-GAAP measures. See Appendix A on page A-1 for definitions and reconciliations.

Shareholder Engagement on Executive Compensation

Shareholder input is a key consideration of the Compensation Committee as it considers the ongoing evolution of our executive compensation program. Our Board and the Compensation Committee have a long-standing practice of engaging with shareholders and seeking feedback, and executive compensation matters are regularly featured in our discussions with shareholders. At our 2023 annual meeting, our 2022 executive compensation program received 74% approval from our shareholders, which is a lower level of support than we have received in prior years. While our 2023 executive compensation program was designed and implemented (as it normally is) before the say-on-pay vote occurred, we placed heightened emphasis on seeking feedback on our executive compensation program during our shareholder outreach this past fall. Our independent Chair of the Board participated in many engagements with shareholders leading up to and following our 2023 annual meeting to provide the Board’s perspective and to hear directly from shareholders. In response to feedback received throughout the year, we made changes to our annual and long-term incentive program, as described on the following page. The Compensation Committee will continue to consider say-on-pay vote results and feedback from shareholders when reviewing our executive compensation programs and practices. See page 25 for more information about our shareholder outreach.

2024 Proxy Statement	46

COMPENSATION DISCUSSION AND ANALYSIS

WHAT WE HEARD IN 2023	OUR ACTIONS/PERSPECTIVE

Annual Incentive Plan
Concern regarding range of discretion in determining NEO individual performance scores

While our annual incentive plan design is primarily based on pre-set quantitative metrics covering both financial and operational performance, each NEO’s individual performance score serves as a multiplier to annual incentive payouts, and can be used to increase or decrease that NEO’s payout.

To address shareholder concerns about the potential range of scores, the Compensation Committee lowered the upper limit on NEO individual performance scores from 200% to 120%, beginning with 2023 annual incentive payout decisions.

Concern regarding use of discretion in determining Company Performance Scores

Some shareholders also inquired about the Compensation Committee’s use of discretion in determining the Company Performance Scores under our annual incentive plan. Our plan includes a limited adjustment framework that allows the Compensation Committee to set goals that hold management accountable for achieving appropriately challenging strategic targets and managing risk, while providing the Compensation Committee with flexibility to make limited adjustments where necessary to more accurately reflect the Company’s core operating performance.

The Compensation Committee made no upward adjustments to outcomes under our annual incentive plan for 2023, but did make a downward adjustment to revenue for our defense business, for incentive plan purposes only, as described in more detail starting on page 60.

Long-Term Incentive Program
Preference for long-term incentive awards with pre-established metrics directly linked to Company financial performance goals

In early 2023, we redesigned our long-term incentive program to eliminate stock options and instead move to a new combination of 55% performance restricted stock units, or PRSUs, and 45% restricted stock units, or RSUs.

Our 2023 PRSUs will cliff-vest at the end of a three-year service period, and will pay out between 0% to 200% of the target number of units granted based on the Company’s performance against pre-established cumulative free cash flow goals over the 2023-2025 performance period.

More details regarding our 2023 long-term incentive program can be found on page 59. Our 2024 long-term incentive program follows a similar structure but also incorporates a product safety downward modifier in addition to financial metrics, as described on page 67.

Concern regarding special equity awards issued outside our long-term incentive program

As described in last year’s proxy statement, the Board unanimously approved a special matching award of 25,000 RSUs to Mr. Calhoun in February 2023, matching the number of shares of Company stock voluntarily purchased by Mr. Calhoun on the open market in November 2022. Mr. Calhoun’s personal decision to purchase Company shares was a demonstration of his confidence and conviction in achieving our 2025/2026 financial objectives. This RSU award was intended to strengthen the Company’s ability to achieve those goals under Mr. Calhoun’s leadership, in a manner that further aligns Mr. Calhoun’s interests with those of our shareholders.

The Board and the Compensation Committee will continue to make decisions regarding future awards on a case-by-case basis. We acknowledge and agree with shareholders who expressed the view that such awards should be infrequent and, where granted, should be fully and transparently explained. No other special awards outside our long-term incentive program were granted in 2023 or early 2024.

In early 2024, we made additional changes to our annual incentive plan and long-term incentive program for 2024, after receiving and considering feedback from shareholders following the Alaska Airlines accident in January. These changes are briefly summarized starting on page 66 and will be disclosed in more detail in next year’s proxy statement.

47	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our 2023 Pay Decisions in Context

Due to the extraordinary challenges we have faced over recent years, our program design decisions should be considered within the context of the volatility of the market issues faced and the need to address changing priorities over a multi-year period. This is particularly critical given the long cycle nature of our business, in which our leaders are managing the impact of decisions made several years ago, and similarly are making decisions today that will affect the Company’s ability to deliver on customer commitments for years to come. The chart below describes the key changes made to our incentive programs each year since 2020 and the specific priorities that each change was designed to accomplish.

How Our Pay Programs Drive Product Safety

As described in the chart above, we began incorporating quantitative product safety metrics into our annual incentive plan starting in 2021 after the tragic 737 MAX accidents. We did this through the operational performance score, a weighted component of the Company Performance Scores used to determine incentive payouts. Approximately 110,000 of our employees, including our most senior executives, participate in plans governed by the Company Performance Scores.

In 2023, product safety performance was measured in our annual incentive plan through a stability metric, measuring delivery performance improvement in our three business units, and a quality metric, measuring improvement in our enterprise-wide rework percentage. These metrics were chosen because we believe that a stable production system where little to no rework is required is the foundation for producing consistently safe and reliable products. As illustrated on page 61, we largely did not achieve our 2023 targets for stability and quality. Several factors contributed to this outcome, but the primary driver was rework arising from supplier quality escapes. Those results negatively impacted incentive payouts, but more importantly, highlighted the opportunity before us to continue driving necessary product safety improvements in our operating systems. In early 2024, following the Alaska Airlines accident, we further evolved our annual incentive plan design to place significantly heavier weighting on safety operational performance, as described in more detail on page 66.

In 2023, we also developed quantitative product safety-related goals for each of our NEOs. Performance against these pre-set metrics, as well as each executive’s overall contributions with respect to safety and quality, were considered by the Compensation Committee in determining each NEO’s individual performance score. See page 53 for information about the Aerospace Safety Committee’s role in this process. Additional detail regarding the product safety metrics, and our NEOs’ individual performance, can be found on page 58 and starting on page 62.

2024 Proxy Statement	48

COMPENSATION DISCUSSION AND ANALYSIS

The changes we have made to our compensation program since 2019 were designed not only to drive specific outcomes, but also to enhance focus on how those outcomes should be achieved—through a constant and shared commitment to safety and quality as well as our other core values. Our Seek, Speak & Listen initiative, implemented in 2021 and continuously refined since then, sets out the framework for how all our employees, including our most senior leaders, are expected to accomplish their priorities—through building a robust culture of care, trust and connection and embedding habits of candor and transparency across the Company.

How We Align Pay to Shareholder Interests

Our executive compensation and benefit programs are centered around a core objective—ensuring that our executives are focused on building long-term, sustainable growth for our shareholders in a manner consistent with our core values and our strategic plan. We do this by attracting, retaining and rewarding leaders who effectively drive strong financial and operating performance through their commitment to the foundational goals underlying our business model: safety, quality, engineering and operational excellence, sustainability and meeting our customer commitments.

Pay for Performance	A significant portion of pay for senior leaders is at risk and directly linked to individual and Company performance, including operational and financial performance that drives the creation of long-term shareholder value. Individual performance is assessed under our Seek, Speak & Listen framework. Leaders are held accountable for business outcomes.

Commitment to Core Values	Pay is directly linked to the executive’s commitments to safety, quality and our other core values, and incorporates specific and measurable metrics relating to safety and quality. Pay is subject to clawback, including in the event of certain types of misconduct or negligent conduct, particularly where such behavior compromises the safety of our products or services.

Market-Driven Competitive Pay	Pay is benchmarked against market data and our 19-member peer group as a starting point, with flexibility to adjust compensation elements based on a range of factors, including job requirements, internal pay data, business needs, unique market considerations and the executive’s experience, qualifications and performance, in order to attract and retain critical talent.

Long-Term Focus	Pay is heavily weighted toward long-term stock-based components reflecting the length of our business cycle, driving focus on strategic long-term priorities. Annual and short-term incentives are designed within the construct of multi-year business plans.

Risk Reduction and Mitigation	Compensation programs are carefully structured to incentivize strong performance without creating undue risk or an environment where short-term goals take precedence over long-term sustainable growth.

49	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

To implement our compensation philosophy, we employ a rigorous, data-driven approach with the input of multiple key stakeholders and independent advisors. As described on page 53, the Compensation Committee establishes, reviews and approves all elements of NEO compensation, working with the other independent members of the Board, the Aerospace Safety and GPP Committees, the Compensation Committee’s independent compensation consultant, and management. Throughout this process, we adhere to certain best practices as outlined below.

WHAT WE DO	WHAT WE DON’T DO

Significant portion of executive officer pay is variable
and linked to Company and individual performance

Emphasis on long-term stock-based compensation, driving focus on strategic long-term priorities

Rigorous stock ownership requirements

Robust clawback policy covering certain types of misconduct or negligent conduct that compromises the safety of our products or services

Active engagement with shareholders

Independent compensation consultant reports
directly to Compensation Committee

Compensation Committee and independent compensation consultant review programs for sound risk management

No performance-based incentive payouts if performance levels are not achieved

No uncapped incentive award payouts

No tax gross-ups, other than for certain relocation expenses

No excessive perquisites

No employment agreements or contracts (except
where required by non-U.S. local law)

No change in control arrangements

No pledging or hedging of Boeing stock

Because alignment with shareholder interests is a key goal of our program, our executives’ compensation outcomes are highly sensitive to Company performance. The chart below demonstrates this alignment by showing the change in our stock price from 2020 through 2023, alongside a comparison of the target value of Mr. Calhoun’s cumulative pay since his hire in January 2020 against (1) the realizable value of that cumulative pay based on the Company’s 2023 year-end stock price and (2) the actual value realized by Mr. Calhoun over this four-year period. While this chart relates solely to the compensation of our CEO, the same alignment exists for our other NEOs.

The significant gap between our CEO’s target pay and realizable pay demonstrates the alignment established between shareholder interests and the incentive pay for our executives. The substantially larger gap between target pay and realized pay highlights the significant portion of our executive compensation which is tied to long-term performance; for Mr. Calhoun, approximately 83% of his cumulative target pay between 2020 and 2023 will not deliver value to him until at least three years from the grant date. Further, in recognition of the long cycle nature of our business and as discussed on page 59, Mr. Calhoun’s long-term incentive awards will not be distributed to him until he leaves the Company and thereafter in ten annual installments.

2024 Proxy Statement	50

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2023 Compensation Structure

2023 Target Total Direct Compensation. The Compensation Committee (and, with respect to salary for our executive officers and all components of pay for our CEO, the Board) makes annual pay decisions for our executive officers within a target total direct compensation framework. This framework includes three principal elements of executive compensation: base salary, annual incentives and long-term incentives. Each element, as well as the total, is generally benchmarked by role against market data and our 19-member peer group using median pay as a starting point; however, elements can and typically do vary from that median based on factors such as job requirements, internal pay data, business needs, unique market considerations and the executive officer’s experience, qualifications and performance.

Generally, annual and long-term incentives are established in February each year and are expressed as a target opportunity. Below we summarize the base salary and annual and long-term incentive target opportunities for our NEOs in 2023:

	FIXED	VARIABLE (AT-RISK)
Name	Base Salary ($)	Annual Incentive Target ($)	Long-Term Incentive Award—Target Value ($)	2023 Target Total Direct Compensation ($)

David L. Calhoun	1,400,000	2,800,000	21,250,000	25,450,000	(1)

Brian J. West	1,000,000	1,100,000	8,000,000	10,100,000

Stephanie F. Pope	1,000,000	1,000,000	5,500,000	7,500,000

Stanley A. Deal	1,100,000	1,500,000	8,400,000	11,000,000

Theodore Colbert III	1,000,000	1,000,000	6,000,000	8,000,000

(1)

Mr. Calhoun also received a special matching award of 25,000 RSUs in February 2023, matching the number of shares he personally purchased on the open market in November 2022. This award had a target value of $5,358,625.

51	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Annual and Long-Term Incentive Design. Our annual and long-term incentives are designed to be at risk, meaning their payout value is dependent on our financial and operational performance, individual performance and/or our stock price performance over the applicable performance period. Below we summarize the metrics and design features applicable to these elements in 2023:

Overview of 2023 Performance-Based Compensation Outcomes

2023 Annual Incentive Plan. Although our CEO’s annual incentive target was set at $2,800,000, following the Alaska Airlines accident, Mr. Calhoun communicated to the Board in early February 2024 that he was declining to be considered for any annual incentive payout for 2023. Accordingly, Mr. Calhoun did not receive any award payout for the 2023 performance year.

With respect to our other NEOs’ participation in our annual incentive plan, our 2023 performance under our annual incentive metrics is summarized below. Detailed information on the targets and results under our annual incentive plan can be found starting on page 60.

This performance resulted in the following Company Performance Scores for 2023.

2024 Proxy Statement	52

COMPENSATION DISCUSSION AND ANALYSIS

For our NEOs other than Mr. Calhoun, payouts under our annual incentive plan were determined by multiplying each NEO’s target award by the applicable Company Performance Score and the NEO’s individual performance score. Based on recommendations from the CEO, the Compensation Committee approved individual performance scores for our NEOs in February 2024, as set forth to the right.

2021-2023 Long-Term Incentive Program. Our long-term incentive awards for the 2021-2023 performance period were granted in the form of equally weighted premium-priced stock options (PPSOs) and time-vested RSUs. Outcomes for these awards following conclusion of the three-year vesting period are presented below.

How Executive Compensation is Determined

Role of Board, Management and Consultants

The Compensation Committee establishes, reviews and approves all elements of NEO compensation, working with the independent members of the Board, the Compensation Committee’s independent compensation consultant, the Aerospace Safety and GPP Committees and management as described below. In addition, while there is formal consultation between the Compensation and Aerospace Safety Committees, the chair of the Aerospace Safety Committee also serves as a member of the Compensation Committee to help ensure that safety considerations are consistently incorporated into the compensation-setting process for our executive officers.

Compensation Committee	Independent Compensation Consultant	Aerospace Safety Committee

•  Reviews and approves incentive program targets and approves payouts

•  Evaluates performance of CEO and other executive officers in consultation with Aerospace Safety and GPP Committees and independent directors

•  Determines appropriate safety-related metrics for incentive programs in consultation with Aerospace Safety Committee

•  Reviews and recommends executive officer base salaries to independent directors for approval

•  Reviews and approves all other elements of pay for executive officers

•  Assesses independence of compensation consultant

•  Presents peer group pay practices and benchmarks for executive officer compensation to Compensation Committee and management

•  Reviews and provides recommendations to Compensation Committee regarding management’s program design and pay proposals

•  Meets with Compensation Committee in executive session

•  Conducts annual independent evaluation of our incentive programs to assess risk

•  Provides ad hoc consultation

•  Provides input to Compensation Committee and independent directors on performance of executive officers impacting product safety

•  Consults with Compensation Committee on incentive plan metrics relating to product safety

GPP Committee
• Evaluates CEO performance with Aerospace Safety and Compensation Committees and independent directors
Independent Directors
• Evaluate performance of CEO and other executive officers
• Review and approve CEO compensation and executive officer base salaries

Management • CEO and EVP, HR, with input from management stakeholders, recommend compensation program design

•  CEO, assisted by EVP, HR, recommends compensation for other executive officers

•  CFO provides financial information to inform Compensation Committee’s decision-making on incentive goals and payouts

•  Implements decisions of the Compensation Committee and the Board

53	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

When Decisions Are Made

The Compensation Committee and other stakeholders involved in making compensation decisions for our executive officers generally follow the timeline below. This timeline summarizes the key reviews and decisions undertaken throughout a typical year. As shown, our executive compensation design is set early in the performance year, before the shareholder say-on-pay vote occurs at our annual shareholder meeting; however, shareholder feedback obtained during our spring shareholder engagement (following the filing of our annual proxy statement) as well as the fall informs our ongoing decision-making throughout the year and in preparation for the following year.

NEO Individual Performance Assessment Process

The CEO’s individual performance is evaluated by the Compensation, GPP and Aerospace Safety Committees and reviewed with the other independent directors of the Board. The CEO presents the Compensation Committee with recommendations for individual performance scores for each of the other executive officers, including the other NEOs. The Compensation Committee reviews the CEO’s recommendations as well as input from the Aerospace Safety and GPP Committees, makes such adjustments as it deems appropriate and approves individual performance scores.

Individual performance assessments reflect the Compensation Committee’s evaluation of each executive officer’s business achievements, contributions and overall performance, and, beginning in 2023, also include consideration of each NEO’s performance under pre-set tailored product safety metrics developed by the Compensation Committee with participation of the Aerospace Safety Committee and our Chief Aerospace Safety Officer. These assessments also incorporate how each executive officer performed with respect to our core values of safety, quality, integrity and sustainability, as well as key leadership behaviors, which are evaluated under the Seek, Speak & Listen framework described on page 49.

The above process results in individual performance scores, expressed as a percentage that multiplies earned annual incentive payouts for the applicable year. This multiplier can reduce the payout (down to zero) or increase it based on the individual executive’s performance. As discussed on page 47, in response to shareholder feedback received during our 2023 fall shareholder engagement, the Compensation Committee decided to reduce the potential upper maximum of this score from 200% to 120%, effective for the 2023 performance year.

Independent Compensation Consultant

Pay Governance. The Compensation Committee engaged Pay Governance to serve as its independent compensation consultant during most of 2023. The GPP Committee also engaged Pay Governance during 2023 to serve as its independent compensation consultant relating to nonemployee director compensation, as described on page 41. In connection with performing these roles, Pay Governance took direction from the Compensation and GPP Committees, as appropriate, reported directly to the committees and did not provide any other services to Boeing.

Transition to FW Cook. In late 2023, the Compensation Committee selected Frederic W. Cook & Co., Inc. (FW Cook) as its new independent compensation consultant. FW Cook was engaged to provide refreshed insight on pay design, investor expectations, competitive market analysis and best practice governance standards. FW Cook will also support the GPP Committee on nonemployee director compensation matters in 2024. During 2023, FW Cook took direction from the Compensation Committee, reported directly to that committee and did not provide any other services to Boeing.

2024 Proxy Statement	54

COMPENSATION DISCUSSION AND ANALYSIS

Independence assessment. The Compensation Committee assessed the independence of both Pay Governance and FW Cook pursuant to SEC and NYSE rules and determined that no conflict of interest existed or exists that would prevent either firm from independently representing the Compensation and GPP Committees. In making these assessments, the Compensation Committee considered each of the factors set forth by the SEC and the NYSE with respect to the compensation consultant’s independence, including that the consultant provided no services for Boeing other than pursuant to its engagement by the Compensation and GPP Committees. The Compensation Committee also determined there were no other factors the committees should consider in connection with the assessment or that were otherwise relevant to the committees’ engagement of Pay Governance or FW Cook.

Market Data and Compensation Peer Group

Given the complexity and scale of our business operations, we compete with a wide variety of companies for executive talent. To ensure that our pay program is competitive, we typically utilize market data as a starting reference point when making executive pay decisions.

We maintain a compensation peer group comprised of leading U.S.-based companies, with an emphasis on aerospace and/or industrial manufacturing companies, that have a technology focus, large global operations, a diversified business structure and/or roughly comparable total assets, revenues and market capitalization. We also use this peer group as a comparison reference point for the design of our annual and long-term incentive programs and our limited executive perquisite offerings. On at least an annual basis, the Compensation Committee, working with its independent compensation consultant, reviews the composition of this peer group and determines whether any changes should be made. In 2023, Boeing’s primary peer group consisted of the 19 companies listed below.

2023 COMPENSATION PEERS

3M	Ford	Microsoft
AT&T	General Dynamics	Northrop Grumman
Caterpillar	Honeywell	Procter & Gamble
Chevron	IBM	Raytheon Technologies
Cisco Systems	Intel	United Parcel Service
ExxonMobil	Johnson & Johnson	Verizon Communications
Lockheed Martin

This same group of companies has constituted our peer group since 2018 (with changes made solely to reflect merger and divestiture activity within the group). The Committee made the decision to retain this peer group, over a period in which the Company experienced severe impacts to its financial results due to the 737 MAX grounding and impact of the COVID-19 pandemic, in order to ensure a consistent approach towards developing and maintaining competitive pay levels and programs through our recovery, and to retain and motivate leaders needed to rebuild the Company’s financial strength back up to (and beyond) pre-2019 levels.

Our primary data sources for peer group compensation are proxy statements and other SEC filings, supplemented by survey data provided by Willis Towers Watson and obtained through its 2022 Executive Compensation Survey. For certain roles, a custom analysis of manufacturing company pay information from the Willis Towers Watson 2022 Executive Compensation Survey was also used as a reference point for making pay decisions.

For all our NEO positions, benchmarking data is compiled for the 25th, 50th and 75th percentiles for each element of compensation (base salary, annual incentive target and long-term incentive target) as well as total direct compensation. The Compensation Committee generally focuses on a broad range around the median as a starting point, but also considers other factors including job requirements, internal pay data, business needs, unique market considerations and the executive officer’s experience, qualifications and performance when making individual pay decisions.

55	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Components of Executive Compensation

Our executive compensation program features both fixed and variable elements, and incorporates short- and long-term performance, financial and operational performance, and individual, business unit and total Company performance. The Compensation Committee reviews and approves annual and long-term incentive targets each February, and the Board also approves these targets with respect to Mr. Calhoun. The Board also reviews and approves adjustments, if any, to all NEO base salaries in February; any base salary adjustments generally take effect in March. Elements of compensation may also be reviewed and adjusted at other times during the year in connection with promotions or other changes in roles or responsibilities.

Base Salary

Base salaries provide a fixed level of cash compensation for each executive based on competitive market data and individual factors such as competencies, skills, experience, contributions, performance and the assumption of new responsibilities or promotions. There are no specific weightings assigned to these individual factors. In 2023, no changes were made to the base salaries of our NEOs other than Ms. Pope (see “2023 NEO Pay Decisions” starting on page 62 for more details).

Annual Incentive Plan

The annual incentive plan is designed to drive near-term program execution and operational excellence, as well as to differentiate executives based on individual performance. The Compensation Committee sets annual incentive award targets for executive officers as cash-denominated targets independent of base salary rates (instead of a fixed percentage of base salary), in order to give the Compensation Committee more flexibility in adjusting this element of compensation and taking into account individual NEO performance. In 2023, no changes were made to the annual incentive targets for our NEOs other than Ms. Pope (see “2023 NEO Pay Decisions” starting on page 62 for more details).

Actual incentive awards are determined as follows:

Company Performance Score. The Company performance metrics driving our annual incentive plan payouts are measured through a formulaic Company Performance Score. The Company Performance Score is determined by comparing our performance under certain financial metrics (at both the total Company and business unit levels) and operational metrics against targets established in connection with the Board’s long-range business plan. It is expected that both maximum performance and performance resulting in zero payout would be infrequent. These goals incorporate expectations regarding the probability of achieving performance goals, key risks and a degree of “stretch” to appropriately incentivize superior performance.

For each of the financial and operational performance score components, actual performance that is higher or lower than target for any particular metric is assigned a percentage score based on a curve established by the Compensation Committee, with a score of 100% corresponding to target performance.

2024 Proxy Statement	56

COMPENSATION DISCUSSION AND ANALYSIS

As this score incorporates performance at the business unit level, the Company Performance Score that applies to each executive depends on the business unit or enterprise function to which the executive is aligned. For executive officers who are not aligned to a specific business unit, including our CEO and CFO, business unit performance is calculated as the average for our three business units.

The 2023 structure was largely consistent with the prior year’s design, but with the following changes:

•	For the financial performance score component:

•

The weightings of total Company and business unit performance in the financial performance score were adjusted, from an equal 50/50 weighting to 67% total Company and 33% business unit. This change was designed to prioritize the overall financial recovery of our Company as measured through free cash flow (our key indicator of financial health and the primary metric at the total Company level). The business unit metrics were equally weighted between revenue and operating earnings, to focus each business on meeting customer commitments and maintaining financial discipline.

•

The weighted payout range for financial performance was changed from 0% to 175% in 2022 to 0% to 150% in 2023, in order to accommodate the broader payout range allocated to the operational performance score component (0% to 50%, as compared to 0% to 25% in 2022).

•	The range of percentage scores that could be assigned to any metric under the curve established by the Compensation Committee was 0% to 200%, as compared to 0% to 233% in 2022.

•	For the operational performance score component:

•

The weighted payout range was changed from 0% to 25% in 2022 to 0% to 50% in 2023. This change was made to allow the Compensation Committee to score performance in these operational metrics at threshold, target, and stretch levels of performance.

•

We adopted a new stability metric in 2023, measuring product and services delivery performance improvement across each of our three business units. Together with the quality metrics, this new metric was designed to institutionalize product safety and help assess our progress in continuing to embed our Safety Management System, or SMS, into our culture and operating processes.

Financial performance metrics. The specific metrics and weightings used to determine financial performance for our 2023 annual incentive plan, and the specific business objectives driven by each of those metrics, are set forth below.

At the total Company level, the significant weighting towards free cash flow, as well as the increased weighting for total Company performance, was designed to focus our executives on prioritizing our overall financial recovery and achieving the free cash flow goals communicated to shareholders at our November 2022 Investor Conference. We consider free cash flow to be the most significant indicator of the health of our business over both the near- and long-term, given the debt that we carry and the length of our product cycles.

At the business unit level, two equally weighted metrics—operating earnings and revenue—were selected to drive each business’s focus on meeting customer commitments, maintaining strong financial discipline and executing on our business plan.

57	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Limited adjustment framework. The Compensation Committee limits its ability to adjust reported financial results for incentive plan purposes to circumstances where such adjustments are necessary to more accurately reflect the core operating performance of the Company. These limited adjustments may have either unfavorable or favorable impacts on results. No upward adjustments to reported results were applied for 2023.

Financial performance outcomes for 2023 are illustrated in more detail on page 60 under “2023 Company Performance Results.”

Operational performance metrics. In 2023, the Compensation Committee continued to incorporate operational performance as part of our annual incentive program and expanded the weighted payout range attributable to operational performance up to 50% (as compared to 25% in 2022). These operational goals were focused on five areas: stability, quality, employee safety, climate and ED&I.

The stability metric, which measures the level of improvement in our products and services delivery performance across our three business units, was newly incorporated in 2023 as a way to assess our institutional progress in continuing to embed product safety into our culture and operations. Together with the quality metric, the new stability goal reflects our commitment to the safety of our products. A production system that is stable and that requires our factories to do little rework underpins safe and reliable products.

Individual Performance Score. The individual performance score for each NEO, which is the typical outcome of our individual performance assessment process described on page 54, acts as a multiplier to the incentive payout calculated based on each NEO’s target and the applicable Company Performance Score. For 2023, consideration of individual performance included achievement against product safety metrics for each NEO. Our CEO declined to be considered for an annual incentive payout for 2023 following the Alaska Airlines accident in early 2024; accordingly, Mr. Calhoun’s payout was set at zero. The factors considered by the Compensation Committee in determining the scores for our other NEOs are described in under “2023 NEO Pay Decisions” starting on page 62. In response to shareholder feedback, starting with 2023 performance assessments, the maximum score was reduced from 200% to 120%. The low end of the range remained 0%.

2024 Proxy Statement	58

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Program

As described in more detail in “Shareholder Engagement on Executive Compensation” on page 46, among the feedback we heard from certain shareholders was a preference for returning to long-term incentive vehicles with pre-established metrics directly linked to Company financial performance. Following the Company’s resumption of providing financial guidance to shareholders at our November 2022 Investor Conference, the Compensation Committee adjusted the mix of long-term incentive award vehicles for 2023 to eliminate stock options and move to 55% PRSUs and 45% RSUs.

Continuing a policy adopted in 2022, our 2023 long-term incentive awards require that the executive must complete our Safety Management System training during the grant year as a condition of vesting in the award. Both PRSUs and RSUs require three years of continuous service in order to vest, except in cases of qualifying retirements, layoff, death or long-term disability. Specifically, the awards provide for continued vesting upon retirement or layoff after attaining age 62 with at least one year of service, pro-rated monthly vesting upon retirement after attaining age 55 with at least ten years of service (based on the number of months employed during the vesting period) or layoff, and full vesting upon termination due to death or long-term disability. Any other type of termination prior to vesting will result in forfeiture of the awards.

Pursuant to a practice implemented in 2021, our CEO’s long-term incentive awards also contain additional provisions prohibiting distribution of earned PRSUs and RSUs until he separates from the Company, in order to ensure that this significant component of his total target pay remains firmly linked to the Company’s long-term performance while he is serving as our CEO and beyond.

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2023 Company Performance Results

2023 Annual Incentive Plan

Financial performance results. 2023 performance with respect to our annual financial metrics is set forth below.

At the time of goal-setting in February 2023, the Compensation Committee considered the potential impact to financial results of instability in our first-tier supply chain. The Compensation Committee made the decision to set financial targets for 2023 without regard to this potential negative impact, and instead determined that any impact of supply chain constraints on financial performance would be assessed following the end of the performance year, within the limited adjustment framework described on page 58. After year-end, the Compensation Committee considered the actual impact of labor challenges and nonconformances at our largest suppliers, and although the plan framework allowed for an upward adjustment to account for these significant supply chain factors, the Compensation Committee ultimately determined not to adjust for these factors.

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The Compensation Committee further considered and ultimately approved a downward adjustment to revenue for our defense business, for incentive plan purposes, from $24.9 billion to $24.3 billion, to account for revenue recorded within our satellites business that was not considered in our financial targets for 2023.

Operational performance results. 2023 performance with respect to our operational performance metrics is set forth below.

2023 ANNUAL INCENTIVE OPERATIONAL PERFORMANCE METRICS, TARGETS, OUTCOMES AND SCORES

METRIC		THRESHOLD (10%)	TARGET (20%)	MAXIMUM (40%)	SCORE
Stability Percentage improvement in delivery performance against plan vs. 2022	Commercial Airplanes	10%	20%	30%	10%
	Defense, Space & Security	5%	10%	20%	20%
Product Safety Metrics	Global Services	5%	10%	20%	17%
	Enterprise	*Average of the three business unit scores*			16%
Quality Percentage reduction in rework vs. 2022	Enterprise	2%	4%	8%	0%
Employee Safety Percentage reduction in OSHA recordable case rate vs. 2022	Enterprise	2%	4%	6%	40%
Climate Percentage reduction in energy consumption vs. 2019 (most recent full production year)	Enterprise	7%	8%	9%	40%
Equity, Diversity & Inclusion Percentage of manager and executive slates that are diverse	Enterprise	90%	92.5%	95%	40%

Operational Performance Scores

Commercial Airplanes	Defense, Space & Security	Global Services	Enterprise
130%	140%	137%	136%

For purposes of calculating the final Company Performance Scores, the financial and operational performance outcomes are weighted at 75% and 25%, respectively, and together resulted in the following Company Performance Scores for 2023.

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2021-2023 Long-Term Incentive Program

Vesting of 2021-2023 Long-Term Incentive Awards. Our NEOs (other than Mr. West, who was hired in August 2021 and did not receive grants under our long-term incentive program until the following year) received long-term incentive awards for the 2021-2023 performance period in the form of equally weighted premium-priced stock options, or PPSOs, and time-vested RSUs. These PPSOs and RSUs vested on February 17, 2024 and February 20, 2024, respectively.

PPSOs were issued with an exercise price equal to 120% of the grant date fair market value of one share of our stock, or $258.83. On the vesting date, which fell on a weekend, the fair market value of a share of Company stock was $203.93 (the average of the high and low trading prices on the immediately preceding trading day). Accordingly, the exercisable value of these PPSOs on the vesting date was zero for all NEOs.

Our time-vested RSUs were issued with a grant date fair market value per share of $215.70, and vested at a fair market value of $204.15 per share.

Overall, the value realized by our NEOs as of the vesting date with respect to their 2021-2023 long-term incentive awards represented 47% of the target value of those awards (calculated assuming zero exercisable value for vested underwater PPSOs).

Vested PPSOs will remain exercisable until the tenth anniversary of the grant date, subject to the executive’s continuous employment through that date or earlier retirement if the executive qualifies as retirement-eligible (at least age 55 with ten years of service, or at least age 62 with one year of service). If the executive terminates for any reason other than qualifying retirement prior to the tenth anniversary of the grant date, the exercisability of vested PPSOs will depend on the type of termination:

•	Layoff, death or long-term disability: PPSOs remain exercisable until the earlier of the fifth anniversary of the grant date or the normal expiration date.

•	Termination for cause: PPSOs immediately expire.

•	Termination for any other reason: PPSOs remain exercisable until the earlier of 90 days following termination or the tenth anniversary of the grant date.

Our CEO’s 2021-2023 long-term incentive awards contain special restrictions designed to ensure that this significant component of his pay remains firmly linked to the Company’s long-term performance while is serving as our CEO and beyond:

•	Our CEO may not sell or otherwise transfer any shares acquired through exercise of PPSOs while he is employed by the Company.

•	Our CEO will not receive distribution of vested RSUs until he leaves the Company, and thereafter in ten annual installments.

2023 NEO Pay Decisions

Pursuant to its regular annual process as described in “How Executive Compensation is Determined” beginning on page 53, the Compensation Committee (and the Board, where applicable) generally reviews and approves adjustments (if any) to base salaries, annual incentive targets, and long-term incentive grant amounts for our NEOs each February. Following the end of the performance year, the Compensation Committee (and the Board, with respect to the CEO) makes decisions regarding the Company Performance Scores and the individual performance of our NEOs, and thereafter approves the annual incentive payout amounts. In this section we describe the outcomes of this process for each of our NEOs in 2023.

In early 2023, the Compensation Committee (and the Board, with respect to Mr. Calhoun) approved larger long-term incentive awards for our NEOs as compared against our 2022 awards. These increases were designed to focus our leadership team at a pivotal moment in our Company’s recovery, to incentivize the performance necessary to deliver on the 2025/2026 objectives communicated to our shareholders at our November 2022 Investor Conference, and to help ensure the stability and continuity of leadership necessary to maintain consistent progress towards our business objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

Boeing’s Board of Directors asked Mr. Calhoun to become Boeing’s CEO in January 2020, at a time when the Company was confronting one of the more serious challenges in its long history and working to restore public, regulator and customer confidence in the wake of two tragic 737 MAX accidents. When he stepped into the role, the 737 MAX had been grounded for ten months, with months of work ahead of the Company to return the 737 MAX safely to service. From his first day as CEO, and in each day on the job since, Mr. Calhoun’s primary focus has been on strengthening the Company’s product safety and quality systems—including by enhancing Boeing’s engineering excellence and independence, and by working to build a culture in which employees feel encouraged and empowered to raise issues and concerns.

In March 2020, COVID lockdowns began to spread throughout the world, leading to a greater than 60% reduction in global air travel and the greatest disruption in the history of modern commercial aviation. The first reported case of COVID in the United States occurred at a Puget Sound nursing home located between two of Boeing’s largest facilities, necessitating the shutdown of Boeing’s production factories. Mr. Calhoun voluntarily waived his salary for the rest of 2020 along with a guaranteed first year bonus that was part of his initial hiring compensation. In addition, in large part as a result of these events, his 2020 performance equity grant paid out at zero. Unlike many companies, Boeing never adjusted its long-term or annual incentive targets to account for COVID.

Throughout his tenure, as part of Mr. Calhoun’s focus on safety and quality, he has demanded transparency within Boeing and with our customers, our regulators and the flying public. He has also made a number of decisions that, in the Board’s judgment, were in the long-term interest of Boeing, even if they came at the expense of achieving near-term financial or operational goals. While the Alaska Airlines Flight 1282 accident shows that Boeing has much work yet to do, the Board believes that Mr. Calhoun has responded to this event in the right way by taking responsibility for the accident, engaging transparently and proactively with regulators and customers and taking important steps to strengthen Boeing’s quality assurance—not only within Boeing factories but in the supply chain as well.

The 737 MAX accidents and COVID have combined to create tremendous stress on the Company’s manufacturing operations and supply chain. However, the Board believes that Mr. Calhoun’s primary focus on safety, quality and transparency is exactly what Boeing has needed, and continues to need.

In granting Mr. Calhoun’s long-term incentive award and special RSU matching award in February 2023, the Compensation Committee and the Board took into consideration Mr. Calhoun’s prior long-term incentive grants and the significant impact of the COVID-19 pandemic on those awards. As the Company continues its efforts to restore stability and public confidence during a pivotal period of transition for Boeing, it bears emphasis that Mr. Calhoun’s 2023 awards were designed to emphasize the importance of long-term shareholder value growth and to reinforce alignment of Mr. Calhoun’s interests with those of our shareholders, as well as to incentivize the performance necessary to achieve our long-term business goals.

Base Salary. No adjustments were made in 2023 to Mr. Calhoun’s base salary of $1,400,000.

Annual Incentive Plan Target and Payout. No adjustments were made in 2023 to Mr. Calhoun’s annual incentive target of $2,800,000. In early February 2024, following the Alaska Airlines accident, Mr. Calhoun declined to be considered for an annual incentive payout, and the Board honored that request.

Long-Term Incentive Award and Special RSU Matching Award. In February 2023, for the reasons described above and on page 62, the Compensation Committee recommended, and the Board approved, a long-term incentive award of $21,250,000 for Mr. Calhoun for the 2023-2025 performance period. Mr. Calhoun’s long-term incentive awards contain special provisions prohibiting distribution of vested PRSUs and RSUs until he separates from the Company and thereafter in ten annual installments, in order to ensure that this significant component of his total target pay remains firmly linked to the Company’s long-term performance while he is serving as our CEO and beyond.

In February 2023, the Board also granted Mr. Calhoun a special matching award of 25,000 RSUs. Half of this grant vested on February 16, 2024, and the remainder will vest on February 18, 2025 subject to his continued employment through that date. However, no shares will be distributed to Mr. Calhoun until the later of the fourth anniversary of the grant date or Mr. Calhoun’s separation from the Company. Furthermore, any unvested portion of this special award will be forfeited if he voluntarily leaves the Company prior to the vesting date. Any unvested portions of the award will vest in full in the event of Mr. Calhoun’s termination from the Company due to death, long-term disability or layoff.

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Base Salary. No adjustments were made in 2023 to Mr. West’s base salary of $1,000,000.

Annual Incentive Plan Target and Payout. No adjustments were made in 2023 to Mr. West’s annual incentive target of $1,100,000. In February 2024, the Compensation Committee approved an annual incentive payout of $1,089,000 for Mr. West, determined by multiplying his target by the enterprise Company Performance Score, and multiplying the product by an individual performance score of 110%. This individual score reflected the Compensation Committee’s assessment of Mr. West’s strong stewardship of our finance function during 2023 and his performance against his individual product safety-related goals established by the Compensation Committee in early 2023:

•	Met all individual product safety goals:

—	99.9% of enterprise employees completed Safety Management System training,

—	Over 500 new, revised or supplemental design practices were completed,

—	Over 350 technical design reviews were completed, and

—	A second party assurance audit of all business units’ SMS was completed;

•

Led the finance function in efforts to conduct regular Seek, Speak & Listen sessions throughout the year, resulting in 97% of finance employees surveyed in the fourth quarter of 2023 reporting increased comfort in speaking up, especially after making a mistake;

•	Enabled capital allocation to increase research and development, as well as capital expenditure investments in the business;

•

Concluded a two-year finance transformation that established a global shared services center of excellence, which significantly simplified work and created efficiencies while ensuring strong controls and technology tools;

•	Partnered with operating leaders in our commercial and defense businesses to work through certain program challenges and supply chain constraints to de-risk the business;

•	Led proactive, transparent and timely engagement with capital markets through a period of recovery;

•	Managed liquidity and maintained investment grade rating, reduced debt by $5 billion and lowered revolving debt by $2 billion; and

•	Invested heavily in our talent and people development, with a strong focus on early career development.

Long-Term Incentive Award. In February 2023, for the reasons described on page 62, the Compensation Committee approved a long-term incentive award of $8,000,000 for Mr. West for the 2023-2025 performance period.

Base Salary. In February 2023, the Compensation Committee approved Ms. Pope’s salary of $1,000,000, increased from $800,000 for the prior year. This increase was approved primarily to bring her salary closer to our peer data median for her role during 2023 as President and Chief Executive Officer, Global Services.

Annual Incentive Plan Target and Payout. In February 2023, the Compensation Committee approved an annual incentive target for Ms. Pope of $1,000,000, as compared to $800,000 for the prior year. This increase was approved primarily to bring her annual incentive target closer to our peer data median for her 2023 role.

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In February 2024, the Compensation Committee approved an annual incentive payout of $1,368,500 for Ms. Pope, determined by multiplying her target by the Company Performance Score for the global services business (for which Ms. Pope served as CEO for the entirety of the performance year), and multiplying the product by an individual performance score of 115%. This individual score reflected the Compensation Committee’s assessment of Ms. Pope’s exceptional leadership of the global services business in 2023 and her performance against her individual product safety-related goals established by the Compensation Committee in early 2023:

•	Met all individual product safety goals:

—	99% of Global Services employees completed Safety Management System training,

—	All targeted SMS boards for Global Services were established and implemented, and

—	A second party assurance audit of the business’s SMS was completed;

•	Exceeded the business’s financial targets in revenue and earnings for the year;

•	Introduced over 100 customers and over 40 regulators to our competency-based commercial pilot training and assessment program;

•	Improved affordability driving business transformation positioned for growth;

•	Achieved significant improvement in on-time delivery to customers;

•	Operationalized Seek, Speak & Listen by putting the customer at the center of the mission and encouraging simplification; and

•

Expanded our presence into key countries based on market demand, staffing, capabilities and capacity, including opening a 36,000 square foot parts and distribution warehouse in India on schedule in December 2023.

Long-Term Incentive Award. In February 2023, for the reasons described on page 62, the Compensation Committee approved a long-term incentive award of $5,500,000 for Ms. Pope for the 2023-2025 performance period.

Base Salary. No adjustments were made in 2023 to Mr. Deal’s base salary of $1,100,000.

Annual Incentive Plan Target and Payout. No adjustments were made in 2023 to Mr. Deal’s annual incentive target of $1,500,000. In February 2024, the Compensation Committee approved an annual incentive payout of $756,000 for Mr. Deal, determined by multiplying his target by the Company Performance Score for the commercial airplanes business, and multiplying the product by an individual performance score of 70%.

Mr. Deal’s individual score of 70% reflected the recent challenges faced by the commercial airplanes business. These include quality issues in our supply chain and our factories that have impacted our customers and our performance, and reflects our recognition of Boeing’s accountability for the accident on Alaska Airlines Flight 1282, an airplane that left our factory in October 2023. The score also reflected Mr. Deal’s achievements throughout the year, including the following:

•	Met the following product safety-related goals:

—	99.8% of Commercial Airplanes employees completed Safety Management System training,

—	Targeted SMS boards for Commercial Airplanes were established and implemented, and

—	A second party assurance audit of the business’s SMS was completed;

•	Launched the Aerospace Supply Chain Quality Forum to improve quality across the value stream, while utilizing Lean techniques to implement key improvements in the airplane production system;

•	Increased airplane deliveries by 10% and net orders by 70% over the prior year, expanding the Commercial Airplanes backlog by approximately 1,050 airplanes worth $111 billion; and

•	Grew Commercial Airplanes manufacturing and quality workforce by approximately 4,500 employees to meet demonstrated customer demand and support the stable and steady increase in capacity.

Long-Term Incentive Award. In February 2023, for the reasons described on page 62, the Compensation Committee approved a long-term incentive award of $8,400,000 for Mr. Deal for the 2023-2025 performance period.

On March 25, the Company announced that, as of that date, Mr. Deal will be stepping down as President and CEO of Commercial Airplanes and that Stephanie Pope will be taking his place in that position.

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Base Salary. No adjustments were made in 2023 to Mr. Colbert’s base salary of $1,000,000.

Annual Incentive Plan Target and Payout. No adjustments were made in 2023 to Mr. Colbert’s annual incentive target of $1,000,000. In February 2024, the Compensation Committee approved an annual incentive payout of $600,000 for Mr. Colbert, determined by multiplying his target by the Company Performance Score for the defense business, and multiplying the product by an individual performance score of 75%.

Mr. Colbert’s individual score of 75% reflected the challenges faced by the defense business in 2023, including development and non-development program write-downs and program delays and delivery impacts arising from performance issues. The score also reflected Mr. Colbert’s achievements throughout the year, including the following:

•	Met the following product safety-related goals:

—	99.6% of Defense employees completed Safety Management System training,

—	Targeted SMS boards for Defense were established and implemented, and

—	A second party assurance audit of the business’s SMS was completed;

•	Captured $29 billion in orders and increased externally reported product deliveries by 7% over 2022;

•	Improved operational performance through progress in safety, quality and workforce stability;

•	Achieved several strategic milestones, including T-7 Engineering & Manufacturing Development Phase first flight and first aircraft delivery, VC-25B wiring baseline and MH-139 milestone C;

•	Met urgent operational need to develop and deploy Ground Launch Small Diameter Bomb and captured a U.S. Air Force E-7A contract award; and

•	Re-invigorated the focus on Lean and continuous improvement by establishing a Lean Office and implementing Lean practices within all programs.

Long-Term Incentive Award. In February 2023, for the reasons described on page 62, the Compensation Committee approved a long-term incentive award of $6,000,000 for Mr. Colbert for the 2023-2025 performance period.

Early 2024 Compensation Decisions

Changes to our 2024 Annual Incentive Plan

In January 2024, following the Alaska Airlines Flight 1282 accident and our assessment of performance against our operational product safety metrics of stability and quality during 2023, we initiated a comprehensive review of our annual incentive plan design to determine if changes were warranted. In this effort, we were informed by feedback from shareholders. Following this review, we made the following changes to our annual incentive plan for 2024:

•

Weightings of financial and operational performance for Commercial Airplanes. In 2023, the Company Performance Scores for all three business units were weighted 75% towards financial performance and 25% towards operational performance. In 2024, the score for our commercial airplanes business will be weighted 60% towards operational performance, and 40% towards financial performance.

•

Operational performance metrics. In recognition of the progress towards safety and quality that must be made across our enterprise, our operational performance metrics will be focused entirely on quality and safety goals. For Commercial Airplanes, these metrics will include reduction in rework and traveled work, completion of 787 join verification rework, delivery of 737 MAX inventory built prior to 2023 and reduction in employee injury rates.

•

Financial performance metrics. In 2023, the financial performance component of our design was weighted 67% towards total Company performance and 33% towards business unit performance. In 2024, total Company and business unit performance will be equally weighted, in order to drive greater accountability for financial outcomes at the business unit level. Free cash flow will be the sole metric measured at the total Company level. At the business unit level, performance in revenue and operating earnings will contribute to incentive payouts, except for our defense business, where operating earnings will be the sole financial metric.

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Changes to our 2024-2026 Long-Term Incentive Program

In early 2024, the Compensation Committee approved a long-term incentive award structure similar to that first implemented in 2023, comprised 45% of time-vested RSUs and 55% of PRSUs that will pay out between 0% and 200% of the target number of units granted based on the achievement of free cash flow goals over the 2024-2026 performance period. New for 2024, our PRSUs incorporate a product safety downward modifier, under which the NEOs’ calculated payout following the end of the three-year performance period may be reduced by 25% or down to 0% if two product safety operational goals are not timely completed. These two goals require (1) the design and deployment of an employee culture survey aimed at assessing how deeply and effectively our Safety Management System is inculcated in our workforce, and (2) the development and implementation of operational control limits for several programs (including the 737 program) that include measures for determining when a safety risk assessment is required before a product can move past a specified point in our production system. Unless these goals are both completed by or before year-end 2024, the 2024-2026 PRSU payout will be subject to either 25% reduction (if goals are completed in 2025) or reduction to 0% (if goals are completed after 2025). Progress towards completion of these two goals will be overseen by the Aerospace Safety Committee and subject to final certification by the Compensation Committee.

In accordance with its normal process, the Compensation Committee also set long-term incentive targets for each executive officer. However, after approving the long-term incentive targets for our senior executives, the Board and the Compensation Committee made the decision to reduce each executive’s long-term incentive award by the percentage decline in the Company’s stock price between January 5, 2024 (the day of the Alaska Airlines Flight 1282 accident) and the grant date. This decision was implemented to hold our leadership team accountable for the decline in our stock price following the accident, and resulted in an approximately 22% reduction in long-term incentive grant values as compared to target values for our senior leadership team. The impact of this decision process on our CEO’s 2024 long-term incentive award, and a comparison against his 2023 award, is shown below.

Other Program Features and Policies

As part of a comprehensive and competitive executive compensation package, executives may be eligible for additional benefits as summarized below. These benefits are designed to attract and retain the executive talent needed to achieve our business and financial objectives.

Retirement Benefits

Our executives participate in our Boeing 401(k) plan and are also eligible to participate in our Executive Supplemental Savings Plan (Executive SSP), a nonqualified deferred compensation plan. The Executive SSP provides certain executives with additional retirement benefits and allows eligible participants to receive Company contributions that would otherwise exceed Internal Revenue Code limits applicable to the 401(k) plan. The Executive SSP also allows executives to voluntarily defer, on a nonqualified basis, receipt of a portion of salary and/or cash-based incentive payouts. For more information on our nonqualified deferred compensation benefits, see “2023 Nonqualified Deferred Compensation” beginning on page 77.

Executives hired prior to 2009 earned benefits under our Pension Value Plan (PVP), a broad-based defined benefit pension plan, until the end of 2015, and if they had a PVP benefit or were hired prior to 2008, also earned benefits under our defined benefit Supplemental Executive Retirement Plan (DB SERP), until the end of 2015. Each of these arrangements, as well as each of our other broad-based pension plans for which executives are eligible, is described under “2023 Pension Benefits” beginning on page 76.

Perquisites and Other Executive Benefits

Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites and other benefits that we provide to executives. In 2023, these perquisites consisted of relocation assistance (when applicable), tax preparation services, financial management services, annual physical exams, concierge health services, charitable gift matching, supplemental life insurance and outplacement and transition services upon qualifying terminations. In addition, our CEO is required to use Company aircraft for all business and personal travel for security reasons, and our NEOs are also permitted to occasionally use Company

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aircraft for personal travel, subject to availability. Our NEOs are also permitted to use aircraft and ground transportation services for travel to outside board meetings, executive physicals, professional and industry-related conferences and meetings, business development events, speaking engagements, and community, philanthropic and similar events, some of which may be deemed perquisites under applicable SEC rules; in these circumstances, the Company may also pay additional costs incurred in connection with attendance at such events, such as ground transportation, hotel and meal costs. NEOs are also permitted to use event tickets previously acquired by the Company for business purposes (this use typically results in no incremental cost to the Company). Finally, the Company also occasionally provides commemorative merchandise to our NEOs. The Compensation Committee annually reviews perquisites and other executive benefits to ensure that they are reasonable and consistent with our executive compensation philosophy.

Following a review commenced by the Company in 2023, we found certain items, primarily aircraft and ground transportation costs, for Messrs. Calhoun, West, Deal and Colbert during 2022 and 2021 that were not previously classified as perquisites by the Company but should have been classified as such in accordance with SEC rules and guidance. Please refer to footnote 8 of the Summary Compensation Table on page 73 for details regarding the revised amounts for those years, which reflect these reclassifications and other adjustments.

Severance Benefits

We maintain an Executive Layoff Benefit Plan to provide separation benefits for executives who are involuntarily laid off due to a job elimination (these separation benefits are not provided if the executive becomes employed elsewhere within the Company in any capacity, or refuses any offer of employment with the Company as an executive). The plan provides a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company Performance Score for the year in which the layoff occurs, less any amounts paid pursuant to an individual employment, separation or severance agreement (if applicable). The plan does not provide enhanced change-in-control benefits or tax gross-ups. The Compensation Committee believes that the benefits provided under the plan are consistent with those provided by our peers and other companies with which we compete for executive talent. In addition to receiving benefits under the plan, laid off executives may continue to participate in certain incentive award programs with respect to their outstanding awards after a separation based on service and the terms and conditions of the award. No NEO received any benefits under the Executive Layoff Benefit Plan in 2023.

Executive Stock Ownership and Stock Holding Requirements

In order to further align the interests of our senior executives with the long-term interests of shareholders, we require NEOs and other senior executives to own significant amounts of Boeing stock. Senior executives are required to attain and maintain throughout their term of employment with us the following investment position in Boeing stock and stock equivalents:

Senior executives must fulfill this requirement within five years after assuming the executive position to which the requirement applies. During the five-year period, executives are expected to accumulate and hold qualifying equity until they meet the minimum stock ownership requirement. In addition, executives must hold all newly-vested stock until their minimum stock ownership requirement has been satisfied. Shares owned directly by the executive as well as time-vested RSUs, Career Shares, and investments in Boeing stock held in the Boeing 401(k) and our nonqualified deferred compensation plans are included in calculating ownership levels. Shares underlying unexercised stock options and PRSUs do not count toward the ownership guidelines. As of December 31, 2023, each NEO satisfied the applicable stock ownership requirement.

Each year, the Compensation Committee reviews the ownership position of each executive officer as well as a summary covering all senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership.

Boeing, like the vast majority of its peer companies, generally does not require NEOs to hold a fixed percentage of equity compensation through retirement age, whether defined by the Company’s existing retirement plans or otherwise. However, since 2021, Mr. Calhoun’s long-term incentive awards contain unique provisions to further

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strengthen the link between our CEO’s pay and the Company’s sustained performance. Specifically, Mr. Calhoun’s RSU and PRSU awards granted under our long-term incentive program provide that distribution of vested units will not commence until he has separated from the Company, and further provide for a ten-year annual installment payment timeline. Similarly, Mr. Calhoun’s premium-priced stock option awards provide that he may not sell or otherwise dispose of any shares acquired through exercise until he has separated from the Company.

Granting Practices

The Compensation Committee typically grants long-term incentive awards to executive officers each February. The Board meeting date is generally the effective grant date for the grants. The grant date fair market value of RSUs and PRSUs is determined by reference to the average of the high and low prices of a share of Boeing stock on the grant date. Executive officers who join the Company after the February grant date are generally eligible for their first long-term incentive awards the following February.

Securities Trading Policy

We have a policy that prohibits all employees from trading in Boeing securities while aware of material nonpublic information, and that further prohibits executive officers and directors from trading in “puts” and “calls” and engaging in short sales of, or hedging, pledging or monetization transactions (such as zero-cost collars) involving Boeing securities. This policy is described in our Corporate Governance Principles, which is available at www.boeing.com/company/general-info/corporate-governance.page.

Clawback Policy

In compliance with NYSE listing standards and the SEC’s final rule implementing Section 954 of the Dodd-Frank Act, on June 27, 2023, the Board adopted a comprehensive clawback policy that, among other things, authorizes the recovery of “covered compensation” erroneously awarded to current or former executive officers in the event of an accounting restatement. As required by NYSE and SEC rule-making, the policy applies to incentive-based compensation that is earned on or after October 2, 2023 but during the three-year period immediately prior to the date as of which the Company is required to prepare an accounting restatement.

The policy also incorporates our pre-existing clawback requirements relating to certain types of misconduct, including relating to safety. Even absent a financial restatement, the Board or the Compensation Committee may recoup incentive compensation from any executive officer or any other executive who has engaged in fraud, bribery or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom such officer had direct supervisory responsibility. The Compensation Committee, in consultation with the Aerospace Safety Committee, also may recoup incentive compensation from any executive who has violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law or regulation that has compromised the safety of the Company’s products or services and has (or could reasonably be expected to have) a material adverse effect on the Company, our customers or the public. The Board has the flexibility under this policy to direct the Company to publicly disclose any recoupment made pursuant to the policy. Our clawback policy is available at www.boeing.com/company/general-info/corporate-governance.page.

In addition, our 2023 Incentive Stock Plan (and its predecessor plan, the 2003 Incentive Stock Plan, under which awards remain outstanding), annual incentive plan and executive nonqualified retirement plans provide that certain compensation payable under the plans may be forfeited or recovered in the event an award recipient engages in various types of conduct deemed detrimental to the Company’s interest, including theft or fraud against the Company and engaging in competition with the Company.

Tax Gross-Ups

We do not provide tax gross-ups to executives other than for certain relocation expenses, in accordance with our standard relocation policies.

Accounting Implications

The Compensation Committee considers the accounting impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost efficient.

We account for stock options, RSUs and PRSUs in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of units, or the number of shares subject to the option, as applicable, that vest.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis, beginning on page 45. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Lynn J. Good, Chair Lynne M. Doughtie David L. Joyce Steven M. Mollenkopf Ronald A. Williams

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2023 had a relationship that requires disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

✓	Benchmarking of individual executive pay against market data for comparable executive roles at an appropriate set of peer companies;

✓

Incorporation of an individual performance assessment for each executive as a critical factor in the annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year, including if the executive is deemed to have sufficiently poor performance, is found to have engaged in activities or misconduct that pose a financial, operational or other undue risk to the Company, or otherwise fails to adhere to our core values of safety, quality, integrity and sustainability;

✓

Consultation between the Compensation Committee and Aerospace Safety Committee on appropriate safety-related metrics for incentive programs and individual performance assessments for our executive officers;

✓	The use of multiple financial metrics at the total Company and business unit levels, sharpening our executives’ focus on the areas within their control that best drive long-term shareholder value;

✓

Incorporation of operational performance alongside financial performance into our annual incentive plan design to drive improvements in areas critical to successful business execution and risk mitigation (including product safety);

✓

CEO-specific holding requirements applicable to his long-term incentive awards, providing that vested RSUs and PRSUs will not be distributed until his separation from the Company and thereafter in ten annual installments, and shares acquired pursuant to option exercises may not be sold or transferred until his separation from the Company;

✓

A robust clawback policy permitting the recoupment of past incentive pay from executive officers in the event of instances of misconduct, even absent a restatement of financial results, including misconduct that has compromised the safety of our products or services, and forfeiture of incentive awards and certain other compensation in the event the executive engages in various types of conduct deemed detrimental to the Company’s interests, including theft or fraud against the Company and engaging in competition with the Company;

✓	No employment agreements with executive officers (except where required by non-U.S. local law);

✓	Compensation Committee-approved limits on annual incentive awards;

✓	Compensation Committee annual and ongoing review of our compensation plans and programs as advised by its independent compensation consultant;

✓

Significant share ownership requirements for senior executives, and a holding requirement for certain senior executives, each monitored by the Compensation Committee, to ensure alignment with shareholder interests over the long term;

✓

Adjustments to financial and operational results impacting incentive plan payouts are limited to circumstances where such adjustments are necessary to more accurately reflect the core operating performance of the Company; and

✓	Restrictions on trading in Boeing stock to reduce insider trading compliance risk, as well as prohibitions on pledging, hedging and monetization transactions involving Boeing stock.

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COMPENSATION DISCUSSION AND ANALYSIS

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. As part of our ongoing process of evaluating our compensation program design for unintended or inappropriate levels of risk, the Compensation Committee engaged Pay Governance to conduct an independent assessment of the risk in our compensation design for 2023. Through this assessment, Pay Governance reviewed our annual and long-term incentive design and determined that our program design would not encourage inappropriate risk taking. The findings of this review were discussed with management and presented to the Compensation Committee in February 2023.

Following engagement of our new independent compensation consultant, FW Cook, in late 2023, FW Cook conducted a similar review of our annual and long-term incentive program design for 2024, and presented its conclusion to the Compensation Committee in February 2024 that our plans do not encourage inappropriate risk taking.

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation for each of our 2023 named executive officers.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)(8)	Total ($)
David L. Calhoun President and Chief Executive Officer	2023	1,400,000	—	30,231,750	—	—	—	1,138,769	32,770,519
	2022	1,400,000	—	8,500,000	8,500,000	3,418,800	—	778,378	22,597,178
	2021	1,400,000	—	8,000,000	8,000,000	3,381,840	—	385,570	21,167,410
Brian J. West Chief Financial Officer	2023	1,000,000	—	9,364,000	—	1,089,000	—	457,638	11,910,638
	2022	1,000,000	—	3,000,000	3,000,000	1,343,100	—	456,757	8,799,857
	2021	307,692	750,000	3,000,000	3,000,000	433,569	—	204,916	7,696,177
Stephanie F. Pope CEO, Global Services	2023	959,231	—	6,437,750	—	1,368,500	118,720	772,022	9,656,223
Stanley A. Deal CEO, Commercial Airplanes	2023	1,100,000	—	9,832,200	—	756,000	338,125	512,651	12,538,976
	2022	1,100,000	—	2,800,000	2,800,000	1,740,000	—	361,396	8,801,396
	2021	1,100,000	—	2,350,000	2,350,000	1,287,440	—	285,367	7,372,807
Theodore Colbert III	2023	1,000,000	—	7,023,000	—	600,000	—	340,171	8,963,171
CEO, Defense, Space &	2022	966,154	—	2,000,000	2,000,000	899,863	—	425,846	6,291,863
Security	2021	875,000	—	1,750,000	1,750,000	1,196,528	—	163,632	5,735,160

(1)

Titles reflect principal position held during 2023. On March 25, 2024, we announced that Mr. Deal will retire from the Company and that Ms. Pope has replaced him as President and Chief Executive Officer, Commercial Airplanes, in addition to continuing to serve as Executive Vice President and Chief Operating Officer.

(2)	Amounts reflect base salary paid in the year, before any deferrals at the executive’s election.

(3)

Amounts reflect the aggregate grant date fair value of RSUs and PRSUs granted in the year computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts have not been paid to or realized by the executive. There is no guarantee that, if and when these RSUs and PRSUs vest, they will have this value. For Mr. Calhoun, the amounts shown for 2023 include the grant date fair value of RSUs ($9,562,500) and PRSUs (accounting value $15,310,625) granted under our long-term incentive program as well as his special RSU matching award ($5,358,625). For the PRSUs granted in 2023 to all NEOs, the calculations reflect an accounting value of 131% of the target value; as of December 31, 2023, these PRSUs had an accounting value of 81% of the target value. Assumptions used in the calculation of these values are included in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. Payouts for PRSUs may range from 0% to 200% of the target number of units granted dependent on performance. If the maximum level of performance were to be achieved for these PRSUs, the grant date fair value for PRSUs would be $23,375,000 for Mr. Calhoun, $8,800,000 for Mr. West, $6,050,000 for Ms. Pope, $9,240,000 for Mr. Deal and $6,600,000 for Mr. Colbert. The grant date fair value of each RSU and PRSU award in 2023 is set forth in the 2023 Grants of Plan-Based Awards table on page 74.

(4)

Amounts reflect the grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts have not been paid to or realized by the executive. Assumptions used in the calculations of these values are included in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(5)

Amounts reflect annual incentive compensation, which is based on total Company, business unit and individual performance, including amounts deferred under our deferred compensation plan. The target and maximum amounts for annual incentive awards for 2023 are reflected in the 2023 Grants of Plan-Based Awards table on page 74. For 2023, Mr. Calhoun declined to be considered for an annual incentive payout.

(6)

No defined benefits have accrued since the end of 2015. Amounts for 2023 reflect aggregate increases in the actuarial present value of the executive’s accumulated benefit under all pension plans during that year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements. The degree of change in the present value depends on the age of the executive, when the benefit payments begin and how long the benefits are expected to last. The interest rate used for determining our audited financial statements can fluctuate significantly, which can result in significant year-to-year changes in the present value of accumulated benefits. An executive’s actual pension value is determined at the time of benefit commencement under the terms of the applicable plan. Additional information regarding our pension plans is set forth under “2023 Pension Benefits” beginning on page 76. None of the NEOs received any earnings on their deferred compensation based on above-market or preferential rates.

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COMPENSATION OF EXECUTIVE OFFICERS

(7)	The following table sets forth the elements of “All Other Compensation” provided in 2023 to our NEOs:

Name	Perquisites and Other Personal Benefits ($)(a)	Life Insurance Premiums ($)	Company Contributions to Retirement Plans ($)	Total All Other Compensation ($)
David L. Calhoun	556,733	3,780	578,256	1,138,769
Brian J. West	173,766	2,700	281,172	457,638
Stephanie F. Pope	499,623	2,610	269,789	772,022
Stanley A. Deal	168,881	2,970	340,800	512,651
Theodore Colbert III	109,488	2,700	227,983	340,171

(a)

Perquisites and other personal benefits provided to one or more of our NEOs in 2023 consisted of the following: (a) for all NEOs, use of Company aircraft (or leased aircraft where Company aircraft was not available), ground transportation services, tax preparation services and gifts; (b) for Messrs. Calhoun, West and Colbert, financial management services; (c) for Mr. Deal, charitable gift matching; (d) for Mr. Colbert, annual physicals; (e) for Messrs. West and Colbert and Ms. Pope, concierge health services; (f) for Messrs. Calhoun and Colbert and Ms. Pope, event tickets; (g) for Ms. Pope, relocation assistance; and (h) for Messrs. West and Colbert and Ms. Pope, lodging, meals and incidental expenses while on business-related travel that nonetheless constitute perquisites under applicable SEC guidance. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred, if any. The incremental cost to us for use of Company aircraft equals the variable operating cost, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board meals, landing fees and parking costs. Year over year costs per statute mile increased by 7.3% in 2023. Since our aircraft are used predominantly for business travel, the calculation does not include costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips. The incremental cost for use of leased aircraft equals the amount invoiced to us by the aircraft leasing company for the travel, but does not include the fixed leasing membership cost as that does not change based on usage. Family members and personal guests are permitted to accompany NEOs on aircraft travel. The cost of any category of benefits did not exceed the greater of $25,000 or 10% of all benefits for any NEO, except as follows: (i) for Mr. Calhoun, $514,285 for use of the Company aircraft; (ii) for Mr. West, $139,273 for use of the Company and leased aircraft; (iii) for Ms. Pope, $446,602 for relocation assistance; (iv) for Mr. Deal, $153,590 for use of the Company aircraft; and (v) for Mr. Colbert, $65,310 for use of the Company aircraft.

(8)

As discussed under “Perquisites and Other Executive Benefits” on page 67, the amounts attributable to perquisites and other personal benefits reported in this column for Messrs. Calhoun, West, Deal and Colbert for 2022 and 2021, and the resulting “Total All Other Compensation” amounts previously reported for those years, have been revised as set forth below to reflect certain aircraft usage and other travel expenses that were not previously classified as perquisites by the Company. No changes were made to the amounts previously reported for life insurance premiums, tax reimbursements and Company contributions to retirement plans.

Name		Perquisites and Other Personal Benefits ($)		Life Insurance Premiums ($)	Tax Reimbursements	Company Contributions to Retirement Plans ($)	Total All Other Compensation ($)
David L. Calhoun	2022	369,869	(a)	3,780	—	404,729	778,378
	2021	213,111	(a)	3,780	14,679	154,000	385,570
Brian J. West	2022	303,707	(b)	2,700	—	150,350	456,757
	2021	179,039	(b)	900	—	24,977	204,916
Stanley A. Deal	2022	136,305	(c)	2,970	—	222,121	361,396
	2021	94,424	(c)	2,970	33,186	154,787	285,367
Theodore Colbert III	2022	116,034	(d)	2,621	—	307,191	425,846
	2021	58,504	(d)	2,363	—	102,765	163,632

(a)

For Mr. Calhoun, amounts reported for perquisites for 2022 and 2021 have been revised to include additional incremental costs of (a) $92,965 and $49,350, respectively, for use of Company aircraft; and (b) $23,817 and $22,455, respectively, for ground transportation services, lodging, meals and incidental expenses, and (for 2021 only) relocation-related expenses.

(b)

For Mr. West, amounts reported for perquisites for 2022 and 2021 have been revised to include additional incremental costs of (a) $146,085 and $103,500, respectively, for use of Company, leased and charter aircraft and (for 2022 only) commercial air travel; and (b) $17,732 and $17,057, respectively, for ground transportation services, lodging, meals and incidental expenses.

(c)

For Mr. Deal, amounts reported for perquisites for 2022 and 2021 have been revised to include additional incremental costs of (a) $43,686 and $31,192, respectively, for use of Company aircraft; and (b) $2,006 and $649, respectively, for ground transportation services and (for 2021 only) meals and incidental expenses.

(d)

For Mr. Colbert, amounts reported for perquisites for 2022 and 2021 have been revised to include additional incremental costs of (a) $67,957 and $10,785, respectively, for use of Company and (for 2022 only) leased aircraft; and (b) $22,160 and $2,308, respectively, for ground transportation services, meals and incidental expenses, and (for 2022 only) lodging.

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COMPENSATION OF EXECUTIVE OFFICERS

2023 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding 2023 annual and long-term incentive award opportunities, including the range of potential payouts under our incentive plans. Specifically, the table presents the 2023 grants of annual incentive awards, RSUs (including our CEO’s special matching RSU award) and PRSUs.

	Type of Award	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name				Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David L. Calhoun	Annual Incentive	—	—	2,800,000	5,600,000	—	—	—	—	—
	RSUs	02/16/2023	02/16/2023	—	—	—	—	—	44,613	9,562,500
	PRSUs	02/16/2023	02/16/2023	—	—	27,264	54,527	109,054	54,527	15,310,625	(3)
	Matching RSUs	02/16/2023	02/16/2023	—	—	—	—	—	25,000	5,358,625
Brian J. West	Annual Incentive	—	—	1,100,000	2,200,000	—	—	—	—	—
	RSUs	02/16/2023	02/15/2023	—	—	—	—	—	16,795	3,600,000
	PRSUs	02/16/2023	02/15/2023	—	—	10,264	20,528	41,056	20,528	5,764,000	(3)
Stephanie F. Pope	Annual Incentive	—	—	1,000,000	2,000,000	—	—	—	—	—
	RSUs	02/16/2023	02/15/2023	—	—	—	—	—	11,547	2,475,000
	PRSUs	02/16/2023	02/15/2023	—	—	7,057	14,113	28,226	14,113	3,962,750	(3)
Stanley A. Deal	Annual Incentive	—	—	1,500,000	3,000,000	—	—	—	—	—
	RSUs	02/16/2023	02/15/2023	—	—	—	—	—	17,635	3,780,000
	PRSUs	02/16/2023	02/15/2023	—	—	10,777	21,554	43,108	21,554	6,052,200	(3)
Theodore Colbert III	Annual Incentive	—	—	1,000,000	2,000,000	—	—	—	—	—
	RSUs	02/16/2023	02/15/2023	—	—	—	—	—	12,597	2,700,000
	PRSUs	02/16/2023	02/15/2023	—	—	7,698	15,396	30,792	15,396	4,323,000	(3)

(1)

RSU and PRSU awards were approved by the Compensation Committee for all executive officers other than our CEO on February 15, 2023, with a grant date of February 16, 2023 (the day of our full Board meeting). Mr. Calhoun’s RSU and PRSU awards were approved and granted by the Board effective February 16, 2023.

(2)	Payouts of annual incentive awards may range from $0 to the applicable maximum as set forth above. Therefore, we have omitted the “Threshold” column.

(3)

For each NEO, the amounts shown represent the grant date fair value of the RSUs and PRSUs granted during 2023, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are referenced in footnote 3 to the Summary Compensation Table. These amounts have not been paid to or realized by the executive. There is no guarantee that, if and when these RSUs and PRSUs vest, they will have this value.

Annual Incentive Awards

The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on total Company, business unit and individual performance, might have been paid to each NEO for 2023 performance. The actual amount paid for 2023 is included in the “Non-Equity Incentive Plan Compensation” column and corresponding footnote of the Summary Compensation Table on page 72.

Annual incentive awards, if payable, may be deferred at the election of the executive. If employment is terminated due to death, long-term disability, layoff or retirement during the year, the executive (or beneficiary) remains eligible to receive a payout based on actual eligible earnings during the year. Upon any other type of employment termination, all rights to the annual incentive awards would terminate completely. Annual incentive awards are described in further detail starting on page 56.

Restricted Stock Units and Performance Restricted Stock Units

The amounts shown for RSUs and PRSUs represent the number of each that was awarded to each NEO in 2023. The grant date fair value of the RSUs and PRSUs was determined in accordance with FASB ASC Topic 718, calculated by reference to the average of the high and low per share trading prices for Boeing stock on the grant date.

RSUs granted as part of our long-term incentive program vest and settle on a one-for-one basis in shares of stock on the third anniversary of the grant date provided the executive remains employed through the vesting date, with limited exceptions for earlier terminations due to retirement, layoff, death and long-term disability. Our PRSUs are subject to similar terms, provided that the number of PRSUs that will vest on the third anniversary of the grant date may range from 0% to 200% of the target number of units granted, based on our achievement of pre-set cumulative free cash flow goals during the 2023-2025 performance period.

Executives who terminate employment due to retirement or layoff after attaining at least age 62 with one year of service are eligible to continue vesting in their entire RSU and PRSU awards, which will be settled (to the extent earned, with respect to the PRSUs) on the third anniversary of the grant date. Executives who terminate employment due to death or long-term disability fully vest in their entire RSU and PRSU awards, which will be settled as soon as administratively practicable following termination, with respect to RSUs, or following the end of the performance period to the extent earned, with respect to the PRSUs. Executives who terminate employment due to retirement after attaining at least

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COMPENSATION OF EXECUTIVE OFFICERS

age 55 with ten years of service, or layoff prior to attaining age 62 with one year of service, are eligible to vest in a pro-rated portion of their RSU award based on months of employment during the three-year vesting period, which portion will be settled (to the extent earned, with respect to the PRSUs) on the third anniversary of the grant date.

RSUs granted outside our long-term incentive program may have different vesting terms than those described above. Our CEO was issued a special award of 25,000 RSUs on February 16, 2023 that matched the number of shares of Company stock he voluntarily purchased in November 2022. This award is described in more detail on page 63.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2023. Market values for outstanding stock awards, which include 2023 grants and prior-year grants, are based on the closing price of Boeing stock on December 31, 2023, or $260.66.

	Option Awards						Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David L. Calhoun	2022	—	102,360	(3)	260.98	2/16/2032	—		—	—	—
	2021	—	107,195	(4)	258.83	2/17/2031	—		—	—	—
	—	—	—		—	—	140,871	(5)	36,719,435	54,527	14,213,008
Brian J. West	2022	—	36,127	(3)	260.98	2/16/2032	—		—	—	—
	2021	—	40,322	(6)	263.57	8/27/2031	—		—	—	—
	—	—	—		—	—	44,248	(7)	11,533,684	20,528	5,350,829
Stephanie F. Pope	2022	—	13,681	(8)	228.84	4/1/2032	—		—	—	—
	2021	—	6,000	(9)	220.54	9/24/2031	—		—	—	—
	—	—	—		—	—	29,266	(10)	7,628,476	14,113	3,678,695
Stanley A. Deal	2022	—	33,718	(3)	260.98	2/16/2032	—		—	—	—
	2021	—	31,488	(4)	258.83	2/17/2031	—		—	—	—
	—	—	—		—	—	44,865	(11)	11,694,511	21,554	5,618,266
Theodore Colbert III	2022	—	24,084	(3)	260.98	2/16/2032	—		—	—	—
	2021	—	23,449	(4)	258.83	2/17/2031	—		—	—	—
	—	—	—		—	—	29,906	(12)	7,795,298	15,396	4,013,122

(1)

Reflects the aggregate number of unvested RSUs held by each NEO as of December 31, 2023. For Mr. Deal, the amount shown in this column also includes the aggregate number of Career Shares held as of December 31, 2023 (4,320 unvested Career Shares with a market value of $1,126,051). Career Shares, which were granted prior to 2006, vest upon termination of employment due to retirement, death, long-term disability or layoff and are paid out in stock upon vesting. Career Shares and RSUs are eligible to earn dividend equivalents that accrue in the form of additional Career Shares or RSUs, as applicable, and are subject to the same vesting and distribution conditions as may be applicable to the underlying award.

(2)	Assumes performance at target for PRSUs granted in 2023, that will vest on February 17, 2026 and pay out between 0% and 200% of the target number of units granted, dependent on performance.

(3)	Reflects a premium-priced stock option to purchase the listed number of shares that will vest on February 16, 2025.

(4)	Reflects a premium-priced stock option to purchase the listed number of shares that vested on February 17, 2024.

(5)

Reflects (a) 12,500 RSUs that vested on February 16, 2024; (b) 35,588 RSUs that vested on February 20, 2024; (c) 50,002 RSUs that vest on February 18, 2025; and (c) 42,782 RSUs that vest on February 17, 2026 (reflecting the portion of the RSUs granted to Mr. Calhoun on February 16, 2023 that remain outstanding following the withholding of 1,831 shares in late 2023 to satisfy FICA payroll taxes and related income taxes due on this award in connection with Mr. Calhoun’s retirement eligibility; these vested shares are included in the total number of shares acquired upon vesting reported in the Option Exercises and Stock Vested table on page 76). Mr. Calhoun is retirement-eligible with respect to his long-term incentive awards because he has attained the age of 62 with at least one year of service.

(6)	Reflects a premium-priced stock option to purchase the listed number of shares that will vest on August 27, 2024.

(7)	Reflects (a) 13,658 RSUs that vest on August 27, 2024; (b) 13,795 RSUs that vest on February 18, 2025; and (c) 16,795 RSUs that vest on February 17, 2026.

(8)	Reflects a premium-priced stock option to purchase the listed number of shares that will vest on April 1, 2025.

(9)	Reflects a stock option to purchase the listed number of shares that will vest on September 24, 2024.

(10)

Reflects (a) 2,500 RSUs that vested on January 16, 2024; (b) 2,394 RSUs that vested on February 20, 2024; (c) 2,500 RSUs that vest on January 15, 2025; (d) 5,081 RSUs that vest on February 18, 2025; (e) 5,244 RSUs that vest on April 1, 2025; and (f) 11,547 RSUs that vest on February 17, 2026.

(11)

Reflects (a) 4,320 Career Shares that vest as described in footnote (1) above; (b) 10,511 RSUs that vested on February 20, 2024 (reflecting the portion of the RSUs granted to Mr. Deal on February 20, 2021 that remain outstanding following the withholding of

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135 shares in late 2023 to satisfy FICA payroll taxes and related income taxes due on a portion of this award in connection with Mr. Deal’s retirement eligibility); (c) 12,581 RSUs that vest on February 18, 2025 (reflecting the portion of the RSUs granted to Mr. Deal on February 16, 2022 that remain outstanding following the withholding of 160 shares in late 2023 to satisfy FICA payroll taxes and related income taxes due on a portion of this award in connection with Mr. Deal’s retirement eligibility); and (d) 17,452 RSUs that vest on February 17, 2026 (reflecting the portion of the RSUs granted to Mr. Deal on February 16, 2023 that remain outstanding following the withholding of 183 shares in late 2023 to satisfy FICA payroll taxes and related income taxes due on a portion of this award in connection with Mr. Deal’s retirement eligibility). RSUs that were withheld in 2023 to satisfy FICA payroll taxes and related income taxes in connection with Mr. Deal’s retirement eligibility are included in the total number of shares acquired upon vesting reported in the Option Exercises and Stock Vested table below. Mr. Deal is retirement-eligible with respect to his long-term incentive awards because he has attained the age of 55 with at least ten years of service.

(12)	Reflects (a) 8,113 RSUs that vested on February 20, 2024; (b) 9,196 RSUs that vest on February 18, 2025; and (c) 12,597 RSUs that vest on February 17, 2026.

Option Exercises and Stock Vested

The following table provides information for each of our NEOs regarding vesting of stock awards during 2023, except for Mr. West, who did not vest in any stock awards during the year. No stock options were exercised by our NEOs during the year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

David L. Calhoun	17,974	3,648,253

Stephanie F. Pope	2,145	512,936

Stanley A. Deal	3,916	797,604

Theodore Colbert III	2,217	442,358

(1)

Consists of RSUs that vested during 2023, including shares withheld for payment of applicable taxes associated with vesting, as well as shares withheld from Messrs. Calhoun’s and Deal’s unvested RSU awards to satisfy FICA payroll taxes and related income taxes due in connection with the executive’s retirement eligibility.

(2)	Calculated based on the average of the high and low prices of a share of Boeing stock on the date of vesting.

2023 Pension Benefits

Ms. Pope and Mr. Deal have earned benefits under the following pension plans:

•	the Pension Value Plan (PVP), a qualified defined benefit plan generally available to salaried U.S. employees hired before 2009 who were not covered by certain collective bargaining agreements; and

•

the defined benefit Supplemental Executive Retirement Plan (DB SERP), an unfunded nonqualified defined benefit plan generally available to executives hired before 2008 and salaried U.S. employees hired before 2009 who have a PVP benefit.

Benefits ceased to accrue under each of these plans at the end of 2015. The following table provides information as of December 31, 2023 with respect to accumulated benefits under each of these plans and arrangements. Messrs. Calhoun, West and Colbert have no pension benefits under our defined benefit pension plans.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Yr ($)

Stephanie F. Pope	Pension Value Plan	21.58	441,260	—
	DB SERP	21.58	613,079	—

Stanley A. Deal	Pension Value Plan	28.06	939,713	—
	DB SERP	28.06	2,898,460	—

(1)

As of December 31, 2015, plan participants no longer accrue additional years of credited service, except in order to determine early retirement eligibility. The years of actual Company service as of December 31, 2023 are as follows: Ms. Pope, 29 years, and Mr. Deal, 36 years.

(2)

Present values were calculated assuming no pre-retirement mortality or termination. The values for the PVP and the DB SERP are the actuarial present values as of December 31, 2023 of the benefits earned as of that date and payable as a single life annuity beginning at age 65 for the PVP and age 62 for the DB SERP supplemental target benefit. The discount assumption is 5.04% for the PVP and 5.02% for the DB SERP. The post-retirement mortality assumption is Boeing specific mortality for the PVP and DB

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SERP. In order to determine changes in pension values for the Summary Compensation Table on page 72, the values of these benefits were also calculated as of December 31, 2022. For the values as of December 31, 2022, the discount assumption was 5.36% for the PVP and 5.34% for the DB SERP, which were the assumptions used for financial reporting purposes for 2022. Other assumptions used to determine the value as of December 31, 2022 were the same as those used for December 31, 2023. The assumptions reflected in this footnote are the same as those used for the PVP and the DB SERP for financial reporting purposes.

The amount of the PVP benefit is based on the participant’s pay and service through the end of 2015. PVP participants earned annual benefit credits prior to the ceasing of accruals. Interest credits on the account balance continue to be applied based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may not be lower than 5% or higher than 10%. Normal retirement age under the PVP is 65, and pension benefits vested after three years of service. Several forms of payment are available to participants, including a single lump sum. To determine a participant’s annual pension benefit upon retirement from the Company, the participant’s accumulated benefit credits are divided by a conversion factor of 11. Participants who have at least ten years of service and are at least age 55, or at least one year of service and are at least age 62, are eligible for early retirement. Enhanced early retirement benefits are available to participants on amounts that accrued during 2014 and 2015, and early retirement benefits are retained for amounts transferred to the PVP from certain heritage plans. Only Mr. Deal was eligible for early retirement during 2023. Participants who terminate employment before they are eligible for early retirement will receive a reduced benefit depending on the age at which they begin to receive the benefit. The reduced benefit is determined by dividing the accumulated benefit credits by 11 plus 0.4 for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11.

The DB SERP provides an excess benefit equal to additional amounts the PVP would have paid absent limitations mandated by U.S. federal tax laws. For participants hired before 2008, including Ms. Pope and Mr. Deal, the DB SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits that would otherwise have been received under the PVP absent these limitations. Unmarried participants receive the DB SERP benefit as a single life annuity. Married participants can elect to receive the DB SERP benefit as a single life annuity or a 50%, 75% or 100% joint and survivor annuity that is actuarially equivalent to the single life annuity. Under the DB SERP, the supplemental target benefit would be reduced 0.25% for each month the participant retires prior to age 62 and 0.5% for each month the benefit commences prior to age 65 if the participant terminates employment prior to being eligible for early retirement. The DB SERP benefits are subject to forfeiture and clawback for five years following an executive’s termination if the executive is determined to be in competition with a significant aspect of our business or commits certain criminal acts. DB SERP benefits accrued after 2007 are also subject to forfeiture and clawback if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or disparages us, our products or our employees.

2023 Nonqualified Deferred Compensation

Executive Supplemental Savings Plan

Our Executive SSP is an unfunded nonqualified defined contribution plan that is intended to supplement the retirement benefits of eligible executives under our 401(k) plan. Effective January 1, 2022, account balances under our Deferred Compensation Plan for Employees (an unfunded nonqualified defined contribution plan which was frozen to new contributions as of December 31, 2018) were also merged into the Executive SSP.

Under the Executive SSP, eligible executives may make base salary deferrals and receive Company matching contributions on base salary deferrals that would otherwise exceed Internal Revenue Code limits under our 401(k) plan.

The Executive SSP also allows eligible executives to make additional deferrals from base salary and annual incentive compensation unrelated to their 401(k) plan deferrals. Additional base salary deferrals are not matched; however, the Company provides a dollar-for-dollar match on the first 10% of annual incentive compensation deferred.

Finally, for 2023, the Company made a contribution of a flat 2% of base pay and annual cash incentives paid to each eligible executive during the year, provided the executive was employed through the end of the applicable year or terminated earlier during the year due to layoff, retirement, disability or death. For 2023, this contribution was made to eligible participant accounts in early 2024. We do not expect this contribution to be made in future years.

Notional investment elections available for all account balances under the Executive SSP include an interest-bearing account and other investment funds that track most of the funds available to employees under our 401(k) plan (including the unitized Boeing stock fund). The interest-bearing account is credited with interest daily at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of one percent. The rate was 4.0% for 2023 and is 5.0% for 2024. Executives may change how deferrals are invested in the funds at any time,

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subject to insider trading rules and other plan restrictions that limit the transfer of funds into or out of the Boeing stock fund. Payments to an executive under the Executive SSP (which will be either one lump sum payment or annual payments over two to 15 years based on the executive’s election) begin on the later of (1) the January following the age the executive elected and (2) the January after the executive separates from service, as defined in the Executive SSP (generally, when the executive’s employment with us ends). Annual payments are calculated based on the number of years of remaining payments.

Benefits attributable to age-based contributions made on or after January 1, 2017 (as well as certain benefits accrued under a feature of the Executive SSP known as the DC SERP, which was terminated for most executive officers, including all our NEOS, as of January 1, 2020) are subject to forfeiture and clawback if the executive (1) is determined to be in competition with a significant aspect of our business, (2) commits certain criminal acts, (3) solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, (4) disparages us, our products or our employees or (5) uses or discloses the Company’s proprietary or confidential information. These forfeiture and clawback provisions continue to apply for five years after the executive’s termination of employment.

2023 Deferred Compensation Table

The following table provides information regarding aggregate executive and Company contributions, aggregate earnings for 2023 and year-end account balances under the Executive SSP for our NEOs. The table also provides information regarding Mr. Calhoun’s year-end account balance under the Deferred Compensation Plan for Directors, attributable to contributions he received while serving as a nonemployee director.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
David L. Calhoun	Executive Supplemental Savings Plan	2,249,618	546,300	469,896	4,789,891
	Deferred Compensation Plan for Directors	—	—	1,833,229	6,809,742

Brian J. West	Executive Supplemental Savings Plan	202,353	249,215	17,976	612,573

Stephanie F. Pope	Executive Supplemental Savings Plan	192,867	237,832	36,366	1,083,969

Stanley A. Deal	Executive Supplemental Savings Plan	319,925	310,175	2,225,234	12,080,877

Theodore Colbert III	Executive Supplemental Savings Plan	158,030	196,027	83,256	2,292,502

(1)	Amounts reflect elective deferrals of 2023 salary and annual incentives.

(2)	Amounts reflect Company contributions under the Executive SSP.

(3)	Amounts reflect interest credited on interest-bearing account holdings and change in value of other investment holdings.

(4)

Reflects year-end account balances of deferred compensation, including deferrals of certain equity awards granted or earned prior to 2006. For Mr. Calhoun, this column includes the value of deferred stock units he received while serving as a nonemployee director. This column also includes certain Executive SSP contributions attributable to 2023 that were actually allocated to participant accounts in early 2024.

Of the amounts in this column, the following amounts were also included in the “Total” column of the Summary Compensation Table for 2023 and prior years:

Name	Plan Name	Reported for 2023 ($)	Reported for years prior to 2023 ($)	Total ($)

David L. Calhoun	Executive Supplemental Savings Plan	2,795,918	1,605,742	4,401,660

Brian J. West	Executive Supplemental Savings Plan	451,568	189,350	640,918

Stephanie F. Pope	Executive Supplemental Savings Plan	430,699	—	430,699

Stanley A. Deal	Executive Supplemental Savings Plan	630,100	1,759,805	2,389,905

Theodore Colbert III	Executive Supplemental Savings Plan	354,057	790,512	1,144,569

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COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments upon Termination

Executive Layoff Benefit Plan

Our NEOs are eligible to participate in the Executive Layoff Benefit Plan (Layoff Plan), which provides the following benefits to eligible executives who are terminated involuntarily as a result of a job elimination and meet the other plan requirements for a qualifying layoff:

•	one year of base salary; plus

•	an annual incentive award, subject to Company performance; minus

•	if applicable, any amounts payable pursuant to an individual employment, separation or severance agreement.

Layoff Plan benefits are subject to forfeiture and clawback for five years following an executive’s termination of employment if the executive (1) engages in an activity that is determined to be in competition with a significant aspect of our business, (2) commits certain criminal acts, (3) solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, (4) disparages us, our products or our employees, or (5) uses or discloses the Company’s proprietary or confidential information.

Table I: Estimated Potential Incremental Payments Upon Termination of Employment

Table I sets forth the estimated incremental compensation payable to our NEOs upon termination of employment due to layoff, retirement, long-term disability or death. The amounts shown assume that each such NEO ceased to be employed by the Company as of December 31, 2023, and the price of Boeing stock as of such termination date was the closing price of $260.66 on December 31, 2023.

In the event of termination of employment due to layoff, retirement upon attaining age 55 with ten years of service or age 62 with one year of service, death or long-term disability, each NEO would receive any or all of the following benefits as reflected in Table I:

•	Cash severance pursuant to a qualifying layoff under the Layoff Plan;

•

Either continued vesting (in the event of retirement or layoff upon attaining age 62 with one year of service), pro rata vesting (in the event of layoff, or retirement upon attaining age 55 with ten years of service), or full vesting (in the event of termination due to death or long-term disability) of RSUs, premium-priced stock options and PRSUs granted under the long-term incentive program, with pro rata vesting based on the number of months employed during the applicable three-year vesting period (the value of PRSUs is calculated assuming target performance);

•	Full vesting of any special equity awards (time-vested RSUs or stock options) held by NEOs other than Mr. Calhoun, other than in the case of retirement;

•	Distribution of shares of Boeing stock represented by Career Shares;

•	Continued eligibility for tax preparation services through the calendar year following the year of termination;

•

Provided the executive was enrolled while an active employee, continued eligibility for financial management services for six months following termination due to death, long-term disability, layoff or retirement upon attaining age 62 with one year of service or age 55 with ten years of service;

•	Life insurance benefit equal to three times base salary up to $6 million; and

•	Outplacement and transition services for six months in connection with layoff or retirement upon attaining age 62 with one year of service or age 55 with ten years of service.

Table I excludes the following amounts:

•	Pension and nonqualified deferred compensation benefits, which are set forth in the 2023 Pension Benefits and 2023 Nonqualified Deferred Compensation tables starting on page 76; and

•	Benefits generally available to salaried employees, such as distributions under our 401(k) plan, certain long-term disability benefits and accrued vacation.

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Name and Benefits	Layoff ($)	Retirement ($)(1)	Long-Term Disability ($)	Death ($)
David L. Calhoun
Cash Severance	3,920,000	—	—	—
RSUs	36,719,379	30,202,879	36,719,379	36,719,379
PRSUs	14,212,898	14,212,898	14,212,898	14,212,898
Options	196,167	196,167	196,167	196,167
Life Insurance Death Benefit	—	—	—	4,200,000
Tax Preparation Services	8,300	8,300	8,300	8,300
Financial Management Services	3,350	3,350	3,350	3,350
Outplacement and Transition Services	52,725	52,725	—	—
Brian J. West
Cash Severance	1,990,000	—	—	—
RSUs	6,973,507	—	11,533,612	11,533,612
PRSUs	1,486,317	—	5,350,738	5,350,738
Life Insurance Death Benefit	—	—	—	3,000,000
Tax Preparation Services	8,300	—	8,300	8,300
Financial Management Services	3,350	—	3,350	3,350
Outplacement and Transition Services	52,725	—	—	—
Stephanie F. Pope
Cash Severance	2,190,000	—	—	—
RSUs	4,261,230	—	7,628,378	7,628,378
PRSUs	1,021,843	—	3,678,633	3,678,633
Options	567,217	—	676,049	676,049
Life Insurance Death Benefit	—	—	—	3,000,000
Tax Preparation Services	8,300	—	8,300	8,300
Outplacement and Transition Services	52,725	—	—	—
Stanley A. Deal
Cash Severance	2,180,000	—	—	—
RSUs/Career Shares	7,035,741	2,050,847	4,549,141	4,549,141
PRSUs	1,560,633	1,560,633	5,618,275	5,618,275
Options	54,422	54,422	57,623	57,623
Life Insurance Death Benefit	—	—	—	3,300,000
Tax Preparation Services	15,000	15,000	15,000	15,000
Outplacement and Transition Services	52,725	52,275	—	—
Theodore Colbert III
Cash Severance	1,800,000	—	—	—
RSUs	4,374,197	—	7,795,236	7,795,236
PRSUs	1,114,738	—	4,013,054	4,013,054
Options	40,528	—	42,912	42,912
Life Insurance Death Benefit	—	—	—	3,000,000
Tax Preparation Services	8,300	—	8,300	8,300
Financial Management Services	3,350	—	3,350	3,350
Outplacement and Transition Services	52,725	—	—	—

(1)	Of our NEOs, Messrs. Calhoun and Deal were retirement-eligible as of December 31, 2023 (defined as at least age 55 with ten years of service, or age 62 with one year of service).

Table II: Estimated Potential Annual DB SERP Payments Upon Termination of Employment

Table II below shows the estimated DB SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the listed NEOs. PVP payments, which are generally available to salaried employees hired before 2009, are not set forth in the table below. There are no additional disability benefits provided under the DB SERP.

Table II shows the annual DB SERP annuity that would have been received after a termination of employment on December 31, 2023, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2023 Pension Benefits table on page 76). The present value of Mr. Deal’s benefits were calculated assuming a benefit commencement date of January 1, 2023. The value of Ms. Pope’s benefits were calculated

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COMPENSATION OF EXECUTIVE OFFICERS

assuming a benefit commencement date of age 55. Messrs. Calhoun, Colbert and West have no pension benefits under Company defined benefit pension plans.

Name	Benefit Payable Upon Termination Due to Retirement, Layoff or Disability(1) Annuity/Present Value	Death Benefit Payable to Spouse(2) Annuity/Present Value
Stephanie F. Pope	$24,894/$322,250(3)	N/A
Stanley A. Deal	$225,387/$3,141,095	$202,668/$2,714,706

(1)

Mr. Deal was eligible for retirement benefits under the DB SERP as of December 31, 2023. Ms. Pope is not eligible to commence benefits under the DB SERP; however, if she was laid off, she would commence her benefit at age 55 using the early retirement reduction factors as if retiring from active status.

(2)

If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity. Surviving spouse annuities commence as of the month after death.

(3)

The DB SERP provides that if a participant is laid off on or after age 49 with at least ten years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Ms. Pope were laid off as of December 31, 2023, this layoff provision would have applied to her DB SERP and, at age 55, she would be paid $55,796 annually. The present value of that annuity would be $722,267.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of our CEO.

For 2023, the annual total compensation of our median employee was $119,873, and the annual total compensation of our CEO, Mr. Calhoun, was $32,770,519 as reported in the Summary Compensation Table on page 72. Based on this information, we estimated that our CEO’s 2023 total compensation was approximately 273 times that of our median employee. The median employee’s 2023 total compensation was calculated in the same manner as would be required by Item 402(c)(2)(x) of Regulation S-K if the employee was a NEO for 2023.

We have elected to identify our median employee every three years, unless a significant change in our employee population or employee compensation arrangements has occurred. As required by SEC rules, we conducted our median employee analysis again in 2023 after three years from our most recent determination. Our median employee was identified for the twelve-month period ending September 30, 2023, based on our full-time, part-time and temporary employees (including employees of our consolidated subsidiaries) in the U.S. and all foreign jurisdictions in which we have employees other than Argentina, Azerbaijan, Bahrain, Belgium, Brunei, Chile, Colombia, Czech Republic, Denmark, Dominican Republic, Egypt, Ethiopia, Finland, France, Germany, Hong Kong, Hungary, Iceland, Indonesia, Iraq, Ireland, Israel, Italy, Kazakhstan, Kenya, Kuwait, Luxembourg, Malaysia, Mexico, Mongolia, Morocco, Netherlands, Norway, Oman, Panama, Philippines, Poland, Qatar, Romania, Russia, Saudi Arabia, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Turkey, United Arab Emirates, United Kingdom, Uzbekistan and Vietnam. These excluded employees represented less than 5% of our total employees (7,777 employees in total), consistent with the SEC’s de minimis exclusion guidance. The total employee population included for purposes of identifying our median employee was approximately 154,360.

We then determined each included employee’s federal taxable wages (or its equivalent for non-U.S. employees) for the twelve-month period noted above, as reflected in our payroll records and systems. We identified our median employee from our employee population based on this compensation measure.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and the Company’s financial performance.
Required Tabular Disclosure of Compensation Actually Paid versus Performance
The following table discloses information about “compensation actually paid” (CAP) to our principal executive officers (PEOs) and (on average) to our other NEOs
(non-PEO
NEOs) during the specified years alongside total shareholder return (TSR) and net income metrics, as well as a Company-selected measure of free cash flow. The Company selected this measure as the most important in linking compensation actually paid to our NEOs for 2023 to Company performance, as free cash flow was the predominant metric used in our 2023 annual incentive plan, as described in more detail on page 57.

	Summary Compensation Table (SCT) Total for PEO ($) (1)		Compensation Actually Paid (CAP) to PEO ($) (2)		Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($mm) (6)	Free Cash Flow ($mm) (7)
	PEO	Interim PEO	PEO	Interim PEO			Company TSR ($) (5)	S&P 500 A&D Industry Index TSR ($) (5)
2023	$32,770,519	n/a	$44,395,006	n/a	$10,767,252	$13,450,637	$80.49	$119.09	(2,222)	4,433
2022	$22,597,178	n/a	$15,203,730	n/a	$7,337,949	$5,790,734	$58.82	$111.54	(4,935)	2,000
2021	$21,167,410	n/a	$17,795,369	n/a	$6,148,165	$4,853,054	$62.17	$95.03	(4,202)	(4,396)
2020	$21,074,052	$5,221,778	$14,363,337	($3,265,552)	$4,904,755	$2,553,749	$66.10	$83.94	(11,873)	(19,713)

(1)
Reflects the total compensation of our current CEO, David Calhoun, who is our PEO, and Gregory Smith, who served as interim CEO for a period of 12 days during 2020, and is therefore included in this table as an additional PEO in accordance with SEC rules. Amounts shown are as calculated in the Summary Compensation Table (SCT) for each of the years shown (and for Mr. Smith, solely reflect compensation for his service as our CFO, since he received no additional compensation for his service as interim CEO in 2020). The total compensation amounts shown for 2022 and 2021 include corrections made to the totals for those years as described in footnote 8 to the Summary Compensation Table on page 73.

(2)
The dollar amounts shown in these columns reflect “compensation actually paid” to Mr. Calhoun and Mr. Smith, respectively, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unpaid amounts of equity compensation that may be realizable in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to either individual during the applicable years. The adjustments made to each of Mr. Calhoun’s and Mr. Smith’s total compensation for each year to determine CAP are shown in the table below (which also includes the adjustments made to calculate average CAP for our non-PEO NEOs, or Other NEOs, who are identified by name and year in footnote 3). For Mr. Smith, information is only included with respect to 2020, the year in which he served as interim CEO.

Reconciliation of SCT Total to CAP Total (a)

	SCT Total		Grant Date Fair Value of Awards Granted During Year (b)		Fair Value of Equity Calculated Using SEC Methodology (c)		Change in Actuarial Value of Pension Benefits During Year		CAP Total
PEO
2023	$32,770,519	–	$30,231,750	+	$41,856,237	–	$0	=	$44,395,006
2022	$22,597,178	–	$17,000,000	+	$9,606,552	–	$0	=	$15,203,730
2021	$21,167,410	–	$16,000,000	+	$12,627,959	–	$0	=	$17,795,369
2020	$21,074,052	–	$20,515,106	+	$13,804,391	–	$0	=	$14,363,337

Interim PEO
2020	$5,221,778	–	$2,565,845	+	($5,510,299)	–	$411,186	=	($3,265,552)

Other NEOs (Average)
2023	$10,767,252	–	$8,164,238	+	$10,961,834	–	$114,211	=	$13,450,637
2022	$7,337,949	–	$4,870,000	+	$3,322,785	–	$0	=	$5,790,734
2021	$6,148,165	–	$4,093,722	+	$2,798,611	–	$0	=	$4,853,054
2020	$4,904,755	–	$2,360,131	+	$481,212	–	$472,087	=	$2,553,749

(a)
As shown in these tables, the CAP totals represent the SCT figure for the applicable year, but adjusted as required by SEC rules to (1) include the fair value of current and prior year equity awards that are outstanding, vested or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year, and (2) exclude any positive aggregate change in the actuarial present value of all defined benefit pension plan benefits for the applicable year. For the group of Other NEOs, averages of the foregoing amounts were used. We note the SEC rules also require CAP to include any actuarially determined service cost or prior service cost under pension plans for services rendered by the executive during the applicable year. However, our executives who participate in our defined benefit plans ceased accruing service credit under those plans when they were frozen at the end of 2015; thus, there is no longer service or prior service cost and no adjustment is required for this element.

(b)
Amounts disclosed in this column represent the total of the amounts reported in the Stock Awards and Option Awards columns of the SCT for the applicable year. For the group of Other NEOs, averages of the foregoing amounts were used.

(c)
The fair value of equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the SCT (on page 72), which requires us to show the grant date fair value of equity awards granted during the applicable year, the CAP table requires us to calculate equity fair value as follows:

•	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus

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COMPENSATION OF EXECUTIVE OFFICERS

•	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus

•	for awards granted in prior years that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; plus

•	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus

•
for any awards that vested during the applicable year, the value of any dividend equivalents that accrued during the vesting period with respect to those awards and were paid out at the same time as the underlying awards, as of the vesting date;
minus

•	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.
The specific calculations for the CEO, interim CEO and Other NEOs (for this group, calculated as the average) for the relevant years are shown in the table below.

CAP Fair Value of Equity Calculation

	YE Value of Current Year Awards Outstanding as of YE		Change in Value as of YE for Prior Year Awards Outstanding as of YE		Change in Value as of Vesting Date for Prior Year Awards That Vested During the Year		Value as of Vesting Date for Current Year Awards That Vested During the Year*		Value as of Vesting Date for Dividend Equivalents That Vested During the Year		Value as of Prior YE for Prior Year Awards Forfeited During the Year		Value of Equity for CAP Purposes
PEO
2023	$29,180,336	+	$12,126,342	+	$122,179	+	$427,380	+	$0	–	$0	=	$41,856,237
2022	$14,652,897	+	($2,959,585)	+	($92,993)	+	$225,481	+	$0	–	$2,219,249	=	$9,606,552
2021	$13,701,091	+	($1,444,024)	+	$60,047	+	$310,845	+	$0	–	$0	=	$12,627,959
2020	$13,804,391	+	$0	+	$0	+	$0	+	$0	–	$0	=	$13,804,391

Interim PEO
2020	$1,721,648	+	($7,138,752)	+	($400,096)	+	$0	+	$306,901	–	$0	=	($5,510,299)

Other NEOs – CAP Fair Value of Equity Calculation (Average)
2023	$7,583,847	+	$3,327,691	+	$39,635	+	$10,661	+	$0	–	$0	=	$10,961,834
2022	$3,443,174	+	($168,997)	+	$42,641	+	$234,739	+	$52,081	–	$280,852	=	$3,322,785
2021	$2,856,140	+	($477,121)	+	$212,559	+	$145,153	+	$213,322	–	$151,441	=	$2,798,611
2020	$2,077,475	+	($1,774,384)	+	($363,489)	+	$0	+	$541,610	–	$0	=	$481,212

*
We generally do not issue equity awards that vest in the year of grant. The amounts shown in this column exclusively reflect the portion of any current year award that was withheld from a current year award to pay FICA payroll tax withholding obligations (and income taxes due on the amounts withheld) due in connection with the executive qualifying as retirement-eligible during the applicable year.

(3)
Reflects the average total compensation of our
non-PEO
NEOs, as calculated in the SCT for each of the years shown. Our non-PEO
NEOs included in the table above are the following individuals: for 2023, Brian West, Stephanie Pope, Stanley Deal and Theodore Colbert III; for 2022, Brian West, Stanley Deal, Theodore Colbert III, Brett Gerry and Leanne Caret; for 2021, Gregory Smith, David Dohnalek, Brian West, Leanne Caret, Theodore Colbert III and Stanley Deal; and for 2020, Michael D’Ambrose, Stanley Deal and Leanne Caret (but excluding Mr. Smith, whose 2020 compensation is included in the interim PEO columns).

(4)
The dollar amounts shown in these columns reflect average “compensation actually paid” to our other NEOs, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unpaid amounts of equity compensation that may be realizable in future periods, and as such, the dollar
amounts shown do not fully represent the actual average final amount of compensation earned or paid to these individuals during the applicable years. The adjustments made to their average total compensation for each year to determine CAP are shown in the Reconciliation of SCT Total to CAP Total table in footnote 2 above.

(5)
Pursuant to SEC rules, the TSR figures assume an initial investment of $100 on December 31, 2019. As permitted by SEC rules, the peer group referenced for purpose of the TSR comparison is the group of companies included in the S&P 500 Aerospace and Defense Industry Index. The separate peer group used by the Compensation Committee for purposes of determining total direct compensation for our executive officers is described in more detail on page 55.

(6)	Reflects after-tax net income attributable to stockholders prepared in accordance with GAAP for each of the years shown.

(7)
Free cash flow is the financial measure from the tabular list of 2023 Most Important Measures show below, which, in the Company’s assessment, represents for 2023 the most important performance measure used to link compensation actually paid to our CEOs and other NEOs to the Company’s performance. Free cash flow is defined in Appendix A on page A-1 and is a non-GAAP financial measure.

Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2023 to Company Performance
As required, we disclose below the most important measures used by the Company to link compensation actually paid to our NEOs for 2023 to Company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 4
5
.

2023 Most Important Measures (Unranked)
• Core earnings per share	• Operational performance
• Free cash flow	• Revenue
• Operating earnings

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COMPENSATION OF EXECUTIVE OFFICERS

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total shareholder return and that of the S&P 500 Aerospace & Defense Industry Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

2024 Proxy Statement	84

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 3)

PROPOSAL SUMMARY

Shareholders are being asked to ratify the selection of Deloitte & Touche LLP (Deloitte), an independent registered public accounting firm, to serve as our independent auditor for 2024.

The Board recommends that you vote FOR this proposal.

The Audit Committee is directly responsible for the appointment, compensation (including pre-approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits Boeing’s financial statements and internal control over financial reporting. The Audit Committee engaged in a comprehensive review of Deloitte’s performance during the engagement for the 2023 audit in connection with its consideration of whether to reappoint Deloitte for the 2024 audit. In addition, the Audit Committee considered, among other things, Deloitte’s extensive knowledge of and expertise in Boeing’s complex, global operations, the qualifications of key members of the engagement team including the lead partner, Deloitte’s robust rotation policy with respect to its engagement team, the quality of Deloitte’s communications with the Audit Committee, management, and the internal auditors, Deloitte’s tenure as independent auditor, external data and the appropriateness of Deloitte’s fees. Based on the results of this review, the Audit Committee and the Board believe that the retention of Deloitte as independent auditor is in the best interests of Boeing and its shareholders. Accordingly, the Audit Committee has reappointed Deloitte to serve as our independent auditor for 2024.

The Audit Committee submits its selection of our independent auditor to shareholders for ratification. If the shareholders do not ratify the selection of Deloitte, the Audit Committee will review its future selection of an independent auditor in light of that result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time.

For additional information concerning the Audit Committee and its activities with Deloitte, see “Independent Auditor Fees” and “Audit Committee Report” set forth below. Representatives of Deloitte are expected to be present at the annual meeting, where they will have an opportunity to make a statement and be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Independent Auditor Fees

The following table sets forth the aggregate fees billed or expected to be billed to us by Deloitte(1) for the fiscal years 2023 and 2022:

	Fees (in millions)
Services Rendered	2023	2022
Audit Fees(2)	$34.8	$33.6
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees(3)	0.3	–

(1)

For purposes of “Independent Auditor Fees,” “Deloitte” means (i) Deloitte & Touche LLP, and the other subsidiaries of its parent company, Deloitte LLP, a U.S. member firm of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (DTTL); and (ii) any of the other member firms of DTTL and their affiliates that, in the case of both (i) and (ii), provide professional services to Boeing.

(2)

For professional services rendered for the audits of our financial statements included in our Annual Report on Form 10-K for 2023 and 2022, and reviews of our financial statements included in our Quarterly Reports on Form 10-Q during 2023 and 2022. Includes fees for statutory audits of $6.6 million in 2023 and $5.8 million in 2022.

(3)	Fees in 2023 include advisory services for Environmental, Social, and Governance audit readiness and process assessments.

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RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 3)

All of the audit, audit-related, tax and other fees, if any, are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $1.2 million in 2023 and $1.1 million in 2022. Although certain employee benefit plan fees charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved. The Audit Committee has concluded that Deloitte’s provision of non-audit services is compatible with maintaining Deloitte’s independence.

The Audit Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor. Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the Chair of the Audit Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. Permitted audit services may include, among other things, audit, review or attestation services required under the securities laws, opinions on our financial statements and internal control systems and processes and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, comfort letters, consultations, tax services, database subscriptions and translation services. The Office of the Corporate Controller periodically provides written updates to the Audit Committee on fees for audit and non-audit services.

Audit Committee Report

The Audit Committee serves as the representative of the Board for general oversight of Boeing’s financial accounting and reporting, systems of internal control, audit process, and compliance standards. Management is responsible for the financial reporting process, establishing and maintaining adequate internal financial controls, and preparing the financial statements. The independent auditor is responsible for performing independent audits of those financial statements and internal control over financial reporting and for expressing an opinion on the conformity of Boeing’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of Boeing’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements for the year ended December 31, 2023, including discussions related to critical accounting policies, financial reporting principles and practices, the reasonableness of significant judgments and estimates, and the effectiveness of internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communication with Audit Committees.

3.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Mses. Doughtie, Good and Soussan and Mr. Johri qualify as audit committee financial experts under the SEC rules.

Audit Committee Akhil Johri, Chair Lynne M. Doughtie Lynn J. Good Stayce D. Harris Sabrina Soussan

2024 Proxy Statement	86

STOCK OWNERSHIP INFORMATION

Directors, Director Nominees and Executive Officers

The following table sets forth, as of March 27, 2024, beneficial ownership of Boeing stock of each director, director nominee and NEO, and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans. Each director, director nominee and NEO, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of March 27, 2024.

Directors and Nominees	Shares Beneficially Owned		Stock Units(1)		Total
Robert A. Bradway	–		11,649		11,649
Lynne M. Doughtie	–		3,251		3,251
David L. Gitlin	5		3,304		3,309
Lynn J. Good	483		12,747		13,230
Stayce D. Harris	–		4,691		4,691
Akhil Johri	150		7,087		7,237
David L. Joyce	34		5,021		5,055
Lawrence W. Kellner	7,500		20,767		28,267
Steven M. Mollenkopf	3,767		6,706		10,473
John M. Richardson	–		4,519		4,519
Sabrina Soussan	–		889		889
Ronald A. Williams	4,200	(2)	25,983		30,183
Named Executive Officers	Shares Beneficially Owned(3)		Stock Units(4)		Total
David L. Calhoun*	157,740		197,483		355,223
Theodore Colbert III	58,778		30,879		89,657
Stanley A. Deal	77,130		53,916		131,046
Stephanie F. Pope	8,787		42,545		51,332
Brian J. West	2,274		55,151		57,425
All directors and executive officers as a group (25 people)	366,785		626,922	(5)	993,707
*	Also serves as a director.

(1)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See “Compensation of Directors” beginning on page 38.

(2)	Consists of shares held in trust for members of Mr. Williams’ family.

(3)

Includes interests invested in our 401(k) plan’s unitized Boeing stock fund (converted into an equivalent number of Boeing shares based on the value as of March 27, 2024), as well as shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, March 27, 2024 as set forth in the table below.

Number of Shares
David L. Calhoun	107,195
Theodore Colbert III	24,648
Stanley A. Deal	33,961
Stephanie F. Pope	3
Brian J. West	1,086
All directors and executive officers as a group (25 people)	190,333

(4)

Consists of RSUs, Career Shares and deferred units held in the Executive SSP that are notionally invested in our 401(k) plan’s unitized Boeing stock fund (converted into an equivalent number of Boeing shares based on the value as of March 27, 2024), if any, held by the NEO.

(5)

Consists of RSUs, Career Shares and deferred units held in the Executive SSP that are notionally invested in our 401(k) plan’s unitized Boeing stock fund (converted into an equivalent number of Boeing shares based on the value as of March 27, 2024) held by all directors and executive officers as a group.

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STOCK OWNERSHIP INFORMATION

Principal Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of the dates indicated in the footnotes below. Information is based on a review of filings made with the SEC on Schedule 13G. As of December 31, 2023, there were 609,503,086 shares of Boeing stock outstanding.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	48,501,735(1)	8.0%
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	36,652,729(2)	6.0%
Newport Trust Company, LLC 1627 Eye Street, NW Suite 950 Washington, DC 20006	32,395,589(3)	5.3%

(1)

As of December 29, 2023, The Vanguard Group had sole dispositive power with respect to 46,231,762 shares of Boeing stock, shared voting power with respect to 653,920 shares of Boeing stock and shared dispositive power with respect to 2,269,973 shares of Boeing stock.

(2)	As of December 31, 2023, BlackRock, Inc. had sole voting power with respect to 33,875,967 shares of Boeing stock and sole dispositive power with respect to 36,652,729 shares of Boeing stock.

(3)	As of December 31, 2023, Newport Trust Company, LLC had shared dispositive power with respect to 32,395,589 shares of Boeing stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, certain of our officers and beneficial owners of more than 10% of Boeing stock to file with the SEC reports of their initial ownership and changes in their ownership of Boeing stock and other equity securities. Based solely on a review of copies of reports filed by the reporting persons furnished to us, and written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2023.

2024 Proxy Statement	88

SHAREHOLDER PROPOSALS (ITEMS 4 – 8)

Shareholder Proposal	Board Voting Recommendation

ITEM 4 — REVIEW OF CHINA BUSINESS AND ESG COMMITMENTS. This shareholder proposal seeks a third-party review of whether Boeing’s activities and expenditures related to doing business in China align with its ESG commitments.

AGAINST
ITEM 5 — REPORT ON CLIMATE LOBBYING. This shareholder proposal seeks an annual report describing if, and how, Boeing’s lobbying activities align with the Paris Agreement.	AGAINST
ITEM 6 — RACIAL AND GENDER PAY GAP DISCLOSURE. This shareholder proposal seeks an annual report on certain racial and gender pay gap disclosures.	AGAINST

ITEM 7 — REPORT ON RISKS RELATED TO DIVERSITY, EQUITY & INCLUSION EFFORTS. This shareholder proposal seeks a report on whether Boeing participates in practices that prioritize diversity, equity and inclusion initiatives in ways that create risks.

AGAINST

ITEM 8 — ADOPTION OF VALUE CHAIN EMISSION REDUCTION TARGET. This shareholder proposal requests that Boeing adopt a value chain emission reduction target covering all non-de minimis emissions categories in alignment with the Paris Agreement’s 1.5 degrees Celsius goal.

AGAINST

The following shareholder proposals will be voted on at the annual meeting if properly presented. Following SEC rules, other than minor formatting changes, we are reprinting each proposal and supporting statement as submitted to us and we take no responsibility for the content.

Shareholder Proposal — Review of China Business and ESG Commitments (Item 4)

The proposal was submitted by National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, the beneficial owner of 38 shares of Boeing common stock.

RESOLVED:

Shareholders request that the Board of Directors commission and publish a third-party review within the next year (at reasonable cost, omitting proprietary information) of whether the Company’s activities and expenditures related to doing business in China align with its ESG commitments. The Board of Directors should report on how it addresses the risks presented by any misaligned activities and expenditures and the Company’s plans, if any, to mitigate these risks.

Supporting Statement:

The Boeing Company (“Company”) touts the virtues of its ESG initiatives, such as its commitment to reduce operational greenhouse gas emissions 55 percent by 2030 below 2017’s, and to achieve 100 percent renewable electricity by the end of the decade, as part of commercial aviation’s goal of “net zero” greenhouse gas emissions by 2050.1 The Company also insists human rights are protected throughout its operations,2 as outlined in its “Basic Working Conditions and Human Rights in Boeing’s Supply Chain.”3

But the Company’s environmental promises and human rights commitments are belied by its cozy relationship with China, a country that is controlled by the dictatorial and inhumane Chinese Communist Party (CCP).4

China is the world’s largest generator of greenhouse gases, emitting more than the entire U.S. and the developed world combined.5 Its emissions have more than tripled over the last three decades.

And compared to many other corporations with significant operations in China, Boeing’s human rights accountability measures are weak. Assessments of the potential for human trafficking or slavery are conducted internally, not by third parties.6 The Company says it “does not conduct audits of suppliers to evaluate their compliance with company standards for trafficking and slavery in supply chains,” and “does not verify through independent, unannounced audits.” Also, the Company “does not require its suppliers to certify that the materials incorporated into the products they deliver to Boeing comply with the laws regarding slavery and human trafficking of the country or countries in which they are doing business.”

The Chinese government has an abhorrent human rights record, as evidenced by its abuses against the Muslim Uyghurs and other ethnic minorities in Xinjiang, including forced labor programs, forced sterilizations, and torture.7 Chinese authorities perpetrate genocide and use emerging technologies to carry out discriminatory surveillance and

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SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

ethno-racial profiling measures designed to subjugate and exploit minority populations.8 Thus Boeing’s advisory for employee whistleblowers to “report [workplace violations] through established channels,” with the promise that “no retaliatory action will be tolerated” against them, is absurd.9

Doing business with China counters everything Boeing claims to stand for, especially with its shabby accountability measures. It is therefore critical that the Board commission and publish a third-party review that includes expertise from those who understand the dangers that China poses, to ensure the Company is not exposed to unacceptable reputational, operational and financial risk.

[1]	https://www.boeing.com/resources/boeingdotcom/principIes/sustainabiIity/sustainabiIity-report/2023/assets/2023-Boeing-SustainabiIity-Report.pdf
[2]	https://www.boeing.com/principles/human-rights.page
[3]	https://www.boeingsuppliers.com/Basic_Working_Conditions_Human_Rights_Boeing’s_Supply_Chain.pdf
[4]	https://www.sec.gov/Archives/edgar/data/12927/000109690623000580/nlpc_px14a6g.htm
[5]

https://www.cnbc.com/2021/11/01/india-targets-2070-for-net-zero-emissions-china-makes-no-new-commitments.html; https://www.cnbc.com/2021/05/06/chinas-greenhouse-gas-emissions-exceed-us-developed-world-report.html; https://rhg.com/research/chinas-emissions-surpass-developed-countries/

[6]	https://www.boeingsuppliers.com/Basic_Working_Conditions_Human_Rights_Boeing’s_Supply_Chain.pdf
[7]

https://www.state.gov/forced-labor-in-chinas-xinjiang-region/; https://www.bbc.com/news/world-asia-china- 5959595; https://www.state.gov/wp-content/uploads/2022/07/Forced-Labor-The-Hidden-Cost-of-Chinas-Belt-and-Road-Initiative.pdf

[8]	https://www.state.gov/wp-content/uploads/2022/08/22-00757-TIP-REPORT_072822-inaccessible.pdf
[9]	https://www.boeing.com/principles/human-rights.page

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. For the following reasons, the Board unanimously recommends that you vote AGAINST this proposal.

Given Boeing’s existing comprehensive reporting of our operations in China and our responsible ESG practices, the report requested by the proposal would not meaningfully add to our current disclosures.

Boeing already provides detailed information on our operations and risk management in China and dealings with Chinese customers in our public disclosures. For example, our recent SEC filings, including our 2023 Annual Report on Form 10-K, have made it clear that China is a significant market for commercial aircraft and represents a key component of our commercial aircraft backlog. We also acknowledge the geopolitical pressures that have impacted and may continue to affect our business with Chinese customers and the supply chain generally. We believe that further singling out particular countries or groups of customers for scrutiny would be misleading to shareholders and potentially damage our relationships with customers, suppliers, and regulators. In addition, on an annual basis Boeing publishes an extensive enterprisewide Sustainability Report, which provides a comprehensive view of Boeing’s achievements and progress over the past year in areas of environmental stewardship, social progress, inclusion, and values-based, transparent governance.

As a result, the report requested by this proposal would not meaningfully add to our current disclosures and could in fact be misleading as it may suggest an imbalance in our current disclosures.

The Board believes that Boeing’s existing risk management strategy adequately addresses the concerns identified in the proposal.

The Board regularly assesses significant risks to the Company in the course of reviews of corporate strategy and the development of our long-range business plan, including those related to geopolitical events, relationships with both U.S. and non-U.S. customers and suppliers, and ESG matters. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management, and along with its standing committees, the Board also regularly reviews strategic, operational, financial, compensation and compliance risks with senior management. Additionally, senior management is responsible for day-to-day management of risk, including the creation of appropriate risk management policies, procedures and mitigation plans. The Board works closely with senior management to oversee and assess the execution of and approach to our risk management enterprisewide. We believe that these processes and procedures are more effective in addressing the concerns raised in the proposal than would a public report singling out interactions with a particular jurisdiction.

2024 Proxy Statement	90

SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

We are committed to regularly assessing and managing our supplier-related risks and adhering to high standards of ethical and business conduct for our procurement of goods and services.

Compliance, ethical behavior, and sustainability serve as the foundation for Boeing’s work, including with our supply chain. Boeing is a member of the International Forum on Business Ethical Conduct, and our Supplier Code of Conduct outlines expected behaviors for all suppliers. Our contractual relationships with suppliers, including our consultants and contract labor, are designed to enforce our expectations for lawful, ethical and fair business practices. Boeing supply chain functions are responsible for evaluating and establishing all new supplier relationships and providing oversight of our suppliers. We strive to partner with our supply chain on responsible and sustainable supply chain practices including supplier diversity, small business utilization, upholding human rights and proactively addressing sustainability risks to create resilience and stability within our supply base. Furthermore, we are committed to the protection and advancement of human rights in our global operations and supply chain. As described in our Code of Basic Working Conditions and Human Rights, Boeing does not tolerate any form of slavery, human trafficking, forced labor or child labor and has implemented practices to enforce these standards. We also require similar behaviors from our suppliers, which we outline in our Supplier Code of Conduct, include in our supplier contracts and monitor through both in-person engagements and through third parties.

Given Boeing’s existing extensive, transparent disclosures, robust risk management strategies, and comprehensive supply chain management programs, the Board believes the proposal would not be in the best interests of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4.

Shareholder Proposal — Report on Climate Lobbying (Item 5)

This proposal was submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of 50 shares of Boeing common stock.

Proposal 5 – Report on corporate climate lobbying in line with Paris Agreement

WHEREAS:

Climate scientists assert that greenhouse gas emissions must decline by 45 percent by 2030 to limit global warming to 1.5 degrees Celsius.i Boeing has publicly committed to maintaining net zero operations, achieving interim targets to reduce scope 1 and 2 emissions by 55 percent and achieve 100 percent renewable energy by 2030, and supporting the commercial aviation industry’s ambition to achieve net zero for global civil aviation operations by 2050.ii

Boeing recognizes that decarbonizing aerospace will take everything including policy. Thus, to achieve its stated climate goals, supportive public policy is essential. Boeing should ensure that its public policy advocacy activities and spending are aligned and coordinated.

Two Boeing customers have reached agreements with investors regarding Paris aligned lobbying disclosure. Both Delta and United published reports evaluating their trade associations’ positions on climate policy.iii Investors lack sufficient information regarding how Boeing ensures its lobbying activities, both direct and indirect, align with the Paris Agreement’s goals. Although Boeing has referenced certain steps it would take to address misalignment, they have not evaluated whether its engagement with certain trade associations is aligned with the Paris Agreement’s goals.iv

Despite the recent passage of the Inflation Reduction Act, critical gaps remain between the United States’ Nationally Determined Contributions and necessary climate action. Companies have an important role to play in enabling policymakers to close these gaps.

Corporate lobbying inconsistent with the Paris Agreement presents increasingly material risks to companies and their shareholders, as delays in emissions reductions undermine political stability, damage infrastructure, impair access to finance and insurance, and exacerbate health risks and costs. Further, companies that appear to delay or block effective climate policy face increasing reputational risks from consumers, investors, and other stakeholders.

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SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

RESOLVED:

Shareholders request that the Board annually conduct an evaluation and issue a report (at reasonable cost, omitting confidential or proprietary information) describing if, and how, Boeing’s lobbying and policy influence activities (both direct and indirect through trade associations, coalitions, alliances, and other organizations) align with the Paris Agreement’s ambition of limiting global temperature rise to 1.5 degrees Celsius, and how Boeing plans to mitigate the risks presented by any misalignment. In evaluating the degree of alignment, Boeing should consider not only its policy positions and those of organizations of which Boeing is a member, but also the actual lobbying and policy influence activities.

SUPPORTING STATEMENT:

In evaluating the degree of alignment between the Paris Agreement goals and Boeing’s lobbying, the proponent recommends that Boeing include in its analysis Boeing’s direct and indirect policy positions and lobbying actions, such as comment submissions, regarding climate provisions of key international, federal and state legislation and regulation. The proponent believes this request is generally consistent with the investor expectations described in the Global Standard on Responsible Climate Lobbying, which is a useful resource for implementation.

[i]	https://www.un.org/en/climatechange/net-zero-coalition
ii	https://www.boeing.com/ principles/sustainabiIity/annual-report/index.page
iii	https://esghub.delta.com/climate-advocacy-coordination and https://media.united.com/images/Media%20Database/SDL/ documents/2022-CIimate-Lobbying-Report. pdf
iv	https://www.boeing.com/resources/boeingdotcom/principles/environment/pdf/Boeing_CDP_Climate_Response_ Final.pdf

Board of Directors’ Statement Against the Shareholder Proposal

The Board believes that sufficient information about the Company’s lobbying, trade association and political engagement in addition to the Company’s climate change strategy is publicly available, and that this proposal would not result in any meaningful additional information to shareholders. We have discussed the subject matter of this proposal with many of our largest shareholders, and the Board’s view with respect to this proposal was informed by those discussions. For the following reasons, the Board unanimously recommends that you vote AGAINST this proposal.

Boeing considers climate change to be an urgent issue and has demonstrated our support for the Paris Agreement.

The aerospace industry as a whole and Boeing face significant climate change-driven risks and opportunities as well as the need to decarbonize for sustained long-term growth. We believe that safe and sustainable aviation is an imperative for our customers, communities, and employees. As such, it is a strategic focus for the Company, and we are actively developing low-carbon transition plans to meet long-term goals with meaningful milestones.

We have achieved net-zero carbon emissions at manufacturing and other facilities and have set ambitious 2030 climate goals that include the reduction of operational greenhouse gas (GHG) emissions by 55%, achieving 100% renewable electricity, and making our current and future commercial airplanes 100% sustainable aviation fuel (SAF) compatible. We also support the commercial aviation industry’s ambition to achieve net-zero carbon emissions for global civil aviation operations by 2050.

In our Sustainability Report, which contains a detailed information about our environmental, social and governance activities and data, we provide indexes with alignment to the Task Force on Climate-related Financial Disclosures (TCFD), Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and the United Nations Sustainable Development Goals (U.N. SDGs). We demonstrate the importance of climate considerations to the Company by aligning our governance, strategy, risk management, metrics and targets to the TCFD core elements. We have also disclosed our climate actions and emissions performance annually in our Sustainability Report and through the CDP Climate survey.

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SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

Boeing maintains robust and transparent lobbying disclosures with Board oversight.

Boeing is deeply committed to political transparency and corporate accountability, and we continue to seek ways to extend and enhance our commitment to transparency based on shareholder feedback. To provide our shareholders, employees, customers and other stakeholders with additional visibility into how we ethically and responsibly engage in the public policy process, and in response to shareholder interest, we released our inaugural U.S. Political Advocacy Report in the fall of 2023. The report consolidates and expands upon information that was previously available on our website and provides a comprehensive overview of our corporate political activity, including Board oversight and compliance procedures, our lobbying activity, our political action committee contributions, and our significant trade association memberships, including the portion of dues to those organizations that is used for lobbying. The report specifically highlights our climate policy development, including the climate advocacy and positions of our key trade association partners. We also provide detailed disclosure on our direct and indirect influence on climate-related policy through our annual CDP Climate Change response – and disclose our most recent response on our website. For the seventh consecutive year, the 2023 CPA-Zicklin Index of Corporate Political Disclosure and Accountability listed Boeing as a “trendsetter” for its efforts with respect to political transparency and accountability.

The Board exercises direct oversight with respect to Boeing’s political advocacy activities and sustainability matters, including climate change. Twice a year, the Executive Vice President of Government Operations briefs the Governance & Public Policy Committee on the Company’s political advocacy activities. Together, these briefings cover Boeing’s work to further its policy priorities in the legislative and executive branches, Boeing’s participation in the principal trade associations and think tanks to which it contributes, and the Boeing Political Action Committee’s budget and political contributions. These reviews also include the compliance and oversight activities associated with each of these efforts, as well as Boeing’s position of influence within each principal trade association, and how each association’s activities align with Boeing’s business interests and values. The Chief Sustainability Officer, an Executive Council member reporting to Boeing’s CEO, regularly updates the Governance & Public Policy Committee and the full Board on the progress of Boeing’s sustainability objectives and stakeholder-oriented reports.

Boeing actively reviews trade associations’ alignment with stated positions.

Boeing joins trade associations that represent a broad spectrum of views on industry and policy issues that are aligned to our business interests and create shareholder value. Boeing believes that executing on our long-term strategy includes actively engaging and sharing our viewpoints on public policy matters with our industry and other associations. Our membership in numerous organizations, including Aerospace Industries Association, Business Roundtable, The National Association of Manufacturers, U.S. Chamber of Commerce, and Association of Washington Business, among others, provides us the opportunity to engage and provide our perspectives on many topics to advance policy development, including on climate change. However, given the wide range of issues addressed by these organizations and the diverse views and interests of their members, there may be areas in which Boeing’s interests are not fully aligned with the interests or positions taken by an organization.

Nonetheless, Boeing believes that the overall benefit of its memberships in trade associations often outweighs the differences that may arise periodically. Boeing’s Government Operations team closely engages with partner trade associations and think tanks and reviews advocacy undertaken by such groups to help ensure overall alignment with Boeing’s values and business priorities on issues such as climate change. If a think tank or trade association takes a stance that differs from Boeing’s, the Government Operations team works to educate the organization (or its members) on Boeing’s position and attempts to find common ground. If common ground is not possible, Boeing prioritizes its efforts with other third parties with regard to that specific issue, and, if necessary, reduce or withdraw its support. In instances like this, Boeing communicates to the appropriate policymakers or regulators that the position in question does not reflect the Company’s views.

The Board believes that a proposal seeking an additional report containing much of the same information we already disclose would not add value to shareholders, yet would result in the expenditure of additional resources by the Company and could create confusion.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 5.

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SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

Shareholder Proposal — Racial and Gender Pay Gap Disclosure (Item 6)

This proposal was submitted by James McRitchie, 929 Yorkship Court, Elk Grove, CA 95758, the beneficial owner of 15 shares of Boeing common stock.

ITEM 6 Racial and Gender Pay Gap Disclosure

Resolved: James McRitchie of CorpGov.net and other shareholders request The Boeing Company (Boeing) report annually on unadjusted median and adjusted pay gaps across race and gender globally and/or by country, where appropriate, including associated policy, reputational, competitive, operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy, and legal compliance information.

Racial/gender pay gaps are defined as the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings.

Supporting Statement: Pay inequities persist across race and gender. They pose substantial societal and company risks. Black workers’ median annual earnings represent 77 percent of white wages. The median income for women working full time is 84 percent that of men. Intersecting race, Black women earn 76 percent and Latina women 63 percent.1 At the current rate, women will not reach pay equity until 2059, Black women in 2130, and Latina women in 2224.2

Citigroup estimated closing minority and gender wage gaps 20 years ago could have generated $12 trillion in additional national income. PwC estimates the gender pay gap costs OECD economies $2 trillion annually.

Minorities represent 35.8% of Boeing’s United States workforce and 21.8% of Executives. Women represent 24.1% of the workforce and 33.2% of executive leadership.3 Actively managing pay equity is associated with improved representation. Diversity is linked to superior stock performance and return on equity.

Best practice includes:

1.	Unadjusted median pay gaps, assessing equal opportunity to high-paying roles,
2.	Statistically adjusted gaps, assessing whether minorities and non-minorities, men and women, are paid the same for similar roles.

Boeing does not report quantitative unadjusted or adjusted pay gaps. 50 percent of the 100 largest U.S. companies by market capitalization report adjusted gaps. An increasing number of companies disclose unadjusted gaps to address the structural bias women and minorities face regarding job opportunity and pay.

Racial and gender unadjusted median pay gaps are accepted as the valid way of measuring pay inequity by the United States Census Bureau, Department of Labor, OECD, and International Labor Organization. The United Kingdom and Ireland mandate disclosure of median pay gaps, and the United Kingdom is considering racial pay reporting.

While Boeing reports diversity data, unadjusted median and adjusted pay gaps would show how Boeing assigns value to its employees. Pay gap reporting provides digestible, comparable data to determine progress over time.

An annual report adequate for investors to assess performance could integrate base, bonus, and equity compensation to calculate:

•	percentage median and adjusted gender pay gap, globally and/or by country
•	percentage median and adjusted racial/minority/ethnicity pay gap, U.S. and/or by country

Supporting data:

https://static1.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae 60492/164726 5128087/Racial+Gender+Pay+Scorecard+2022+-+Arjuna+Capital.pdf

Diversity Improves Stock Performance.

Vote FOR ITEM 6 Racial and Gender Pay Gap Disclosure

[1]	https://www.census.gov/data/tables/time-series/demo/income-poverty/cps-pinc/pinc-05.html-par_textimage_24
[2]	https://static1.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae60492/1647265128087/Racial+Gender+Pay+Scorecard+2022+-+Arjuna+Capital.pdf
[3]	https://www.boeing.com/resources/boeingdotcom/principles/diversity-and-inclusion/assets/pdf/Boeing_GEDI_Report_FINAL.pdf

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SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have discussed the subject matter of this proposal with many of our largest shareholders, and the Board’s view with respect to this proposal was informed by those discussions. For the following reasons, the Board unanimously recommends that you vote AGAINST this proposal.

Boeing is committed to diversity, equity and inclusion, and has in place robust policies and practices designed to ensure pay equity.

Boeing is committed to building a diverse, collaborative and inclusive environment that empowers employees to achieve their maximum potential. Equal pay for equal work—independent of race, gender or ethnicity—is foundational to this commitment. We hold ourselves accountable by ensuring pay equity at the time of initial job offer and conducting compensation reviews at least annually to ensure employees are compensated equitably throughout their careers—independent of race, gender or ethnicity. In connection with the hiring process, Boeing does not ask candidates for their pay history and instead relies on benchmarking data to ensure competitive and equitable pay. Over the course of an employee’s tenure, Boeing analyzes data for more than 1,200 unique job groups to identify and close any pay gaps that cannot be explained by objective factors such as tenure, skills, location and time in the position. In addition, Boeing engages consultants to conduct privileged analyses of adjusted pay gaps on a regular basis. Boeing proactively acts by making compensation adjustments to address unexplained pay differences regardless of race, gender, or ethnicity.

In response to shareholder feedback and to further enhance Boeing’s ability to conduct more frequent compensation reviews and real time analysis of the impact of pay changes related to annual increases, promotions or other talent moves, Boeing procured a workplace equity analytics platform. In the second quarter of 2024, Boeing will begin using the platform on a global basis to provide additional data and help identify any inequities in compensation, and analyze, resolve and prevent disparities in pay.

Boeing is dedicated to transparency and meaningful disclosures with respect to its equity, diversity and inclusion initiatives and its progress in this area.

Boeing annually reports on its equity, diversity and inclusion efforts through both its Sustainability Report and Global Equity, Diversity & Inclusion (GEDI) Report. The annual GEDI Report includes metrics on women and women of color, racial and ethnic minorities, disability, gender identity and sexual orientation, and veteran status, and outlines key progress toward a more diverse and inclusive workforce. These metrics provide largely the same information that unadjusted pay gap reporting would show. Boeing also discloses diversity data in its publicly available consolidated EEO-1 report. Boeing believes that its policies regarding employment are in compliance with all applicable laws.

The Board maintains strong oversight of equity, diversity and inclusion matters.

The Governance & Public Policy Committee of the Board is responsible for monitoring and reviewing corporate sustainability matters, including equity, diversity and inclusion. The Vice President of Global Equity, Diversity & Inclusion and the Executive Vice President and Chief Human Resources Officer brief the Governance & Public Policy Committee, and the Executive Vice President and Chief Human Resources Officer also briefs the full Board, on the Company’s progress and actions related to equity, diversity and inclusion.

Boeing also focuses on ensuring that more of our manager and executive interview slates are diverse and that more management and executive selections are made through a competitive process rather than direct placement in order to ensure broader pools of diverse, qualified talent. This promotes a culture of transparency, where opportunities are visible and talent can compete for those roles. Our Board has also reviewed our progress on this commitment.

Based on Boeing’s extensive policies and proactive practices to ensure pay equity and equal opportunity in hiring, promotions, and advancement, its evolving disclosures relating to equity, diversity and inclusion, and the Board’s direct oversight of these matters, the Board believes that this proposal would not add value to shareholders yet would result in the expenditure of additional resources by the Company and increase potential litigation risks.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 6.

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SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

Shareholder Proposal — Report on Risks Related to Diversity, Equity & Inclusion Efforts (Item 7)

This proposal was submitted by National Center for Public Policy Research, 2005 Massachusetts Ave. NW, Washington, DC, 20036, the beneficial owner of more than $2,000 of Boeing common stock.

Report to Shareholders on Risks Created by the Company’s Diversity, Equity, and Inclusion Efforts

WHEREAS:

The US Supreme Court ruled in SFFA v. Harvard on June 29, 2023, that discriminating on the basis of race in college admissions violates the equal protection clause of the 14th Amendment.1

Attorneys General of 13 States warned Fortune 100 companies on July 13, 2023, that SFFA implicated corporate DEI programs.2

Prior legal advice regarding the legality of racially discriminatory programs has been called into question post-SFFA.3

Recent analysis of American Fortune 100 hiring in the wake of the 2020 race riots found that whites were excluded from 94% of the hiring decisions,4 a statistic that itself provides prima facie proof of illegal discrimination on the basis of race by these companies, given that whites constitute 76% of the American population.5

Boeing is explicitly involved in discriminating on the basis of race and other protected categories, stating that: “To advance equity and diversity ... we will strive to achieve by 2025”: (1) “Increase the Black representation rate in the U.S. by 20%”; (2) “Achieve parity in retention rates of all groups”; (3) “Close representation gaps for historically underrepresented groups.”6 In addition, Boeing is expressly incentivizing employees to engage in this racial and other discrimination, stating that “we are galvanizing our entire workforce to improve equity through annual incentives to advance equitable talent selections.”7 Finally, Boeing allocates additional resources via “Business Resource Groups” that also appear facially discriminatory in light of group names like the “Boeing Black Employees Association.”8

RESOLVED:

Shareholders ask that the board commission and publish a report on (1) whether the Company participates in any practices that affect employees, suppliers, contractors, retained professionals or others that prioritize Company DEI initiatives in such a way as to create risks of discriminating on the basis of protected categories like race and sex, and (2) the potential costs of such discrimination to the business.

SUPPORTING STATEMENT:

In just the past year, a corporation was successfully sued for a single case of discrimination against a white employee resulting in an award of more than $25 million.9 And the risk of being sued for such discrimination appears only to be rising.10 With roughly 140,000 employees,11 Boeing likely has at least 100,000 employees who are potentially the victims of this type of illegal discrimination because they are white, Asian, male, or straight.12 Accordingly, even if only 10 percent of such employees were to file suit, and only 10 percent of those prove successful, the cost to the company could exceed $20 billion. And while racial equity audits can run to $3 or $4 million, this report should cost much less, as it need review only the potentially discriminatory programs, unless Boeing has established so many such programs that its liability for this discrimination must be expected to be much higher.

[1]	https://www.scotusblog.com/case-files/cases/students-for-fair-admissions-inc-v-president-fellows-of-harvard-college/
[2]	https://ag.ks.gov/docs/default-source/documents/corporate-racial-discrimination-multistate-letter.pdf?sfvrsn=968abc1a_2
[3]	https://freebeacon.com/democrats/starbucks-hired-eric-holder-to-conduct-a-civil-rights-audit-the-policies-he-blessed-got-the-coffee-maker-sued/
[4]

https://www.bloomberg.com/graphics/2023-black-lives-matter-equal-opportunity-corporate-diversity/ https://www.dailywire.com/news/bloomberg-flubs-data-for-bombshell-report-that-only-6-of-new-corporate-hires-are-white

[5]	https://www.census.gov/quickfacts/fact/table/US/PST045222
[6]	https://www.boeing.com/principles/diversity-and-inclusion/index.page
[7]	Id.
[8]	Id.
[9]	https://www.foxbusiness.com/features/starbucks-manager-shannon-phillips-wins-25-million-lawsuit-fired-white-donte-robinson-rashon-nelson
[10]

See, e.g., https://aflegal.org/america-first-legal-files-class-action-lawsuit-against-progressive-insurance-for-illegal-racial-discrimination/; https://aflegal.org/afl-files-federal-civil-rights-complaint-against-activision-for-illegal-racist-sexist-and-discriminatory-hiring-practices-and-sends-letter-to-activision-board-
demanding-they-end-unlawful-dei-polici/; https://aflegal.org/america-first-legal-files-federal-civil-rights-complaint-against-kelloggs-warns-management-that-its-violating-fiduciary-duties/

[11]	https://www.boeing.com/company/general-info/
[12]	https://www.census.com/quickfacts/fact/table/US/PST045222

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SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. For the following reasons, the Board unanimously recommends that you vote AGAINST this proposal.

People are Boeing’s most vital asset. Boeing has developed policies and practices designed to ensure that we hire, promote and retain the best talent, to help us remain competitive, create innovative products for our customers and return value to our shareholders.

Boeing’s non-discrimination and harassment policy provides that we attract, promote and retain the best qualified people available without regard to race, color, religion, national origin, gender, sexual orientation, gender identity, age, physical or mental disability, or veteran status. Our nondiscrimination policy applies to applicants as well as employees and covers all terms and conditions of employment, including recruiting, hiring, transfers, promotions, terminations, compensation and benefits. Discrimination or harassment based on any of the above factors is prohibited, as is retaliation against a person who has made a complaint or given information regarding possible violations of this policy.

At Boeing, we strive to build a culture where all team members feel seen, heard, valued and respected and an open and honest environment that encourages collaboration. We introduced the Seek, Speak & Listen habits to build stronger teams, achieve better business outcomes and strengthen a culture of inclusion.

We are committed to strong Board oversight and transparency through comprehensive reporting on our diversity metrics and progress in our Global Equity, Diversity & Inclusion Report and our Sustainability Report, among other public disclosures.

The Governance & Public Policy Committee of the Board is responsible for monitoring and reviewing human capital management, including equity, diversity and inclusion. The Vice President of Global Equity, Diversity & Inclusion and the Executive Vice President and Chief Human Resources Officer briefs the Governance & Public Policy Committee, and the Executive Vice President and Chief Human Resources Officers also briefs the full Board, on the Company’s hiring practices, including actions related to equity, diversity and inclusion. Boeing also focuses on ensuring that more of our manager and executive interview slates are diverse and that more management and executive selections are made through a competitive process rather than direct placement in order to ensure broader pools of diverse, qualified talent. Boeing does not make hiring decisions on the basis of race, gender, or ethnicity.

Boeing releases an annual Global Equity, Diversity & Inclusion Report, in which we share our demographics data, progress toward our company’s six 2025 aspirations, and our progress and successes across the enterprise and around the world. We also share an overview of our equity, diversity and inclusion progress in our annual Sustainability Report and share our workplace diversity data in our consolidated EEO-1 report. Talent data and Boeing’s culture surveys show we are making progress in creating the inclusive culture in which all our employees feel appreciated and heard.

Based on our commitment to hire, promote and retain the best talent, robust Board oversight, and our comprehensive disclosures through our annual GEDI Report and annual Sustainability Report, the Board believes that a proposal seeking an additional report containing much of the same information we already disclose would not add value to shareholders yet would result in the expenditure of additional resources by the Company and could create confusion.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 7.

Shareholder Proposal — Adoption of Value Chain Emission Reduction Target (Item 8)

This proposal was submitted by Amalgamated Bank, as Trustee of Longview Largecap 500 Index Fund, 2005 Massachusetts Ave. NW, Washington, DC, 20036, the beneficial owner of 60,573 shares of Boeing common stock.

WHEREAS: The Intergovernmental Panel on Climate Change reports that immediate and significant emissions reductions are required of all market sectors to stave off the worst consequences of climate change.1 Decarbonizing the industrial and aviation industries is a critical component of global decarbonization, according to the International Energy Agency.2 Investor demand for science-aligned emission reductions and transition planning reflects the reality that climate-related risk-exposure is growing alongside proposed and implemented regulations.3

97	2024 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

Boeing is subject to substantial emerging regulation and increasing costs in the U.S. and abroad regarding its emissions-intensive processes and products.4 The Federal Supplier Climate Risks and Resilience Proposed Rule would require large federal contractors, such as Boeing, to disclose Scope 1, 2, and 3 emissions and set science-based emissions reduction targets.5 By reducing emissions from its full value chain, Boeing can reduce regulatory burdens and better assess technological changes, capital deployment, and financial opportunities.

Boeing’s disclosures lack forward-looking and quantitative action plans to reduce value chain emissions in line with the Paris Agreement’s goal of limiting global warming to 1.5 degrees Celsius (1.5°C). The Company’s current commitments do not set a target to reduce value chain emissions, which comprise 99% of its total emissions, and rely largely on carbon offsetting. With increasing investor scrutiny on emissions reduction claims, Boeing’s use of carbon offsetting exposes the Company to increasing risk of reputational damage or litigation.6 Furthermore, over the past two years, Boeing’s total emissions continue to increase.7

While Boeing supports the commercial aviation industry’s ambition to achieve net-zero emissions by 2050, the Company does not have a value chain emissions reduction target covering its own enterprise. Industry collaboration will be indispensable in decarbonizing; however, Boeing can also position itself through proactive planning and governance to reduce risks and lead in sustainability. Aviation and industrial companies are galvanizing action and investment toward decarbonizing. Peers BAE Systems, Safran, Ford, and Honeywell have established targets through the Science Based Targets initiative and have measurable emission reduction targets across their value chains.8

By setting science-aligned emission reduction targets across its full value chain and providing a comprehensive transition plan, Boeing can improve against peers, prepare for regulation, and position itself to maximize benefits from climate-related opportunities.

RESOLVED: Shareholders request that Boeing adopt a value chain emission reduction target covering all non-de minimis emission categories in alignment with the Paris Agreement’s 1.5°C goal, requiring net zero emissions by 2050 or sooner.

SUPPORTING STATEMENT: Proponents recommend, at Board discretion, that the Company:

•	Disclose a timeline for setting 1.5°C-aligned near-term emission reduction targets;

•	Disclose a timeline for setting long-term net zero goals including the full value chain;

•	Include an enterprise-wide climate transition plan to achieve emissions reduction goals across all relevant emission scopes;

•	Annually report progress towards meeting value chain emission reduction goals.

[1]	https://www.ipcc.ch/report/ar6/syr/downloads/report/IPCC_AR6_SYR_FullVolume.pdf p.20
[2]	https://iea.blob.core.windows.net/assets/13dab083-08c3-4dfd-a887-42a3ebe533bc/NetZeroRoadmap_AGlobalPathwaytoKeepthe1.5CGoalinReach-2023Update.pdf p.87, p. 88
[3]	https://www.weforum.org/agenda/2023/10/climate-loss-and-damage-cost-16-million-per-hour/; https://corpgov.law.harvard.edu/2023/01/30/eu-finalizes-esg-reporting-rules-with-international-impacts/
[4]

https://www.boeing.com/resources/boeingdotcom/principles/environment/pdf/Boeing_CDP_Climate_Response_Final.pdf, p.10; https://www.ft.com/content/7a0dd553-fa5b-4a58-81d1-e500f8ce3d2a; https://www.npr.org/2023/10/12/1205068747/climate-change-emissions-companies-disclosure-sec-california

[5]	https://www.sustainability.gov/federalsustainabilityplan/fed-supplier-rule.html
[6]	https://www.theguardian.com/environment/2023/may/30/delta-air-lines-lawsuit-carbon-neutrality-aoe
[7]

https://www.boeing.com/resources/boeingdotcom/principles/environment/pdf/Boeing_CDP_Climate_Response_Final.pdf ,C6; https://www.cdp.net/en/formatted_responses/responses?campaign_id=74241094&discloser_id=891610&locale=en&organization_name=Boeing+Company& organization_number=2017&program=Investor&project_year=2021&redirect=https%3A%2F%2Fcdp.credit360.com%2Fsurveys%2 F2021%2Fdbbr64mv%2F145284&survey_id=73557641,C6

[8]	https://sciencebasedtargets.org/companies-taking-action

Board of Directors’ Statement Against the Shareholder Proposal

The Board has carefully considered this proposal and believes that it is not in the best interests of our shareholders. We have discussed the subject matter of this proposal with many of our largest shareholders, and the Board’s view with respect to this proposal was informed by those discussions. For the following reasons, the Board unanimously recommends that you vote AGAINST this proposal.

We consider climate change to be an urgent issue and we have aligned our business to support net-zero emissions in Boeing operations and for our industry.

Safe and sustainable aerospace is an imperative for our commercial and government customers, communities, and current and future employees. We recognize the importance of addressing climate change and we aggressively pursue greenhouse gas (GHG) emissions reductions, aligning resources across our organization and engaging with our Board in actively overseeing our efforts. The Governance & Public Policy Committee of the Board is responsible for the oversight of sustainability matters, including those related to climate change. The Chief Sustainability Officer, an Executive Council member reporting to Boeing’s CEO, regularly updates the Governance & Public Policy Committee and the full Board on the progress of Boeing’s sustainability objectives and stakeholder-oriented reports.

2024 Proxy Statement	98

SHAREHOLDER PROPOSALS (ITEMS 4 - 8)

Boeing already discloses certain Scope 1, 2 and 3 emissions and has set appropriate emission reduction goals.

We are committed to transparency in climate disclosures and publish an annual Sustainability Report, in which we release our climate-related targets for the near- and long-term. Boeing strives to reduce operational GHG emissions, both during times of growth and during times of challenge. For the last several years, Boeing has maintained workplace net-zero GHG emissions at manufacturing sites and other facilities (Scope 1 and Scope 2) by expanding conservation and renewable energy use while securing third-party-verified offsets for the remaining GHG emissions. We have also voluntarily maintained net-zero GHG emissions for our business travel (Scope 3, Category 6). Our GHG emissions inventory is independently verified and undergoes a limited assurance process annually. We have also disclosed our 2030 goals that include the absolute reduction of operational GHG emissions by 55% (against a 2017 base year) and near-term 2025 target of reducing emissions by 25% (against a 2017 base year). The 2025 goals will act as a milestone to guide actions and progress to the 2030 goals. Additionally, we have set a goal to achieve 100% renewable electricity by 2030 in our operations through a variety of verifiable mechanisms, including direct sourcing. We also disclose our progress towards our 2025 and 2030 goals in our annual Sustainability Report.

Our 2030 targets for Scope 1 and 2 emissions were developed in support of the global ambition of limiting warming to 1.5 °C as part of the Paris Agreement. We also support the commercial aviation sector’s ambition to achieve net-zero carbon emissions for global civil aviation operations by 2050, which for Boeing, focuses on Scope 3, Category 11 emissions (use of sold products). Consistent with the Climate Action 100+ Net Zero Company Benchmark (v1.1) sector classification and Scope 3 emissions application, of the 15 categories of emissions in the value chain, only Category 11 emissions (use of sold products) are material to Boeing.

Boeing discloses Scope 3 use of sold products emissions for commercial and defense aircraft, an important step towards understanding our contributions and potential reduction pathways. We address Scope 3 use of sold products emissions collaboratively as an industry, and we believe this approach is appropriate for our sector. Achieving the desired decarbonization will require decades-long partnerships with airlines, and various industries, governments and research institutions. Building on our history of engagements and collaboration within and across industries, in 2023, Boeing convened participants from the aviation, energy, policy and finance sectors at our Sustainable Aerospace Together forum to discuss industry challenges and potential solutions. Elements of this transition will take time as well as further advances in technology and policy collaborations with governments around the world.

Boeing is actively developing low-carbon transition plans for our commercial products with meaningful milestones, and we continue to be transparent with our stakeholders as we report on our progress.

Achieving the commercial aviation industry’s climate aspirations requires a portfolio of solutions and partnerships to allow our industry sector to decarbonize. Boeing’s strategy to decarbonize aerospace focuses on four key areas: fleet renewal, network operational efficiency, renewable energy transition and advanced technology. Safe, sustainable aerospace requires different certified solutions tailored to the needs, capabilities and constraints of different regions and markets. This is not work that can be accomplished by setting goals and working independently of our suppliers and our customers, including the U.S. Department of Defense.

We have made solid progress in areas where we see the biggest potential. Boeing’s newest airplanes are 20-30% more efficient than the in-service airplanes they replace. Boeing is collaborating closely with suppliers to achieve our 2030 goal to have all commercial airplanes we deliver be compatible with sustainable aviation fuels (SAF). Boeing is focused on multiple areas to catalyze SAF scaling, including investing in airplane efficiency and compatibility, purchasing SAF for our own fuel use in our operations, engaging with global regulators, promoting robust sustainability criteria, and investing in our data modeling and scenario analysis tool, The Boeing Cascade Climate Impact Model (Cascade). Cascade allows the industry to visualize, for the first time, the total climate impact of each of our major paths to decarbonize aviation and to inform the most impactful and effective strategies to reach net zero by 2050, while accounting for the life cycle impact of renewable energy and use of alternative energy carriers. While SAF is a necessary lever to decarbonize commercial aviation, we have a “SAF and” view to achieving the commercial aviation industry’s ambition to be net zero by 2050. As part of the “SAF and” approach, Boeing continues to advance the viability of other approaches to sustainable aviation.

Based on our robust existing and developing plans for operations, products, and services, our existing near- and long-term climate goals for 2025 and 2030, and support for the commercial aviation industry’s 2050 goal, our extensive annual sustainability reporting on progress towards these goals, and our work with all stakeholders to build a more sustainable future together for aerospace, the Board believes that a proposal seeking a value chain emission reduction target would not add value to shareholders yet would result in the expenditure of additional resources by the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 8.

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ANNUAL MEETING INFORMATION

Attending the Virtual Annual Meeting

Time and Location

Boeing’s 2024 Annual Meeting of Shareholders will be held by webcast on Friday, May 17, 2024, beginning at 11:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/BA2024.

Eligible Attendees

Attendance is limited to registered and beneficial Boeing shareholders as of the record date. Please note that attendance at the annual meeting is subject to capacity limits set by the virtual meeting platform provider and access will be given on a first come, first served basis.

Meeting Access and Technical Difficulties

In order to attend the annual meeting, visit www.virtualshareholdermeeting.com/BA2024 and enter your unique 16-digit voting control number found on your proxy card, email, notice of internet availability of proxy materials or voting instruction form. Online access to the audio webcast will open at 10:45 a.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual annual meeting website. Technicians will be available to assist you.

Asking Questions

We have designed the format of the virtual annual meeting so that shareholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. If you are a registered or beneficial Boeing shareholder as of the record date, you may submit questions in writing prior to the meeting at www.proxyvote.com using your unique 16-digit control number found on your proxy card, email, notice of internet availability of proxy materials or voting instruction form or during the meeting at www.virtualshareholdermeeting.com/BA2024 using the same unique 16-digit voting control number. We will answer as many questions submitted by shareholders as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Frequently Asked Questions

Why is it so important that I promptly vote my shares?

We value your input. Regardless of the number of shares you hold, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How does the Board recommend that I vote?

FOR the election of each of the 11 director nominees named in this proxy statement (Item 1)
FOR the approval, on an advisory basis, of named executive officer compensation (Item 2)
FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2024 (Item 3)
AGAINST the shareholder proposal seeking a review of China business and ESG commitments (Item 4)
AGAINST the shareholder proposal seeking a report on climate lobbying (Item 5)
AGAINST the shareholder proposal seeking racial and gender pay gap disclosure (Item 6)
AGAINST the shareholder proposal seeking a report on risks related to diversity, equity & inclusion efforts (Item 7)
AGAINST the shareholder proposal seeking adoption of value chain emission reduction target (Item 8)

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ANNUAL MEETING INFORMATION

How may I vote my shares?

Beneficial Shareholders

If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank or other holder of record. Many brokers provide the option of voting by internet at www.proxyvote.com or by calling 1-800-454-8683. You will need your unique 16-digit voting control number, which can be found on the notice of internet availability of proxy materials, email or voting instruction form provided by your broker, bank or other holder of record. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on Thursday, May 16, 2024. You may also vote your shares during the annual meeting. To do so, visit www.virtualshareholdermeeting.com/BA2024 on the date of the meeting and have your unique 16-digit voting control number available.

Registered Shareholders

If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903, or by signing and returning your proxy card. To vote by internet or telephone, you will need your unique 16-digit voting control number, which can be found on your proxy card, email or notice of internet availability of proxy materials. Proxies submitted by internet or telephone must be received by 11:59 p.m. Eastern Time, on Thursday, May 16, 2024. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board. You may also vote your shares during the annual meeting. To do so, visit www.virtualshareholdermeeting.com/BA2024 on the date of the meeting and have your unique 16-digit voting control number available.

The Boeing Company 401(k) Plan Participants

If you have an interest in Boeing stock through participation in Boeing’s 401(k) plan, you do not have actual ownership of the shares held in the 401(k) plan (the Plan Shares). The Plan Shares are registered in the name of the trustee. As a plan participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your unique 16-digit voting control number, which can be found on your proxy card or email. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of Boeing stock shown on your proxy card includes all shares registered in your name and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received no later than 11:59 p.m. Eastern Time, on Thursday, May 9, 2024. If you do not submit voting instructions before the deadline, the trustee will vote your Plan Shares in the same manner and proportion as the Plan Shares with respect to which voting instructions have been received before the deadline, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.

May I revoke my proxy or change my vote?

Beneficial Shareholders

Beneficial shareholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Shareholders

Registered shareholders may revoke their proxies or change their voting instructions at any time before 11:59 p.m. Eastern Time, on Thursday, May 16, 2024, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by voting during the virtual annual meeting at www.virtualshareholdermeeting.com/BA2024.

The Boeing Company 401(k) Plan Participants

Participants in Boeing’s 401(k) plan may revoke their proxies or change their voting instructions at any time before 11:59 p.m., Eastern Time, on Thursday, May 9, 2024, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy. Plan participants cannot revoke their proxies or change their voting instructions during the annual meeting because the trustee will not be present.

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ANNUAL MEETING INFORMATION

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “FOR” votes than “AGAINST” votes. Because we did not receive proper advance notice in accordance with our By-Laws of any shareholder nominees for director, this election of directors is an uncontested election. Abstentions and “broker non-votes” will have no effect on the election of directors.

All Other Proposals (Items 2 through 8)

Shareholders may vote “FOR” or “AGAINST” each of the other proposals, or may abstain from voting. Delaware law and our Bylaws require the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the subject matter for the approval of Items 2 through 8. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “AGAINST” Items 2 through 8. “Broker non-votes,” if any, will have no effect on these items.

What are “broker non-votes”?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, NYSE rules allow that firm to vote your shares only on routine matters. Item 3, the ratification of the appointment of our independent auditor for 2024, is the only matter for consideration at the meeting that NYSE rules deem to be routine. For all matters other than Item 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who is entitled to vote at the 2024 Annual Meeting?

Holders of Boeing stock at the close of business on March 27, 2024 are entitled to receive a formal Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 613,160,340 shares of common stock outstanding, of which approximately 613,158,178 were eligible to vote. (Shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.)

A list of our registered shareholders as of the close of business on the record date will be available during the annual meeting and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time, at the Office of the Corporate Secretary, The Boeing Company, 929 Long Bridge Drive, MC 7949-5929, Arlington, Virginia 22202-4208. A shareholder may examine the list for any legally valid purpose related to the annual meeting. To access such a list, shareholders should email cso@boeing.com.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and “broker non-votes”) will be counted for the purpose of establishing a quorum at the meeting.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting in accordance with the shareholder’s instructions. If you are a registered shareholder or have an interest in Boeing stock through the Boeing 401(k) plan and return a signed proxy card that omits voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board. If a broker or other financial institution holds your shares in its name, NYSE rules prohibit your broker from voting your shares on all items other than Item 3 absent your instruction, so you must provide instructions on these items for your vote to count.

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ANNUAL MEETING INFORMATION

How may I expedite delivery of future proxy materials by receiving them electronically?

Registered Shareholders

Instead of receiving copies of our proxy materials in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources and reduce Boeing’s printing and mailing costs. For additional information or to elect this option, please access www.computershare.com/investor.

Beneficial Shareholders

Many brokers and banks offer electronic delivery of proxy materials to their clients. For additional information, please contact your broker, bank or other holder of record.

Are there any other items of business that will be addressed at the annual meeting?

The Board is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to aid in the solicitation of proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone, email, and other online methods. Morrow Sodali has contacted brokerage houses, other custodians, and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse these parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, all director nominees have executed irrevocable resignations that would be effective upon (1) such nominee’s failure to receive the required vote at the annual meeting and (2) the Board’s acceptance of such resignation. As set forth in our director resignation policy, which is described in our Corporate Governance Principles, the Board will act upon, and publicly disclose its decision with respect to, any tendered resignation within 90 days from the date of the certification of the election results.

How may I recommend individuals to serve as directors?

Shareholders may recommend qualified candidates for consideration by the GPP Committee by writing at any time to the Office of the Corporate Secretary, The Boeing Company, 929 Long Bridge Drive, MC 7949-5929, Arlington, Virginia 22202-4208. The correspondence must state the name, age and qualifications of the person proposed for consideration. The GPP Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2023 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, this proxy statement and the 2023 annual report are also available at www.proxyvote.com. In addition, our Annual Report on Form 10-K, including

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ANNUAL MEETING INFORMATION

financial statements, is available at http://investors.boeing.com/investors/reports and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4550 or writing Mail Services, The Boeing Company, P.O. Box 3707, Mail Code 3T-00, Seattle, Washington 98124-2207.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we may provide you with access to proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet Availability of Proxy Materials to some of our shareholders. The notice provides instructions for accessing this proxy statement and our 2023 annual report at www.proxyvote.com. The notice also explains how shareholders may request printed proxy materials for this or future annual meetings.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare Trust Company N.A., P.O. Box 43006, Providence, Rhode Island 02940-3006 or by calling 888-777-0923 (toll-free for domestic U.S. callers) or 781-575-3400 (non-U.S. callers may call collect). Beneficial shareholders who have the same address and wish to receive a separate copy of the annual report or proxy statement in the future should contact their broker, bank or other holder of record.

The 2025 Annual Meeting

Proposals for Inclusion in 2025 Proxy Statement

If you wish to submit a proposal for inclusion in our 2025 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your proposal at the address below no later than Friday, December 6, 2024.

Director Nominations for Inclusion in 2025 Proxy Statement (Proxy Access)

Subject to certain requirements, our By-Laws permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our annual meeting proxy materials directors constituting the greater of two individuals and 20% of the Board (rounded down). Any such nomination must be received at the address below no earlier than the close of business on Wednesday, November 6, 2024 and no later than the close of business on Friday, December 6, 2024. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Other Proposals or Nominations

Our By-Laws require that we receive advance written notice for any shareholder proposal or director nomination that is not submitted for inclusion in our proxy statement. Any such proposal or nomination must be received at the address below no earlier than the close of business on Friday, January 17, 2025 and no later than the close of business on Sunday, February 16, 2025. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website, and all the requirements set forth in Rule 14a-19(b).

Where to Send All Proposals and Nominations

Office of the Corporate Secretary

The Boeing Company

929 Long Bridge Drive

MC 7949-5929

Arlington, Virginia 22202-4208

2024 Proxy Statement	104

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under Generally Accepted Accounting Principles in the United States of America (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Set forth below are definitions of the non-GAAP financial measures used in this proxy statement, as well as tables that reconcile these non-GAAP financial measures with the most directly comparable GAAP financial measures.

Free cash flow is GAAP operating cash flow reduced by capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

(dollars in millions)
Years ended December 31,	2023	2022
Operating cash flow (GAAP)	$5,960	$3,512
Less additions to property, plant & equipment	($1,527)	($1,222)
Free cash flow (non-GAAP)	$4,433	$2,290

Core operating earnings/(loss) is defined as GAAP earnings/(loss) from operations excluding the FAS/CAS service cost adjustment. The FAS/CAS service cost adjustment represents the difference between the Financial Accounting Standards (FAS) pension and postretirement service costs calculated under GAAP and costs allocated to the business segments. Core earnings/(loss) per share is defined as GAAP diluted earnings/(loss) per share excluding the net earnings/(loss) per share impact of the FAS/CAS service cost adjustment and non-operating pension and post-retirement expenses. Non-operating pension and postretirement expenses represent the components of net periodic benefit costs other than service cost. Pension costs allocated to BDS and BGS businesses supporting government customers are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings/(loss) and core earnings/(loss) per share for purposes of evaluating and forecasting underlying business performance. Management believes these core measures provide investors additional insights into operational performance as they exclude non-service pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts.

(dollars in millions)
Years ended December 31,	2023	2022
Loss from operations (GAAP)	($773)	($3,519)
FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment	($799)	($849)
Postretirement FAS/CAS service cost adjustment	($257)	($294)
FAS/CAS service cost adjustment	($1,056)	($1,143)
Core operating loss (non-GAAP)	($1,829)	($4,662)

A-1	2024 Proxy Statement

APPENDIX A

Year ended December 31, 2023	$ millions	Per Share
Diluted loss per share (GAAP)		($3.67)
Pension FAS/CAS service cost adjustment	($799)	($1.32)
Postretirement FAS/CAS service cost adjustment	($257)	($0.42)
Non-operating pension expense	($529)	($0.87)
Non-operating postretirement expense	($58)	($0.10)
Provision for deferred income taxes on adjustments*	$345	$0.57
Subtotal of adjustments	($1,298)	($2.14)
Core loss per share (non-GAAP)		($5.81)
Weighted average diluted shares (in millions)		609.5

* The income tax impact is calculated using the U.S. corporate statutory tax rate.

2024 Proxy Statement	A-2

THE BOEING COMPANY 929 LONG BRIDGE DRIVE ARLINGTON, VA 22202
VOTE BY INTERNET - Before The Meeting:
Go to www.proxyvote.com or scan the QR Barcode above using your smartphone to transmit your voting instructions. Have this proxy card in hand when you access the website and follow the instructions. Vote by 11:59 p.m. ET on Thursday, May 16, 2024, for shares held directly and by 11:59 p.m. ET on Thursday, May 9, 2024 for shares held in the Plan.
During The Meeting:
Go to www.virtualshareholdermeeting.com/BA2024. Have this proxy card in hand when you access the website and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have this proxy card in hand when you call and follow the instructions. Vote by 11:59 p.m. ET on Thursday, May 16, 2024 for shares held directly and by 11:59 p.m. ET on Thursday, May 9, 2024 for shares held in the Plan.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ATTENDING THE VIRTUAL ANNUAL MEETING To attend the Annual Meeting, visit www.virtualshareholdermeeting.com/BA2024 and enter your unique 16-digit voting control number in the box below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V41949-P05571 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 THE BOEING COMPANY

The Board of Directors recommends you vote FOR the following 11 director nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	Robert A. Bradway	☐	☐	☐

	1b.	David L. Calhoun	☐	☐	☐

	1c.	Lynne M. Doughtie	☐	☐	☐

	1d.	David L. Gitlin	☐	☐	☐

	1e.	Lynn J. Good	☐	☐	☐

	1f.	Stayce D. Harris	☐	☐	☐

	1g.	Akhil Johri	☐	☐	☐

	1h.	David L. Joyce	☐	☐	☐

	1i.	Steven M. Mollenkopf	☐	☐	☐

	1j.	John M. Richardson	☐	☐	☐

	1k.	Sabrina Soussan	☐	☐	☐

COMPANY PROPOSALS: The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐

3.	Ratify the Appointment of Deloitte & Touche LLP as Independent Auditor for 2024.	☐	☐	☐

SHAREHOLDER PROPOSALS: The Board of Directors recommends you vote AGAINST proposals 4, 5, 6, 7 and 8.		For	Against	Abstain

4.	Review of China Business and ESG Commitments.	☐	☐	☐

5.	Report on Climate Lobbying.	☐	☐	☐

6.	Racial and Gender Pay Gap Disclosure.	☐	☐	☐

7.	Report on Risks Related to Diversity, Equity & Inclusion Efforts.	☐	☐	☐

8.	Adoption of Value Chain Emission Reduction Target.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: In their discretion, the proxies are authorized to vote on such other matters that may properly come before the 2024 Annual Meeting of Shareholders or any other adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Boeing Company 2024 Annual Meeting of Shareholders

Friday, May 17, 2024

11:00 a.m., Eastern Time

www.virtualshareholdermeeting.com/BA2024

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2024 Annual Meeting and Proxy Statement and the 2023 Annual Report are available at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

To save resources and reduce Boeing’s printing and mailing costs, you can elect to receive future proxy materials and other shareholder communications electronically at

www.computershare.com/investor.

IF YOU WISH TO VOTE BY MAIL, FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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V41950-P05571

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS

FRIDAY, MAY 17, 2024

The undersigned hereby appoints Lynn J. Good, Akhil Johri and Steven M. Mollenkopf, and each of them, with full power of substitution, to act as proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned is entitled to vote at the 2024 Annual Meeting of Shareholders, and any adjournment or postponement thereof, with respect to all of the matters indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company 401(k) Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the meeting and any adjournment or postponement thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the proxies named above to vote in their judgment on such other business as may properly come before the Meeting and any adjournment or postponement thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote the Plan share interests. The Plan trustee must receive your proxy instructions no later than 11:59 p.m., Eastern Time, on Thursday, May 9, 2024, or the trustee will vote the Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors.

If you wish to vote by mail, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.